EXHIBIT (c)(vii)
Report entitled “Priorities in Progress 2004-05:
A report to all Queenslanders on outcomes under the
Charter of Social and Fiscal Responsibility

Exhibit C (vii)
Priorities in progress 2004-05
A report to all Queenstanders on outcomes under the Charter of Social and Fiscal Responsibility

Priorities in Progress 2004–05
Queensland Government

Priorities in Progress 2004–05
Published by Queensland Treasury
ISSN 1833-0258
December 2005
© Queensland Government 2005
The Government welcomes feedback on this report.
The content and format of the report continue to evolve over time. It will be further developed and improved to ensure that it remains a valuable resource for the community and a meaningful tool to assist the Government in delivering efficient and effective services to the community.
Any comments or queries may be sent to:
Priorities in Progress 2004–05
Queensland Treasury
GPO Box 611
BRISBANE QLD 4001
Facsimile: (07) 3221 2008
Email:      prioritiesinprogress@treasury.qld.gov.au
This report and previous Priorities in Progress reports can be viewed online at <www.treasury.qld.gov.au>.

Foreword
This is the sixth annual Priorities in Progress report by the Queensland Government, reaffirming our continued commitment to engaging with the community, delivering high quality services and maintaining accountability to the people of Queensland.
The report outlines performance achieved, along with the Government’s policy responses in major economic, social, environmental and strategic governance areas.
While this year’s report continues to cover the spectrum of outcomes of government services, it concentrates on performance and policy directions relating to significant policy issues.
It emphasises the work the Government is undertaking in the key areas of health, employment, economic growth, infrastructure investment and education, among others. Performance in these areas has received significant attention in recent times, and the 2005–06 Budget and the October 2005 Special Fiscal and Economic Statement paid particular attention to resourcing these areas of service delivery.
Readers are encouraged to seek further information on government activities via <www.qld.gov.au>. This website provides links to the numerous services, policies, programs, reviews, legislation and other work in which the Government and government agencies are currently involved.
This Government will continue to explore opportunities to further improve government service delivery and performance and, in doing so, to improve the quality of life for all Queenslanders.
The Honourable Peter Beattie MP
Premier and Treasurer
December 2005

Foreword	Page iii

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Contents

Foreword	iii

Introduction	vii

About the report	vii
Queensland at a glance	viii
Performance at a glance	x

Building Queensland’s economy

A strong diversified economy	1
Performance summary	1
Economic output	2
Employment	3
Exports	8
Economic capacity building	11
Future directions	19

A community of well-skilled and knowledgeable people	23
Performance summary	23
Early phase of learning (preparatory – year 3)	25
Middle phase of learning (years 4–9)	27
Senior phase of learning (15–17 year olds)	28
Lifelong learning	31
Future directions	36

Improved standard of living for all Queenslanders	37
Performance summary	37
Regional planning	38
Real incomes	40
Cost of living	41
Employment and unemployment	42
Future directions	43

Strengthening Queensland communities

Safe and secure communities	45
Performance summary	45
Personal and public safety	46
Criminal justice system	54
Future directions	56

Healthy, active individuals and communities	57
Performance summary	57
Health and wellbeing	58
Health status – selected health conditions	61
Health behaviours	67
Future directions	74

A fair, socially cohesive and culturally vibrant society	77
Performance summary	77
Social cohesion	78
Cultural vibrancy	83
Future directions	84

Protecting Queensland’s environment

A clean, liveable and healthy environment	87
Performance summary	87
Air, land and water quality	88
Climate	92
Future directions	95

Contents	Page v

Maintenance of the natural resource base	97
Performance summary	97
Sustainable use of natural resources	98
Vegetation management	103
Maintenance of biodiversity	104
Future directions	105

Responsive government	107

Performance summary	107
Fiscal objectives	108
Public service workforce	110
Accountability	111
Community engagement	114
Future directions	117

Appendix	119

Index	133

Page vi	Priorities in Progress 2004–05

Introduction
About the report
Building the 2004–05 Priorities in Progress report
This report provides information about the experiences of the Queensland community and the impact of government policies and initiatives in the 2004–05 financial year.
It identifies issues to be considered by the Government in policy development and resource allocation decisions, and supports a continued emphasis on improving service delivery and the effectiveness of public policy development.
Each year, the Government reviews the contents of the report to improve its usefulness. This year’s report reflects a tighter focus of the Government’s priorities to improve its usefulness and readability.
Data have been drawn from a number of sources, including the Australian Bureau of Statistics (ABS) and various government agencies. Data used either relate to the year ended 30 June 2005 or are the most recent available. National sources of data have been used in many instances to enable benchmarking of Queensland’s results to those of other states or national performance.
Some nationally sourced data may not be directly comparable with Queensland agency-sourced data due to timing of release and classification differences.
What is the Charter of Social and Fiscal Responsibility?
The Charter of Social and Fiscal Responsibility outlines the Government’s commitment to delivering improved outcomes for the community.
The policy objectives outlined in the charter reflect the clear platform that the Government has presented to the people of Queensland. These have been developed with careful evaluation of the community’s experiences, as reported in previous Priorities in Progress reports. The charter can be found at <www.treasury.qld.gov.au>.
Priorities and outcomes
To ensure a better quality of life for all Queenslanders, the Government has identified outcomes that it is working to achieve for the people of Queensland.
These community outcomes represent a comprehensive list of the Government’s objectives for the community. They encompass all aspects of community experiences, including economic development, community wellbeing and environmental sustainability. All government services contribute to the achievement of one or more of these outcomes for the community.
To support the achievement of these outcomes, the Government has a clear policy agenda, targeting seven priorities. These priorities were developed in consultation with the community, and underpin the continuing delivery of government services and development of new initiatives.
The priorities specify the Government’s current policy focus. While the full range of government services will continue to be delivered to address all outcomes, these are areas in which the Government will concentrate its efforts to improve performance and in response to changing community needs and expectations.
Fiscal objectives detail the Government’s commitment to maintaining a strong fiscal position for the State and ensuring the State’s asset base supports current and future service delivery.
Priorities and outcomes at a glance (see charter for more detail)

Introduction	Page vii

Introduction
Queensland at a glance
Queensland is the second largest Australian state in area, occupying almost a quarter of the continent. At more than 1.7 million square kilometres, Queensland is equivalent in size to the whole of the United Kingdom and Western Europe and nearly five times the area of Japan. However, the State has a population density of just over two people per square kilometre, compared with 247 for the United Kingdom and 337 for Japan.
Just over half of the State is located in the tropical zone north of the Tropic of Capricorn, with the remainder in the temperate zone. Some parts of the State are coastal while others are far inland. As a result, climate and terrain vary widely. Weather conditions range from warm to hot and wet, to hot and dry, and temperate to cool. Climatic extremes such as drought, flood and cyclones also occur. Physical features include sandy beaches, coastal and inland plains, the Great Dividing Range, tablelands, forest and desert.
Queensland has a parliamentary system of government based on a representative democracy, sometimes referred to as the ‘Westminster system’. The Queensland Parliament comprises a Legislative Assembly of 89 elected members, but has no upper house, with the State abolishing its Legislative Council in 1922.
The State’s population has grown rapidly, passing one million in 1938, two million in 1974 and three million in 1992, and is expected to pass four million in December 2005. Queensland has been the third most populous state behind New South Wales and Victoria throughout this period.
Queensland’s population growth rate has exceeded Australia’s for several decades. The State’s population grew 2.0% over the year to March quarter 2005 (compared with 1.1% for Australia), due mainly to a continued high level of net interstate migration.
Strong population growth is expected to continue, with the State’s population projected to be 4.6 million by 2015 and 5.3 million by 2025.1 Population growth will pose challenges for government service delivery and the provision of essential infrastructure, and will require an emphasis on productivity growth and higher labour force participation.
Fostering skills development and innovation is essential to maintaining and improving Queensland’s competitiveness, nationally and internationally. As with other developed economies, an increasing proportion of employment in Queensland is concentrated in the services sector, rising from 77% in 1985–86 to 84% in 2004–05. Although the proportions held by primary industries and manufacturing have fallen over this period, actual numbers employed in these industries have risen.
Queensland is a culturally diverse state. In 2001, 17.1% of the population (or 603,800 people) were born overseas, mainly in the United Kingdom and Ireland (184,800), New Zealand (127,300), Europe (excluding the UK and Ireland) (107,500) and Asia (98,200).
Birthplace
Overseas-born persons by birthplace, Queensland, 2001
Source: Australian Bureau of Statistics, 2001 Census of Population and Housing
Notes:	Excludes ‘born elsewhere overseas’ (which includes inadequately described, at sea and not elsewhere classified) (101,800 persons) and not stated (183,100 persons). Thus the birthplace figures shown in the chart will be understated.

Excludes overseas visitors (69,500).
An estimated 126,000 Aboriginal and Torres Strait Islander people were resident in Queensland in June 2001, accounting for 3.5% of the State’s population. This compares with 2.4% for Australia. Queensland had the second highest proportion of Australia’s total Indigenous population (27.5%), after New South Wales (29.4%).
Indigenous population
Estimated Indigenous population by state and territory, 2001
Source: Australian Bureau of Statistics, Australian Demographic Statistics, cat. no. 3101.0

[1]	Queensland Government, Population Projections to 2051: Queensland and Statistical Divisions, 2003, medium series.

Page viii	Priorities in Progress 2004–05

Like other Australian states and most developed nations, Queensland has an ageing population. This trend is expected to accelerate as those born in the post-World War II ‘baby boom’ period reach retirement age in the early part of this century. The proportion of the State’s population aged 60 years and over is projected to rise from 16.5% in 2004 to 25.5% in 2024. The number of people in this age group is expected to more than double over this period. This will impact on the level of funds required for government service delivery, particularly health services.
Conversely, the proportion of people aged 0–14 years is expected to decline from 20.6% to 16.6% over this period, although the number of people in this age group is expected to increase slightly.
Projected population
Actual and projected population by age group, Queensland, 2004 and 2024
Source: Office of Economic and Statistical Research, Population Projections to 2051, Queensland and Statistical Divisions (medium series); and Australian Bureau of Statistics, Population by Age and Sex, Australian States and Territories, 2001, cat. no. 3201.0
The average family size in Queensland is declining, with the proportion of couple families with or without children falling between 1996 and 2001, and the proportions of one-parent families and single-person households rising over this period. This trend has implications for the housing sector and services delivered by the Government.
Queensland is the most decentralised mainland state, with 54% of its population living outside the Brisbane Statistical Division in June 2004. Further, 34% of Queenslanders live in regional Queensland (outside Brisbane and Moreton Statistical Divisions). Population growth in Queensland is concentrated in the south-east corner of the State. The South East Queensland Infrastructure Plan and Program has been developed to address transport and other government infrastructure issues associated with this growth. Page 39 provides further information on this initiative.
The Accessibility/Remoteness Index of Australia classifies 14% of the nation’s population as residing in moderately accessible, remote or very remote areas. In Queensland, 22% of people live in these areas. This highlights the decentralised nature of the State’s population compared with Australia as a whole, and has implications for all government services.
Accessibility/Remoteness
Accessibility/Remoteness Index of Australia (Queensland), 2001
Source: Australian Department of Health and Aged Care; and National Key Centre for Social Applications of Geographical Information Systems

Introduction	Page ix

Introduction
Performance at a glance
A strong diversified economy
Economic growth in Queensland has now exceeded that for Australia for nine consecutive years. Queensland’s gross state product grew by 4.0% in 2004–05, compared with economic growth of 2.3% for Australia.
Employment in Queensland increased by 5.6% in 2004–05, considerably higher than the 3.0% employment growth in Australia. The strongest employment gains in Queensland were recorded in the construction and retail trade industries. The State’s average unemployment rate fell to 4.9% in 2004–05, lower than the Australian rate of 5.3%.
Working days lost due to work stoppages is an indicator of industrial harmony. In 2004–05, the number of working days lost per 1,000 employees in Queensland was 19, lower than the 28 recorded for Australia.
The number of working days lost due to employee injury and disease in Queensland in 2003–04 was similar to 2002–03 and lower than the previous two years. The incidence of reported injuries resulting in a week or more compensation in Queensland fell by around 7% in 2003–04.
Queensland’s overseas exports as a proportion of output rose to 21.6% in 2004–05, above the Australian figure of 18.8%. The value of Queensland’s overseas and interstate exports increased by 17.5% in nominal terms in 2004–05.
In 2004–05, 42.8% of international visitors to Australia came to Queensland. The majority (75.4%) visited for the purpose of holiday/leisure. International visitors to Queensland increased by 8.3% in 2004–05.
Private business investment in non-dwelling construction and machinery and equipment in Queensland grew by 17.9% in
2004–05. On a per capita basis, Queensland has the largest General Government capital program of any state. General Government purchases of non-financial assets in Queensland in 2004–05 were $724 per capita, well above the average for the other states of $472.
Business expenditure on research and development in Queensland in 2003–04 was $837 million. The latest available data indicate that a further $987 million was spent by government, higher education and private non-profit sectors on research and development in Queensland in 2002–03.
A community of well-skilled and knowledgeable people
Queensland year 3 students perform at consistently high levels and at levels comparable to the national average in reading, writing and numeracy, even though Queensland students are, on average, six months younger and have had one year less of formal schooling than most of their interstate counterparts at the time of taking the tests.
Around 90% or more Queensland students are achieving the year 3 national benchmarks in reading, writing and numeracy. More than 80% of students are achieving the years 5 and 7 reading and numeracy benchmarks and well over 90% are achieving the writing benchmarks. Queensland is comparable to Australia in most areas. For year 7 numeracy, Queensland tends to be above the national percentage, although the State tends to be below the national results for year 3 writing and year 5 reading.
The Government is committed to increasing school retention rates and has continued to implement its reform agenda to improve outcomes for all students and provide a supportive educational environment for young people at risk of leaving school early. For state school students, the apparent retention rate of 75.3% for Queensland in 2004 is 5.5 percentage points higher than the Australian rate of 69.8%.
Queensland outperforms all other Australian states in retention of Indigenous students. The overall achievement of reading, writing and numeracy for Indigenous students in Queensland was comparable to those in Australia for the latest year that data are available (2003).
The proportion of people aged 15–64 years in Queensland with a non-school qualification increased to 48.7% in 2004, still slightly lower than the Australian figure of 50.9%.
Total enrolments at Queensland universities increased by about 5,000 in 2004 to more than 184,000 students. An increasing number of mature age students are taking up university studies to improve their employability, with nearly 40% of domestic students aged 25 years and over in 2004.
Improved standard of living for all Queenslanders
Per capita real income levels in Queensland have traditionally been lower than in Australia, though the differential has steadily fallen after a recent peak of 11.9% in 1996–97. In 2004–05, the State’s

Page x	Priorities in Progress 2004–05

real income per capita was 8.7% lower than for Australia.
Queensland’s cost of living is generally lower than that of Australia as a whole. Despite strong growth in recent years, Brisbane house prices remain lower than average prices nationally. Fuel prices, too, are significantly lower in Queensland than nationally, assisted by the Queensland Government’s fuel subsidy of around eight cents a litre. As a result, unleaded fuel prices in 2004–05 were around 9% lower compared with the average of the eight capital cities.
Employment in Queensland rose by 31.7% over the 10 years to 2004–05, considerably higher than the Australian figure of 21.4%.
The unemployment rate in Queensland fell by 1.3 percentage points in 2004–05 while the national rate fell by 0.6 percentage point. The State’s unemployment rate averaged 4.9% in 2004–05, its lowest rate in 30 years.
The proportion of unemployed persons regarded as long-term unemployed (i.e. unemployed for 12 months or longer since their last full-time job) has fallen in each of the past three years and remains below that for Australia.
Safe and secure communities
Queensland’s road toll has fallen steadily since the 1970s, largely due to measures such as the wearing of seat belts, breath testing, speed management, and safer roads and vehicles. Despite the increase in population and number of vehicles, Queensland’s road fatality rate per 100,000 persons fell from 13.6 in 1993 to 8.3 in 2003.
Similarly, fire injury deaths in Queensland have declined, largely due to efficient emergency response services, extensive community fire safety awareness and education programs, inspections and safety audits. The rate per 100,000 population fell to 0.48 in 2003, the same as the Australian rate.
Electrical fatalities have continued to decline, with the annual rate now around one-third of the rates recorded in the 1990s.
The rate of child protection cases notified per 1,000 of the Queensland population of children and young people (aged 0 to 17 years) increased from 30.7 in 1999–2000 to 42.5 in 2003–04. This may be due to increasing risk factors in families, but also to increased awareness and willingness to report child abuse within the community and improved reporting systems within government.
In Queensland, the rate of crime against people declined by 8.5% in 2003, while the rate of crime involving property fell by 11.9%. Most offences recorded a decrease in crime rates. Homicide and related offences fell by 17.7%.
The imprisonment rate for Queensland remains above the national average. However, the State’s adult imprisonment rate fell from 181 persons per 100,000 population in 2003 to 177 in 2004.
Indigenous imprisonment rates continue to be a concern. The age-standardised rate of adult Indigenous imprisonment was 8.5 times higher than for the rest of the population.
There have been no escapes from high security facilities since 1998.
The rate of unnatural deaths in custody has fallen significantly over the past 10 years. There were no unnatural deaths in custody for Indigenous prisoners in 2004–05.
Healthy, active individuals and communities
People in Queensland rate their health highly, with 84% identifying it as excellent, very good or good in 2004.
Life expectancy has risen steadily over recent decades. A male born in Queensland in 2003 could expect to live 78 years, while a female born in the same year could expect to live 83 years.
Infant mortality rates in Queensland have more than halved in the past 25 years. In 2003, the rate fell to 4.8 deaths per 1,000 live births, the lowest rate on record and equal to the Australian rate.
Consistent with national patterns, Indigenous Queenslanders do not enjoy the same levels of health as non-Indigenous Queenslanders. Death rates for Indigenous persons are at least twice that of the general population and are likely to be underestimated by available methodologies.
Many illnesses result not only in premature death but also in reduced quality of life. Disability adjusted life years lost are greatest for cancers, cardiovascular disease, mental disorders, and nervous system and sense organ disorders.
Circulatory diseases — including heart disease, stroke and vascular diseases – remain the major causes of death, despite a halving of rates in less than two decades. In a growing and ageing population, the actual numbers of people living with and dying from these conditions will continue to increase, but when our rates are compared with the best-performing countries, circulatory diseases still hold the greatest potential for gain.

Introduction	Page xi

Introduction
The incidence rates of most major cancers are generally rising or steady, though several, including cervical and breast cancers in females and prostate and lung cancers in males, are in decline. The fastest growing cancer death rates in Queensland are for lung cancer in females, growing at an average of 2.7% a year, followed by non-Hodgkin’s lymphoma at just under 1% a year for both males and females.
Sustained high rates of vaccination have achieved a commensurate decline in new cases of and deaths from vaccine-preventable diseases. Rates of measles, mumps, rubella and haemophilus influenzae B have fallen dramatically.
It is estimated that smoking causes more than 3,300 deaths and more than 168,000 occupied hospital bed days in Queensland per year. Queensland’s high rates of smoking relative to other states are reflected in commensurately higher rates of smoking-related diseases. The reduction of smoking rates among older males has seen rates of lung cancers fall, while they continue to rise in females. Current legislation and regulation in Queensland is effectively reducing the number of public places in which people can smoke. The State’s new anti-smoking legislation is the most progressive in Australia.
Nearly 30% of both adult males and females in Queensland consume hazardous or harmful quantities of alcohol. Rates are highest in the younger adult years and fall steadily with age.
The proportion of adults in Queensland who achieve sufficient time and sessions of physical activity fell between 2001 and 2004. Overweight and obesity, as defined by a person’s body mass index, have become an increasing problem over the past decade, with the proportion of the population in these categories rising from 39.3% in 1993 to 52.2% in 2004.
A fair, socially cohesive and culturally vibrant society
Data collected through the Queensland Household Survey indicate that most people have easy access to government services and facilities in the areas of education, health, and community and family. The May 2005 survey found that 75% of Queenslanders have easy access to education and health services.
Attitudes towards people of different cultural and ethnic backgrounds in Queensland are positive. The May 2005 Household Survey found that 80% of people have never seen any negative attitudes towards themselves or others due to cultural or ethnic background.
Services for people with a disability include accommodation support, community support, community access services and respite services. The number of service users increased in 2005 compared with 2004.
The availability of affordable, secure and appropriate housing is a priority for all Queenslanders. Very strong growth in housing prices in the three years to 2003–04 meant that the Brisbane affordability index in 2004–05 was similar to the Australian capital cities average.
Timeliness in finalising court cases is an important indicator of the efficiency and accessibility of the justice system. Queensland’s courts continued to finalise court matters in a highly efficient and timely manner in 2004–05, with the majority of both criminal and civil matters being finalised within six months.
Most Queenslanders consider arts and cultural experiences to be important in contributing to the personal wellbeing and enrichment of their lives, with 76% of respondents in the May 2005 Queensland Household Survey rating this as very important or important. The value of these events in contributing to children’s educational experiences was also considered to be very important or important by 93% of respondents.
In the year to May 2005, the most popular cultural venue or event for adults was the cinema, attended by 68% of Queensland adults. This was followed by libraries (53%), botanical gardens (52%) and sporting events (52%). Participation or attendance at cultural venues or events was higher in 2005 than in 2004.
A clean, liveable and healthy environment
Overall air quality was high in South East Queensland, Gladstone and Mount Isa in 2004–05. An increase in poor air quality days in South East Queensland was due to bushfires in October 2004 and a dust storm in February 2005. Gladstone was also affected by the dust storm. In Mount Isa, an increase in poor air quality days was due to higher industry production levels.
About 48,000 hectares of Queensland soils are salt affected. It is estimated that by 2050, around 2% of the State or over 3.1 million hectares could have become salinised in the absence of ongoing improvements to land and water management practices.
Queensland currently assesses river health using biological data (macro-invertebrates) collected twice a year from rivers throughout Queensland. The percentage of sites considered to be in good

Page xii	Priorities in Progress 2004–05

condition increased from 2002 to 2003–04, while the percentage of sites considered to be in poor condition has decreased. Note that sites sampled in each year are from different catchments and therefore results may reflect differences among catchments and climatic variability among years.
The latest Queensland Greenhouse Gas Inventory, containing data for 2002, was released in 2005. It shows that greenhouse gas emissions in Queensland in 2002 were slightly higher than in 1999. Queensland produced around 27% of Australia’s net greenhouse gas emissions, reflecting the State’s energy-intensive industrial and rural-based economy and increasing transport task. Emission trends reflect the expanding economy and a growing population. Stationary energy (mainly electricity and gas), agriculture (mainly livestock emissions), land clearing and transport accounted for more than 90% of Queensland’s emissions in 2002.
Maintenance of the natural resource base
Between 1999 and 2005, water saved through capping and piping activities funded by the Great Artesian Basin Sustainability Initiative totalled 58,175 million litres. This annual saving is projected to increase to over 68,000 million litres by June 2006.
The most common agricultural crop in Queensland is cereals for grain, which increased in area by 43% in 2003–04.
Queensland’s forests include 215,000 hectares of state-owned and privately-owned timber plantation. The proportion of state-owned log timber production sourced from plantations increased to 87% in 2004–05.
Queensland’s fish stocks are carefully managed to ensure their long-term sustainability. Annual wild-caught fisheries resources have fluctuated between 25,000 and 30,000 tonnes since 1994–95, mainly due to season variation. However, production in 2003–04 was higher.
The majority of mined commodities are exported rather than consumed within Queensland, emphasising the contribution of mining to the economic growth of Queensland. The value of production was $12.1 billion in 2003–04, most of which was exported. Royalty revenue returned to the State was $966 million in 2004–05.
Since the introduction of the Vegetation Management Act 1999, the area of native remnant vegetation cleared annually has more than halved.
Of the 1,383 regional ecosystems identified in Queensland in 2005, 755 were classified as ‘not of concern’, 541 as ‘of concern’ and 87 as ‘endangered’.
Queensland’s protected area estate has increased from 3.4 million hectares in 1985 to 8.0 million hectares in 2005.
Responsive government
The Queensland Government remains in a strong financial position. This is demonstrated by the maintenance of its AAA credit rating and competitive tax status. The Government continues to work to ensure that Queensland receives an equitable share of federal funding.
In 2004–05, Queensland recorded a General Government operating surplus of $3.926 billion. The surplus primarily reflects the continuing strength of the domestic economy, investment returns well above the long-term assumed rate of return and increased royalty revenues from higher commodity prices and growth in export volumes.
In cash terms, Queensland recorded a General Government surplus of $4.64 billion.
The State’s net financial asset position remains extremely sound, reflecting the cumulative impact of sound fiscal policies, and ensures that the State is capable of meeting its current and future obligations.
As at 30 June 2005, the State’s net worth was $96.433 billion, $18.71 billion higher than net worth a year earlier.
From June 1998 to June 2005, there were 83 Community Cabinet meetings and around 6,800 formal deputations. In 2004–05, there were 10 meetings and over 800 deputations. Meetings are held in different places throughout the State.
Queensland Public Service staffing numbers increased by an annual average of 2.2% over the five years to June 2005, compared with average annual population growth of 2.1% over the same period. Nearly three-quarters of the increase in staffing numbers was in the key service delivery areas of education, health and police.
Queensland’s Freedom of Information legislation enables members of the community to access documents held by the Government. In 2004–05, applications for access to these documents increased by 11.7%.
The Crime and Misconduct Commission has primary responsibility for investigating complaints of official misconduct and helping public sector agencies to deal with and prevent misconduct within the sector. Complaints made to the commission in 2004–05 rose by 10.5%.

Introduction	Page xiii

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A strong diversified economy
The Government will ensure the ongoing prosperity of the State as a modern, diversified economy and aims to provide a better quality of life for all Queenslanders. Sustainable economic growth is considered a vital ingredient in achieving each of the Government’s priorities.
Current priorities in this area centre around two issues that are important to all Queenslanders:
>	Growing a diverse economy and creating jobs; and

>	Managing urban growth and building Queensland’s regions.
Sustainable growth provides the foundation to support the further development of the State’s industries and regions, which in turn leads to increased employment. The resulting growth in incomes increases the revenue base to enable the Government to provide enhanced services to Queenslanders. As incomes increase, individuals also tend to devote more time to other activities associated with a better quality of life.
South East Queensland is the fastest-growing urban region in Australia. It is projected that by 2026 the population will grow to around 3.6 million people, up from 2.4 million in 2001. This represents more than a quarter of all the population growth in Australia over this 25-year period, and will put further pressure on government services and infrastructure within the region.
At the same time, Queensland is the most decentralised mainland state, with 54% of its population living outside the Brisbane Statistical Division in June 2004.
The Government will continue to focus on economic development, including initiatives to boost employment and productivity, to address the continuing growth, decentralisation, and ageing of Queensland’s population.
Performance summary
Economic growth in Queensland has now exceeded that for Australia for nine consecutive years. Queensland’s gross state product grew by 4.0% in 2004–05, compared with economic growth of 2.3% for Australia.
Employment in Queensland increased by 5.6% in 2004–05, considerably higher than the 3.0% employment growth in Australia. The strongest employment gains in Queensland were recorded in the construction and retail trade industries. The State’s average unemployment rate fell to 4.9% in 2004–05, lower than the Australian rate of 5.3%.
Working days lost due to work stoppages is an indicator of industrial harmony. In 2004–05, the number of working days lost per 1,000 employees in Queensland was 19, lower than the 28 recorded for Australia.
The number of working days lost due to employee injury and disease in Queensland in 2003–04 was similar to 2002–03 and lower than the previous two years. The incidence of reported injuries resulting in a week or more compensation in Queensland fell by around 7% in 2003–04.
Queensland’s overseas exports as a proportion of output rose to 21.6% in 2004–05, above the Australian figure of 18.8%. The value of Queensland’s overseas and interstate exports increased by 17.5% in nominal terms in 2004–05.
In 2004–05, 42.8% of international visitors to Australia came to Queensland. The majority (75.4%) visited for the purpose of holiday/leisure. International visitors to Queensland increased by 8.3% in 2004–05.
Private business investment in non-dwelling construction and machinery and equipment in Queensland grew by 17.9% in 2004–05. On a per capita basis, Queensland has the largest General Government capital program of any state. General Government purchases of non-financial assets in Queensland in 2004–05 were $724 per capita, well above the average for the other states of $472.
Business expenditure on research and development in Queensland in 2003–04 was $837 million. The latest available data indicate that a further $987 million was spent by government, higher education and private non-profit sectors on research and development in Queensland in 2002–03.

A strong diversified economy	Page 1

A strong diversified economy
Economic output
Growth in gross state product is an overall indicator of economic activity. It measures the increase in the production of goods and services in Queensland in a given period.
Queensland’s gross state product increased by 4.0% in real terms in 2004–05, a moderation in growth from the 4.7% recorded in 2003–04. Queensland recorded stronger growth than nationally in 2004–05 (2.3%), representing the ninth consecutive year that Queensland’s economic growth has exceeded that for Australia.
The growth in the Queensland economy in 2004–05 was driven by a solid increase in domestic demand (gross state expenditure) of 5.9%, which contributed 6.3 percentage points to overall growth, while the trade sector detracted 2.3 percentage points from Queensland’s economic growth.
The easing of growth in domestic demand in 2004–05, down from 8.9% in 2003–04, was primarily driven by a moderation of growth in household final consumption expenditure, partially offset by strong growth in business investment.
This growth in Queensland’s domestic economy resulted in continued strong demand for imports over the year, which more than offset the modest growth in exports, resulting in a detraction from economic growth by the trade sector.
Over the 10 years to 2004–05, Queensland’s average annual growth in output per hour worked was 2.0%, similar to that for Australia as a whole. During 2004–05, employment growth was stronger than growth in gross state product, resulting in negative labour productivity growth. Labour productivity in Queensland, measured as real gross state product per hour worked, declined by 2.9% in 2004–05, compared with a decline of 1.5% for Australia as a whole. These recent declines reflect the current stage of the productivity cycle, rather than longer-term economic fundamentals.
Economic growth
Growth in gross state/domestic product, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Australian National Accounts: National Income, Expenditure and Product, cat. no. 5206.0; and Office of Economic and Statistical Research, Queensland Treasury, Queensland State Accounts
Labour productivity growth
Growth in output per hour worked, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Australian National Accounts, National Income, Expenditure and Product, cat. no. 5206.0; ABS, Labour Force, Australia, cat. no. 6202.0, unpublished data; and Office of Economic and Statistical Research, Queensland Treasury

Note:	Five-year moving average shows average growth over each five-year period, for example 2004–05 shows the average for 2000–01 to 2004–05.

Page 2	Priorities in Progress 2004–05

Employment
Growth in employment and a reduction in the unemployment rate are indicators of progress towards the Government’s priority of Growing a diverse economy and creating jobs.
An average of 1.95 million persons were employed in Queensland during 2004–05, an increase of 5.6% and considerably stronger than the growth of 3.3% recorded in 2003–04. This is also considerably higher than employment growth in Australia in 2004–05 of 3.0%, and highlights the relative resilience of the labour market in Queensland.
In year-average terms, 102,900 jobs were created in Queensland in 2004–05 compared with 59,700 in 2003–04. This represents 36.1% of all jobs created in Australia in 2004–05, a similar share to that recorded over the previous year. Of the jobs created in 2004–05 in Queensland, 84.3% were full-time positions, further highlighting the strength of the labour market.
Queensland has achieved 10-year average annual employment growth of 2.8%, stronger than Australia’s growth of 2.0%, and has exceeded Australia’s growth rate in seven of the past 10 years.
Employment growth in 2004–05 was strongest in construction (up 22,600 persons), retail and wholesale trade (up 21,600 persons), property, business services, finance and insurance (up 14,100 persons), manufacturing (up 13,500 persons) and accommodation, cafes and restaurants (up 13,000 persons).
The strong growth in construction employment reflects the growth in the non-residential construction sector and the continued though easing growth in residential construction. In contrast, employment in agriculture, forestry and fishing fell for the third consecutive year in 2004–05 (down 6,800 persons), reflecting the ongoing impact of the drought.
Employment
Number of persons employed by full-time and part-time status, Queensland, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Labour Force, Australia, cat. no. 6202.0
Industry employment
Employment growth by industry, Queensland, 2004–05
Source: Australian Bureau of Statistics, Labour Force, Australia, Detailed – Electronic Delivery, cat. no. 6291.0.55.001

Note:	Data relating to changes in employment by industry are volatile due to sampling error. Caution should be used when interpreting data.

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A strong diversified economy
The growth in the working age population and the continued high participation rate resulted in Queensland’s strong labour force growth of 4.1% in 2004–05, following growth of 2.3% in 2003–04. This compares with labour force growth of 2.4% in 2004–05 for Australia as a whole. The 10-year average annual rate of labour force growth in Queensland was 0.8 percentage point higher than that for Australia.
During 2004–05, Queensland’s working age population (i.e. civilians aged 15 years and over) grew by 2.5%, a slight decrease from the growth recorded in the previous year. This compares with working age population growth of 1.5% for Australia as a whole. The Queensland working age population continues to grow at a faster rate than that of Australia through strong interstate migration.
Queensland’s labour force participation rate (i.e. the percentage of the working age population either employed or looking for work) remains higher than for Australia. In 2004–05, Queensland’s year-average participation rate was 65.8%, a full percentage point higher than the 64.8% recorded in 2003–04, and 1.8 percentage points above that for Australia in 2004–05.
Queensland’s unemployment rate continued to fall during 2004–05. The year-average unemployment rate fell by 1.3 percentage points to an average of 4.9% in 2004–05, to be lower than the year-average Australian rate of 5.3%. The decline in 2004–05 was a result of strong employment growth of 5.6% more than offsetting labour force growth of 4.1%.
Queensland’s year-average unemployment rate of 4.9% was the lowest rate since the inception of the current Australian Bureau of Statistics series in 1978–79 and has fallen from a recent high of 9.2% in 1996–97.
Labour force growth
Labour force and employment growth, Queensland, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Labour Force, Australia, cat. no. 6202.0
Unemployment
Unemployment rate, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Labour Force, Australia, cat. no. 6202.0

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Significant achievements
Breaking the Unemployment Cycle
Background
Breaking the Unemployment Cycle comprises labour market programs to assist long-term unemployed Queenslanders to enter or re-enter the workforce.
Description
The initiative aims to improve the employability of disadvantaged jobseekers who continue to face major obstacles in obtaining employment.
Up to 30 June 2005, the Breaking the Unemployment Cycle initiative had assisted 126,160 long-term unemployed and other disadvantaged jobseekers since it commenced in October 1998. Of the total number assisted, 91,522 jobseekers (72.5%) had found employment, including additional apprenticeships and traineeships, as a result of the initiative.
Achievements in 2004–05 included the following:
>	The First Start Program funded Queensland public sector agencies and not-for-profit community organisations to employ an additional 283 apprentices and 2,179 trainees.

>	The Strategic Employment Development Program provided incentives to employers for additional apprentices in identified skill shortage industries. This program created 6,201 additional apprenticeships and traineeships as a result of incentives paid to 3,916 employers and group training organisations.

>	The Building and Construction Industry Training Fund supported 1,264 apprenticeships and traineeships throughout the State.

>	The Community Jobs Plan – Work Placement Program provided 2,150 jobs for long-term unemployed and disadvantaged jobseekers through 163 projects.

>	The Community Jobs Plan – Employment Assistance Program funded 83 projects that provided training and job search assistance to 3,007 long-term unemployed and disadvantaged jobseekers.
Supporting the Breaking the Unemployment Cycle is the Community Training Partnerships program. In 2004–05, 32 projects were approved under this program, assisting 1,143 Queenslanders to gain the vocational skills required by local industry and the community.
Cumulative number of jobs created through Breaking the Unemployment Cycle, Queensland, 2004–05
Source: Department of Employment and Training

Notes:	For Community Employment Programs data, information is based on projects approved (with jobs and assistance targets). Information sourced from the June Department of Employment and Training Monthly Report (EMT) is used for annual report progress against targets.
Excludes Worker Assistance Program, Indigenous Employment and Training Support Officers, and those under the Indigenous Employment Policy 20% policy.
Impact on priorities
The initiative is a key contributor to the Government achieving its priorities of Growing a diverse economy and creating jobs and Realising the Smart State through education, skills and innovation.
Implementation status
Participation strategies for mature-aged people and people from non-English speaking backgrounds have been implemented as an integral part of the initiative for 2004–05 to 2006–07. These programs include the Multicultural Employment Strategy , the Experience Pays Strategy and the Back to Work: Parents and Carers programs.
Programs under Breaking the Unemployment Cycle will continue to deliver on its target of 100,000 jobs by 2006–07.

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A strong diversified economy
Real earnings per hour worked is an indicator of returns to employees from work. This measure grew 0.2% in Queensland in 2004–05, following strong growth of 3.1% in 2003–04. The 2004–05 result was lower than the 0.5% growth recorded nationally. Over the decade to 2004–05, real earnings per hour worked grew by an average of 2.1% a year in Queensland compared with 1.7% in Australia.
Working days lost due to work stoppages is an indicator of industrial harmony. In 2004–05, the number of working days lost per 1,000 employees in Queensland was 19, lower than the 28 recorded in Australia. Over the past five years, the State has lost an annual average of 29 days per 1,000 employees, below the corresponding Australian figure of 42 days.
Labour costs
Growth in real earnings per hour worked, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Australian National Accounts: National Income, Expenditure and Product, cat. no. 5206.0, unpublished data; and Office of Economic and Statistical Research, Queensland Treasury
Work stoppages
Number of working days lost due to work stoppages, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Industrial Disputes, Australia, cat. no. 6321.0

Page 6	Priorities in Progress 2004–05

Working days lost due to injury and disease and the incidence of injuries resulting in a week or more compensation are indicators of the degree of health and safety in the workplace.
A total of 1,186,000 working days were lost in Queensland in 2003–04 due to employee injury and disease. This is similar to the level recorded in 2002–03.
The incidence of reported injuries resulting in a week or more compensation in Queensland fell from 17.4 to 16.2 per 1,000 employees between 2002–03 and 2003–04. The Australian rate in 2003–04 was 16.4 per 1,000 employees.
Health and safety in the relatively hazardous mining and quarrying industries continues to improve. The number of lost time injuries reached an all-time low of 4.6 per million hours worked in 2004–05, an overall reduction of about 70% from the 15.5 in 1997–98.
Workplace health and safety
Number of working days lost due to injury and disease, Queensland, 1998–99 to 2003–04
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Employee Injury Database
Incidence of injuries resulting in a week or more compensation, Queensland and Australia, 1998–99 to 2003–04
Source: National Occupational Health and Safety Commission

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A strong diversified economy
Exports
Queensland’s ability to access export markets for its goods and services reflects the State’s export potential and contributes to overall economic growth. Queensland is an open economy and exports constitute a significant share of its gross state product.
Queensland’s and Australia’s overseas exports share of output increased in 2004–05, reflecting strong growth in the value of exports and more modest growth in domestic economic activity. In nominal terms, Queensland’s overseas exports share of output was 21.6% in 2004–05, an increase from 19.1% in 2003–04.
In 2004–05, Queensland’s overseas and interstate exports were valued at $49.9 billion in nominal terms, an increase of 17.5% on 2003–04. Exports of goods and services overseas increased by 24.3%, while exports of goods and services interstate rose by 5.5%. The increase in overseas exports was due to strong growth in prices, particularly for coal, and a modest recovery in volumes.
Overseas exports of goods increased in nominal terms by 30.1% to $27.0 billion in 2004–05, with significant increases in the value of coal (up 63.9%), metalliferous ores (up 34.3%) and meat and meat preparations (up 21.6%).
In volume terms, Queensland’s exports of goods and services rose by 3.6% in 2004–05, with exports of goods and services overseas rising by 5.3% and exports of goods and services interstate increasing by 0.6%.
North East Asia remains Queensland’s largest export market for goods, constituting 53% of Queensland’s overseas export trade in 2004–05. Japan continues to be Queensland’s largest single country destination for exports, accounting for 28% of the State’s overseas exports of goods.
Queensland’s value-added goods and services exported overseas exceeded $11 billion in 2004–05 and accounted for 32.9% of Queensland’s overseas exports of goods and services. The value of overseas exports of value-added goods (which comprise chemicals, manufactured material goods, machinery and transport equipment, and miscellaneous manufactured articles) from Queensland was $4.4 billion, an increase of 13.3% on value-added exports in 2003–04. Overseas exports of services increased by 6.3% and were valued at $6.6 billion in 2004–05.
Overseas exports
Value of overseas exports as a proportion of output, Queensland and Australia, 1994–95 to 2004–05
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland State Accounts
Growth in the value of interstate and overseas exports, current prices, Queensland and rest of Australia, 1994–95 to 2004–05
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland State Accounts
Value-added overseas exports as a proportion of total overseas exports, Queensland, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, unpublished trade data; and Office of Economic and Statistical Research, Queensland Treasury, Queensland State Accounts

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Tourism is Queensland’s seventh largest ‘industry’, contributing $6.3 billion (6.4%) to Queensland’s gross state product and employing over 150,000 people in 1998–99 (latest available data). With over $3 billion in overseas export income in 2004–05, tourism is third largest after coal and meat as an export earner for the State.
Visitors to Queensland spent $17.1 billion within the State in 2004–05. Of this, domestic overnight visitors spent $11.3 billion, international visitors $3.2 billion and day visitors $2.6 billion.1
In 2004–05, 42.8% of international visitors to Australia came to Queensland. The majority (75.4%) visited for the purpose of holiday/leisure. The number of international visitors to Queensland increased by 8.3%, from 1.96 million in 2003–04 to 2.12 million in 2004–05.
International visitors generated 28.8 million visitor nights in Queensland in 2004–05, representing 22.4% of total international visitor nights spent in Australia. The number of international visitor nights spent in Queensland increased by 3.4% in 2004–05.
Queensland received 17.1 million domestic overnight visitors (including from interstate and within Queensland) in 2004–05, 23.7% of total domestic overnight visitors in Australia. This compared with 16.5 million domestic visitors in Queensland in the previous year.
Domestic visitors generated 39.5 million holiday/leisure visitor nights in Queensland in 2004–05, representing 29.6% of total holiday/leisure visitor nights in Australia.
The Hervey Bay/Maryborough region had the greatest growth in domestic visitation, with a 25.6% increase. The Fitzroy, Mackay and Northern regions also had large increases in domestic visitors in 2004–05, with rises of 19.9%, 15.7% and 13.2% respectively.
International tourism
Number of international visitor nights in Queensland, 2004–05
Source: Tourism Research Australia, International Visitors Survey
Domestic tourism
Number of domestic visitor nights, Queensland, 2004–05
Source: Tourism Research Australia, National Visitors Survey

[1]	Tourism Research Australia.

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A strong diversified economy
Significant achievements
Tourism developments
Background
The Queensland Government has established several programs aimed at further developing tourism in Queensland including the Queensland Ecotourism Plan 2003–2008 , the Drive Tourism Program and the Commercial and Tourism Aviation Plan.
Description
The Ecotourism Plan helps to maintain Queensland’s position as Australia’s premier ecotourism destination. The successful implementation of the plan relies on cooperation between government agencies and the strong working relationship between government and industry. Initiatives in 2004–05 included:
>	the Savannah Parks Regional Visitor Management Strategy, which coordinates the visitor management efforts in a region across levels of government and land tenures;

>	the trialling of the Eco Regional Tourism Activity Monitor, which provides up-to-date indicators of the performance of eco-certified accommodation, attractions and tour operators throughout the State;

>	progression of the Tourism in Protected Areas initiative. Fraser Island operators will be the first in Queensland to benefit from the new system for tourism businesses operating in protected areas; and

>	assessment of training and skills development needs for the Queensland ecotourism industry and the formulation of a strategy to encourage industry participation and training.
Drive Tourism creates a road network linking major and emerging destinations across Queensland. Stage One created a network linking the Queensland Heritage Trails Network projects across the State. Stage Two consists of developing, launching and marketing five routes, raising consumer awareness of the routes, improving directional signage and road safety signage, and identifying development opportunities.
The success of Drive Tourism was recognised at the 2004 Premier’s Awards for Excellence in Public Sector Management in the ‘Growing Queensland’s Economy’ category.
The Commercial and Tourism Aviation Plan provides the strategic direction for future airline route development opportunities. Development of the plan involved consultation with airlines, airport owners, regional tourist organisations and industry associations. Milestones during 2004–05 include:
>	provision of statistical and trend information to industry, regional tourist organisations and Queensland airports to assist in decision making;

>	business and market studies to support expanded or new air service proposals to service Queensland’s destinations;

>	further expansion of Cathay Pacific services between Hong Kong and Brisbane to daily services;

>	Australian Airlines’ introduction of a three flights a week seasonal service on the Sapporo–Cairns route; and

>	provision of a focal point for airlines to discuss route development opportunities and other operational matters confidentially through the Queensland Government Aviation Steering Committee.
Impact on priorities
Tourism and related industries make a significant contribution to Queensland’s economy. Drive Tourism, for example, is worth an estimated $4.5 billion to the State. The drive market is especially important to regional Queensland – in some regions, 70% of visitors arrive by car.
Implementation status
All of these initiatives will continue through 2006–07.
The current focus of Drive Tourism is on improving route and directional signage. A business development and marketing plan for each of the five touring routes will be implemented in 2006–07.

Page 10	Priorities in Progress 2004–05

Economic capacity building
Private business investment in non-dwelling construction and machinery and equipment in Queensland grew strongly in 2004–05, by 17.9% in real terms. This followed a more moderate rise of 4.8% in 2003–04. Real machinery and equipment investment continued to grow strongly (up 20.6%) in 2004–05, while growth in investment in non-dwelling construction recovered, increasing by 13.1%. Low borrowing costs together with strong overseas demand for the State’s energy and mineral products provided conditions conducive to business investment in Queensland during 2004–05.
The provision of high quality infrastructure plays an important role in enhancing the economic development and job opportunities in a region. Growth in infrastructure investment by the private and public sectors is indicative of a high level of confidence in the economy and the business environment.
The state capital program comprises purchases of non-financial assets and capital grants to non-state organisations, including local government and community groups.
Purchases of non-financial assets are a measure of the Government’s direct investment in new and enhanced service delivery capacity. These purchases were valued at $5.67 billion in 2004–05, considerably higher than the 2003–04 level and the average of $4.15 billion over the past decade.
On a per capita basis, Queensland has the largest General Government capital program of any state. General Government purchases of non-financial assets in Queensland in 2004–05 were $724 per capita, well above the average for the other states of $472.
The 2005–06 capital program announced in the State Budget was the largest ever undertaken in nominal terms and included a significant increase for projects under the South East Queensland Infrastructure Plan and Program . The plan outlines the Government’s priorities for regionally significant infrastructure over the next 10 years and identifies projects amounting to around $55 billion over the next 20 years.
The Government’s record capital program will be financed through a measured combination of borrowings and operating sources, which will see Queensland’s AAA credit rating comfortably maintained.
Business investment
Growth in business investment in non-dwelling construction and equipment, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Australian National Accounts: National Income, Expenditure and Product, cat. no. 5206.0; and Office of Economic and Statistical Research, Queensland Treasury
Note: Queensland excludes private sector net purchases of second-hand public sector assets.
Purchases of non-financial assets
State purchases of non-financial assets, Queensland, 1994–95 to 2004–05
Source: Queensland Treasury, Report on State Finances 2004–05; and Australian Bureau of Statistics data
Note:      Excludes public financial corporations sector.
General Government purchases of non-financial assets per capita, by state, 2004–05
Source: Various states’ Outcomes Reports and Budget Papers

Notes:	Data for Queensland, New South Wales, Victoria and Western Australia are actuals sourced from individual Outcomes Reports; data for South Australia and Tasmania are estimated actuals from state Budget Papers.

Does not include the territories as their small populations distort the result.

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A strong diversified economy
Significant achievements
Roads Implementation Program
Background
The Roads Implementation Program is a rolling five-year program of road infrastructure projects involving planning, enhancing, maintaining and operating the state-controlled road network and supporting the transport infrastructure needs of local governments throughout Queensland.
Description
As Australia’s most decentralised mainland state, roads and transport infrastructure play an integral role in the life of Queenslanders. The rapid population and economic growth experienced over recent years has placed a high priority on improving the State’s roads.
The Roads Implementation Program for 2004–05 to 2008–09 provides the biggest ever commitment to roads in Queensland. The program of works recognises the high level of population growth in South East Queensland. Industry development and access issues in rural and regional Queensland are also recognised.
Impact on priorities
The road network plays a vital role in the economic wellbeing of the State. An efficient network of major urban and rural roads reduces transport costs and helps Queensland industries to maintain their competitive position in the domestic and global marketplace. Moreover, the development of roads infrastructure provides significant direct employment through construction and maintenance activities and has a strong multiplier effect in roads-related industries.
The program also contributes to:
>	enhancing community safety by delivering significant road safety benefits;

>	strengthening services to the community – the program gives special attention to fair treatment and reasonable access to roads and other transport services for people living in rural and isolated communities; and

>	protecting the environment – good roads, within a balanced transport solution, encourage sensible motor vehicle use and lower traffic congestion.
Implementation status
The Roads Implementation Program is a rolling five-year program of works. In 2004–05, the Government delivered 97% of its approved statewide regional roads program.

Page 12	Priorities in Progress 2004–05

The Government has worked closely with the electricity distribution service providers, Energex and Ergon Energy, to implement 21 of the 44 recommendations in the Electricity Distribution and Service Delivery for the 21st Century report (the Somerville Report). Work is continuing on implementing a further eight recommendations. The remaining 15 are long-term measures that the Government will continue monitoring.
The new Electricity Industry Code prescribes guaranteed service levels and minimum service standard performance requirements for Queensland’s electricity distributors.
The Electricity Act 1994 was amended to introduce the 13% Gas Scheme, which requires electricity retailers and other liable parties to source at least 13% of the electricity they sell in Queensland from gas-fired generation. It is designed to diversify Queensland’s energy mix and encourage the exploration and development of the State’s gas resources and infrastructure while reducing the growth of greenhouse gas emissions.
The Townsville Power Station and Gas Delivery Project ensures continued reliability of electricity supply to northern Queensland and boosts regional development in central and northern Queensland. It involves the development of the Moranbah gas field and the Moranbah to Townsville gas pipeline, and the conversion of the Townsville Power Station from a liquid fuel peaking station to a base load gas-fired power station. In combination with the 13% Gas Scheme, the project will reduce the growth of greenhouse gas emissions by 26 million tonnes over 15 years.
Electricity retail competition was extended in 2004–05 to small business customers consuming more than 100 megawatt hours a year, doubling the number of customers eligible to choose their electricity supplier.
In 2004–05, energy demand grew to 44,450 gigawatt hours and is expected to be over 60,000 gigawatt hours by 2014–15.
Electricity delivered
Actual and forecast annual electricity delivered, Queensland, 1995–96 to 2014–15
Source: Powerlink Annual Planning Report 2004

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A strong diversified economy
Vocational training is the most directly responsive of all the education sectors to enterprise skilling needs, including the human capital needs of enterprises in new industries.
Queensland’s publicly funded vocational education and training system delivered over 50 million hours of curriculum to 272,974 students in 2004–05. Of this activity, 60% (30 million hours of curriculum) was delivered in priority industries.
Training in the State’s new and growing high-technology industries provides access to a highly skilled workforce that can rapidly contribute to productivity and our competitive edge. In turn, these industries will generate more jobs and economic benefits for Queensland.
An estimated 47% of the vocational training undertaken in Queensland is funded through private investment, complementing the Government’s investment in training.
Technical and further education (TAFE) fee-for-service activity has increased substantially since 2001–02, with enrolments up by 37% from 87,946 in 2001–02 to 120,073 in 2004–05. Curriculum hours delivered through fee-for-service arrangements have increased by 36% over this period, from 7.3 million to almost 10 million .
Queensland apprenticeship and traineeship commencements grew by more than 13% in the three years to 2004–05. This growth was almost exclusively in apprenticeship commencements, which rose more than 60% over the period. In the past three years, total commencements of apprenticeships and traineeships combined have averaged over 50,000 a year. As at 30 June 2005, Queensland achieved a record 78,100 apprentices and trainees in training.
In 2004–05, Queensland led the nation in relation to commencements in school-based apprenticeships and traineeships, with 6,300 young people commencing a school-based apprenticeship or traineeship.
Human capital
Number of apprenticeship and traineeship commencements, Queensland, 2001–02 to 2004–05
Source: Department of Employment and Training

Page 14	Priorities in Progress 2004–05

Significant achievements
Queensland Education and Training Export Strategy
Background
In 1999, the Queensland Government commissioned a major study of the strategic actions necessary to establish Queensland as the market leader in the export of education and training services. This resulted in the development and subsequent adoption of a whole-of-industry Queensland Education and Training Export Strategy.
Description
In 2001, the Government established a non-statutory board to oversee the implementation of the strategy. This was supported by the Queensland Education and Training International unit. The objective of the strategy was to double the value of Queensland’s exports of education and training from $500 million reported in 2001 to $1 billion by 2006.
The strategy contains five directions:
>	mobilising the will – facilitating a strategic approach to education and training export through ensuring cohesive, whole-of-industry and whole-of-government involvement;
>	creating the image – developing an internationally recognisable image of Queensland as a quality provider of education services, where students from a range of ethnic and cultural backgrounds are supported and valued;
>	capturing markets – developing strategic marketing initiatives, including collaborative marketing programs, the utilisation of government to government links and showcasing high profile Queensland alumni;
>	removing barriers – addressing issues identified by stakeholders that potentially constrain growing the international education and training potential, including visa matters, recognition of Queensland qualifications overseas and enhancing the student experience in Queensland; and
>	investing in the future – developing physical, intellectual and social infrastructure combined with ongoing professional development in order to support and maintain a long-term, high profile image of quality and reliability in the provision of education and training services.
Impact on priorities
Implementation of the strategy contributes to the Government’s priorities of Growing a diverse economy and creating jobs and Realising the Smart State through education, skills and innovation. In particular, the strategy adds to the internationalisation of the Queensland education and training industry, contributes significantly to gross state product, stimulates high value-added employment, and increases growth in intellectual capital in keeping with the Smart State concept.
In 2004, there were over 53,000 international students studying in Queensland and a significant number of international students studying offshore or interstate at Queensland institutions.
The Queensland education and training export industry contributed an estimated $1.03 billion to the State’s economy in 2004–05 and supports an estimated 9,000 direct jobs.
Implementation status
The strategy is now in its fourth year of implementation. Activities undertaken in 2004–05 included:
>	profiling – led or funded overseas education and training missions to seven priority markets and hosted or met with 10 inbound delegations or ambassadors;
>	strategic issues – undertook research on provision of student support services and international student specific accommodation issues;
>	industry development – facilitated industry workshops on topics such as developing child protection risk management policies, marketing on a ‘shoestring’ budget, and legal aspects of homestay;
>	regional development – engaged with 10 regional education and training clusters across Queensland through two roundtables for regional representatives, and distribution of grants funding; and
>	grants funding – provided funding to public and private providers across the State to assist with marketing, research and professional development.
As the industry is now estimated to be worth more than $1 billion, new targets are currently being considered.

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A strong diversified economy
Business expenditure on research and development in Queensland in 2003–042 was $837 million, or 11.6% of total Australian expenditure on research and development. Queensland’s expenditure increased by 22.5% from that recorded in the previous year, compared with a smaller increase of 9.9% for Australia. Queensland’s business expenditure on research and development as a percentage of gross state product increased to 0.6% in 2003–04.
In addition to the expenditure by the business sector, a further $987 million was expended by government, higher education and private non-profit sectors on research and development in Queensland in 2002–03.3 This represents an increase of 22.4% in non-business expenditure compared with 2000–01, and is stronger than the growth of 15.4% in Australia over the same period.
While Queensland’s business expenditure on research and development as a proportion of gross state product is low relative to Australia, the annual average rate of growth in Queensland’s research and development expenditure over the past decade (13.5%) is significantly higher than that for Australia (8.8%). This low result for Queensland reflects in part the industrial structure as well as the location of head offices in other states of businesses that operate in Queensland.
While difficult to measure, the rate of adoption of new technologies, irrespective of where they are created, is an important driver of growth in Queensland. The State’s long-term productivity growth indicates a high rate of adoption of such interstate and overseas technologies.
Innovation in Queensland can be measured by the number of patents granted per million residents. In 2004–05, there were 53 patents granted per million Queenslanders, compared with 57 patents per million in 2003–04. The national average in 2004–05 was 65 patents per million Australians. Queensland’s share of national patents declined from 18.2% in 2003–04 to 15.8% in 2004–05.
Research and innovation
Business research and development expenditure as a proportion of gross state/domestic product, Queensland and Australia, 1993–94 to 2003–04
Source: Australian Bureau of Statistics, Research and Experimental Development, Businesses, Australia, cat. no. 8104.0; ABS, Australian National Accounts: National Income, Expenditure and Product, cat. no. 5206.0; and Office of Economic and Statistical Research, Queensland Treasury, Queensland State Accounts
Number of patents granted to residents, Queensland and Australia, 1994–95 to 2004–05
Source: IP Australia; and Office of Economic and Statistical Research, Queensland Treasury

Note:	Comparing data between recent years may be affected by a change in patent application procedures. From May 2001, the Petty Patent application ceased to be available, replaced by the Innovation Patent application. Existing Petty Patent applications continued through the system after this date, with the last being granted in 2002–03. Although the Petty Patent and Innovation Patent applications have a similar purpose, there are far more applications for Innovation Patents than there were for Petty Patents, and a corresponding drop in Standard Patent applications. It is not possible to tell how the changes in patent application procedures have affected the total number of patent applications in recent years, and how much is due to other factors.

[2]	The business research and development survey is conducted annually, with the latest available data being for 2003-04.

[3]	The government, higher education and private non-profit surveys are conducted two-yearly with the latest available data for the government and private non-profit sectors being for 2002-03, and 2002 for the higher education sector.

Page 16	Priorities in Progress 2004–05

Significant achievements
Food and Agribusiness Research and Development Strategy
Background
Queensland’s food and agribusiness sector is a significant contributor to the State’s economy, generating employment, regional development and valuable export income. Despite drought and declining terms of trade, output from the sector continues to increase. This is largely the result of strong productivity growth driven by the generation and adoption of new knowledge and technologies.
To ensure the sector continues to grow, it must build on its current strengths by identifying new opportunities and solutions and by applying new technologies and new science in this context. To achieve continued productivity growth and to maintain a high return on research and development investment in this sector, the Queensland Government developed the Food and Agribusiness Research and Development Strategy.
The strategy is interwoven with the Smart Queensland Strategy and the Queensland Research and Development Priorities, both of which recognise research and development and innovation as drivers for economic growth within Queensland.
Description
The purpose of the Food and Agribusiness Research and Development Strategy is to provide clear, concise and authoritative direction for the Government’s research and development investment in the food and agribusiness sector for the next five to 10 years.
The strategy ensures that the Queensland Government’s investment is strategic, supports the economic development of the sector, meets the Government’s priorities and clearly aligns with the Smart Queensland Strategy.
All the Government’s research and development investment for the food and agribusiness sector will be focused on the strategic issues facing the sector. This will require continued investment in research and development that has provided a vital competitive advantage to Queensland’s food and agribusiness industries. It will also require a shift in resources to new strategic platforms to tackle emerging issues and opportunities (e.g. climate impacts, changing consumer and market demands, functional foods and biomaterials).
Impact on priorities
The strategy contributes to Growing a diverse economy and creating jobs, by targeting investment to achieve the greatest economic benefit for Queensland, while Protecting the environment for a sustainable future.
For the Queensland economy this research and development underpins:
>	innovation and industry development processes that are critical to sustaining productivity growth in the food and agribusiness industries;
>	market access (meeting the quality and quarantine requirements of importing nations), providing a critical link to the Government’s focus on improving exports;
>	domestic requirements for quarantine, food safety and human health considerations in relation to food and agriculture; and
>	the sustainable management of natural resources linked to primary industries.
The strategy also contributes to Realising the Smart State through education, skills and innovation, by applying world class research to Queensland’s advantage in the development and application of innovative, practical solutions for the food and agribusiness sector.
Implementation status
An implementation plan has been developed in parallel with the strategy.
Since its launch in March 2005, the strategy has been presented to researchers across Queensland, and comprehensive discussions with stakeholders have commenced. The strategy has been used to evaluate new project proposals.
In addition, the implementation plan has scoping studies scheduled for 2005–06 to explore potential new investment in four areas of revolutionary science: agricultural biotechnology, future foods, tropical and subtropical science, and advanced biomaterials.

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A strong diversified economy
Significant achievements
Queensland Biotechnology Strategic Plan 2005–2015
Background
The Queensland Biotechnology Strategic Plan 2005–2015: Biotechnology – Setting New Horizons incorporates a 20-year vision and five-year action plan to accelerate the growth of Queensland’s bio-industries into a regional hub.
Description
The plan focuses on capitalising on Queensland’s competitive strengths in medical, agricultural, environmental and industrial biotechnology. The plan also addresses infrastructure, industry financing, skills, alliances and communication to assist in achieving Queensland’s targets.
Impact on priorities
Investment in biotechnology will underpin the competitiveness of our existing industries, such as agriculture and mining, as well as creating sustainable and high value employment in this emerging industry.
Implementation status
Actions identified in the plan will be implemented over the next five years with close consultation with industry.

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Future directions
While the Breaking the Unemployment Cycle initiative has been very successful in assisting the long-term unemployed and the most disadvantaged jobseekers to return to work, the Government will soon refocus employment programs to meet the challenges posed by a dynamic labour market.
Accordingly, the Government’s Green Paper, Queensland’s Proposed Responses to the Challenges of Skills for Jobs and Growth, proposes that the initiative be replaced with new measures that focus more on providing disadvantaged jobseekers with skills that will enable them to progress into sustained employment, particularly in industries suffering skills shortages. It also proposes to continue to deliver programs targeting young people as part of the Education and Training Reforms for the Future.
As the labour force ages, raising the labour force participation of all segments of the working-age population will be critical to maintaining economic growth and increasing real incomes. Thus the future directions for employment programs may encompass a shift towards helping low-skilled Queenslanders who are employed in a casual or part-time capacity and who are unable to obtain longer hours because of inadequate skills.
In May 2005, the Australian Prime Minister announced plans to create a national industrial relations system based on the corporations power in the Commonwealth Constitution. The Queensland Government is opposed to these changes and will aim to maintain its own system of industrial relations, which has resulted in working days lost due to work stoppages falling to a record low and being consistently below the Australian figure.
The Queensland Government’s Work and Family Project – Pilot Program responds to the increasingly important issue of balancing work, family and lifestyle for families, business and government. The number of people who combine work and family responsibilities has increased over the past two decades and as our population ages it is likely that even more employees will be combining work with caring responsibilities.
The program is a collaborative research project between the Government and the University of Queensland, and is evaluating family-friendly initiatives. It includes development of a self-assessment questionnaire to allow organisations to evaluate and improve their work and family policies. More than 3,000 employees from 10 organisations in rural and urban areas have tested the tool as part of the pilot program.
The Government is a partner in a three-year research project into parental leave in Australia led by the University of Queensland and the University of Sydney. The project will provide information about the use of parental leave and workers’ preferences for combining work and family responsibilities. This information will help inform the Government’s policies on work and family issues.
Smart Queensland: Smart State Strategy 2005–2015 identifies the need to speed up the innovation process and to build the foundations of an innovative society as the next steps necessary to accelerate Queensland’s development as the Smart State. It introduces initiatives in the education system and across communities to create an innovative society and to help businesses and industries to embrace innovation. Initiatives include:
>	a new curriculum and reporting framework setting new assessment standards and statewide testing of student performance;
>	Smart Classrooms – by 2007, 1,300 state schools will have electronic access, enabling parents to access class work and learning materials at their convenience;
>	separate academies in the sciences and arts, which will support high performance students to extend their learning experience;
>	internships in businesses and universities for undergraduate students in priority areas such as science and engineering;
>	free one-stop shops offering training and career advice;
>	funding to attract and retain top researchers and to provide scholarships to promising PhD students;
>	a new approach to training to address key and emerging skill shortages and to create a training system that will support the participation of Queenslanders in the Smart State;
>	collaborative knowledge precincts including an Ecosciences Precinct with the potential to co-locate more than 1,000 researchers, commercialisation experts and entrepreneurs from several departments; and a Health and Food Sciences Precinct, with scientists from

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A strong diversified economy
several departments and potentially research organisations such as the CSIRO, to focus on how Queenslanders can live longer, healthier lives through advances in health care, medicine, food and nutrition; and
>	Business and Skilled Migration Program –to attract highly skilled workers to Queensland.
Initiatives designed to support innovation across the economy to grow the jobs for a highly skilled workforce include:
>	funding to stimulate research, development, commercialisation and technology diffusion, and to support collaborative research projects between industry, government and research organisations;
>	expanding the International Collaborations Program to support alliances with countries, regions and overseas institutions;
>	developing strategies to grow priority industry sectors;

>	establishing technology incubators including a new high-tech incubator in Cairns;

>	implementing the Biotechnology Commercialisation Pipeline, establishing a register of Government Intellectual Property, and developing an ICT Commercialisation Program for government-owned intellectual property;
>	investing in the Queensland Aquaculture Development Initiative to support innovation and continued expansion of the aquaculture industry;
>	continuing to pursue export opportunities for Queensland businesses under the Export Solutions Strategy , including the identification of new Asian markets for horticulture;
>	establishing the Smart Exploration Service for expanding mining opportunities;

>	implementing Smart Water and Smart Energy initiatives and establishing an International Water Centre , a partnership between the University of Queensland, Griffith University, Monash University and the University of Western Australia; and
>	establishing a Premier’s Taskforce to develop a Queensland Sustainable Natural Resource Development Strategy.
The Government will also continue to promote the sharing of ideas about new and emerging developments. These include:
>	holding an Ideas Festival where the community can participate in informed debate;
>	establishing a Smart State Council chaired by the Premier and including the Queensland Chief Scientist and other highly credentialled business and academic leaders to advise on emerging trends and opportunities;
>	establishing a Smart State Virtual Network to enable Queenslanders to share information and ideas;
>	establishing a Smart State Alumni network of community and business leaders to be advocates for the Smart State across Queensland and the world;
>	establishing the annual Queensland Multicultural Festival and Images of Queensland: Multiculturalism in Focus Photographic Awards; and
>	developing a Productive Diversity Strategy to promote the economic benefits of cultural diversity.
The Queensland Government invests more money on research and development on a per capita basis than any other state in Australia. The Queensland Research and Development Priorities strategically direct research and development investment by the State. The priorities will be reviewed by the Queensland Chief Scientist in consultation with the community in late 2005 to ensure their continued appropriateness in delivering maximum economic, social and environmental returns to Queenslanders.
The production and export of Queensland coal is expected to increase by 5–13% over the five years to 2009–10.
In May 2005, the Government released the Coal Infrastructure Program of Actions to ensure that the State’s coal infrastructure keeps pace with the expected growth in coal exports. The program includes:
>	coal infrastructure projects already committed;
>	projects required to be undertaken to expand capacity to 215 million tonnes per annum, subject to commercial contracts; and
>	strategic planning that will be undertaken to cater for a significantly larger increase in the demand for coal, to 235 million tonnes per annum capacity.

Page 20	Priorities in Progress 2004–05

The delivery of the program of actions will be coordinated to ensure that related elements of infrastructure are delivered in a similar time frame such as rail infrastructure supporting port expansions.
The Government has also announced the establishment of a Mining Industries Skills Centre, which will seek to address the skills and training requirements of the coal industry.
Development of a new Queensland Tourism Strategy is under way. The strategy will set the vision for the sustainable development of Queensland tourism over the next 10 years.
Through its implementation, Queensland can expect a number of long-term benefits and improved tourism outcomes including:
>	increased investment opportunities and the development of world class tourism-related infrastructure;
>	increased export opportunities and more direct and indirect employment;

>	improved entrepreneurship and enhanced training and service standards in the industry;
>	a stronger partnership approach with industry and the community through accommodating critical industry and community priorities;
>	a sound basis for planning, managing and developing tourism in Queensland’s destinations; and
>	a more economically, environmentally and socially sustainable industry.
The South East Queensland Infrastructure Plan and Program outlines a balanced program of investment between transport modes and provides planning intentions for major infrastructure over the next 20 years.
The future transport system for the region will have a greater focus on public transport to provide more travel choices. Walking and cycling will also be important.
All levels of government will continue to have a role in managing and developing the transport system. Cooperative planning and investment processes are already in place. It is envisaged that the Australian Government will continue to direct investment towards a strategic network of transport corridors, including rail links, under its AusLink program.
Brisbane City Council is currently investigating cross-city tunnel projects (TransApex) that aim to reduce traffic congestion in inner Brisbane. The Queensland Government has provided in-principle support to the North South Bypass tunnel and will be directly involved in a joint partnership for a detailed feasibility study on the Airport Link.
The increased focus on public transport in South East Queensland is reflected in the 20-year plan. A major busway program will allow the region’s public transport system to handle the planned increase in passenger numbers. Improving freight transport links to the Australia TradeCoast area is a key issue to be targeted.
Outside the south-east corner a program of regionally significant roadworks will support industry in rural and regional Queensland.
The introduction of integrated ticketing under TransLink marked an important step towards smart, flexible and convenient public transport.
TransLink will help people reach their destinations more easily and quickly by centrally planning and improving major public transport routes, services, connections and infrastructure.
Already TransLink has delivered significant public transport service improvements across the region, including the Sunshine Coast, Brisbane, Ipswich, Logan and the Gold Coast.
The boost to services is designed to reduce traffic congestion and environmental damage by providing extra bus services and routes, improved reliability and integration of services, and better bus, train and ferry stations and stops.
The Draft TransLink Network Plan maps out the direction for public transport service and infrastructure improvements over the next 10 years and outlines a three-year program of activities.

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Page 22	Priorities in Progress 2004–05

A community of well-skilled and knowledgeable people
Developing skills and knowledge throughout the community is central to the achievement of the Government’s priority of Realising the Smart State through education, skills and innovation.
Initiatives that assist young people in their transition to work are a priority for the Government, as is maximising the productive capacity of mature-aged people.
In the Queensland context of a rapidly growing population and an ageing workforce, a culture of lifelong learning is an imperative for economic and social sustainability.
The Government partners with industry and the community to develop and implement strategies to build and maintain a community of well-skilled and knowledgeable people.
Strategies are prioritised to ensure that Queenslanders have the skills to gain and maintain meaningful employment and the skills, confidence and opportunities to participate effectively in community life. To ensure equity in economic and community life, the Government assists individuals who are marginalised or disadvantaged by circumstance, including the long-term unemployed, mature-aged people, people with a disability, Indigenous people, people from non-English speaking backgrounds, and women.
Achievement of a community of well-skilled and knowledgeable people will contribute to each of the eight outcomes that the Government seeks to achieve.
Performance summary
Queensland year 3 students perform at consistently high levels and at levels comparable to the national average in reading, writing and numeracy, even though Queensland students are, on average, six months younger and have had one year less of formal schooling than most of their interstate counterparts at the time of taking the tests.
Around 90% or more Queensland students are achieving the year 3 national benchmarks in reading, writing and numeracy. More than 80% of students are achieving the years 5 and 7 reading and numeracy benchmarks and well over 90% are achieving the writing benchmarks. Queensland is comparable to Australia in most areas. For year 7 numeracy, Queensland tends to be above the national percentage, although the State tends to be below the national results for year 3 writing and year 5 reading.
The Government is committed to increasing school retention rates and has continued to implement its reform agenda to improve outcomes for all students and provide a supportive educational environment for young people at risk of leaving school early. For state school students, the apparent retention rate of 75.3% for Queensland in 2004 is 5.5 percentage points higher than the Australian rate of 69.8%.
Queensland outperforms all other Australian states in retention of Indigenous students. The overall achievement of reading, writing and numeracy for Indigenous students in Queensland was comparable to those in Australia for the latest year that data are available (2003).
The proportion of people aged 15–64 years in Queensland with a non-school qualification increased to 48.7% in 2004, still slightly lower than the Australian figure of 50.9%.
Total enrolments at Queensland universities increased by about 5,000 in 2004 to more than 184,000 students. An increasing number of mature age students are taking up university studies to improve their employability, with nearly 40% of domestic students aged 25 years and over in 2004.

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A community of well-skilled and knowledgeable people
Significant achievements
Smart Queensland: Smart State Strategy 2005–2015
Background
The first stage of the Government’s Smart State Strategy focused on strengthening Queensland’s research and development base, broadening and diversifying the economy to create new export industries and jobs, improving the productivity and export performance of established industries, and reforming Queensland’s education and training systems.
In 2005, following widespread consultation, the second stage of the strategy, Smart Queensland: Smart State Strategy 2005–2015 , was launched.
Description
Smart Queensland builds on the momentum and successes of the first stage of the Smart State Strategy and is focused around:
>	boosting industry innovation and commercial capacity for greater global exports and trade gains; and
>	building Queensland’s capacity as an innovative society over the long term, through investing in knowledge and skills.
The strategy comprises two main elements:
>	building the foundations for a sustainable innovative society; and

>	speeding up innovation.
‘Building the foundations’ focuses on:
>	equipping Queenslanders with education and skills to participate effectively in the information economy, now and in the future;
>	creating a training and higher education system that will partner with industry to deliver flexible and responsive training to address skills shortages and boost innovative enterprise;
>	building a community that cares for its people, celebrating creativity and diversity;

>	facilitating infrastructure to strengthen Queensland’s connectivity; and

>	encouraging sustainable use of our natural resources.
Strategies for ‘speeding up innovation’ focus on:
>	building the Queensland brand – focusing on our strengths and building local and global recognition in those areas;
>	targeting support to convert good ideas into results; and

>	developing strategic alliances and networks.
Impact on priorities
Smart Queensland contributes to the State’s economic growth.
Implementation status
Ongoing initiatives include:
>	the Smart State Research Facilities Fund;
>	expansion of the Innovation Start-up Scheme to encourage adoption of innovative processes and technologies to increase industry productivity;
>	the Business and Skilled Migration Program to increase Queensland’s appeal as a destination to live in and do business with;
>	redevelopment of the former Boggo Road Gaol site as an integrated knowledge precinct focusing on ecosystems science; and
>	the Smart State Health and Medical Research Fund to support Queensland’s clinical researchers.
New initiatives are outlined in the previous chapter of this report on pages 19–20.

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Early phase of learning (preparatory – year 3)
The first years of schooling are critical in providing children with strong foundations for learning. The Government acknowledges the importance of early literacy and numeracy acquisition, and has implemented targeted early intervention strategies to assist students who are experiencing difficulties in these areas.
The information generated through the Year 2 Diagnostic Net is used by schools to identify and support students to improve their results. Since its introduction in 1996, the progress of students across years 1, 2 and 3 has been tracked in reading, writing and number. The 2004 results reflect a continuing improvement from year to year.
National benchmarks have been set in reading, writing and numeracy in year 3. These represent the minimum acceptable standard in essential elements of literacy and numeracy. Recent results indicate that increased percentages of students in year 3 are achieving the national reading benchmarks in 2004. The results for Queensland are similar to those for Australia, except for writing, which tends to be lower (although 2004 national figures are not yet available). The results for Indigenous Queenslanders are lower than for all students, although they are comparable with the national percentages for Indigenous students.
Pivotal to improving the learning outcomes of students in the early phase of learning has been the introduction of the preparatory year of schooling. Once full implementation is achieved in 2007, the benefits to young children’s communication, literacy, numeracy and social–emotional development should be more evident. This will also allow for more reliable comparison of year levels across states, because Queensland students will then be participating in formal schooling for the same amount of time as their interstate counterparts.
Year 2 Diagnostic Net
Percentage of year 2 students not requiring additional support, government schools, Queensland, 2001 to 2004
Source: Department of Education and the Arts
Year 3 reading, writing and numeracy
Percentage of year 3 students achieving the national benchmarks in reading, writing and numeracy, Queensland, 2000 to 2004
Source: Queensland Studies Authority; and Ministerial Council on Education, Employment, Training and Youth Affairs, National Report on Schooling in Australia

Note:	The percentage of students achieving the benchmark is a process of estimation and therefore it is reported with a 95% confidence interval.

For example, where the percentage of year 3 students in 2004 achieving the national reading benchmark was 97.0% ± 0.5%, this means there is a 95% chance of the actual percentage being between 96.5% and 97.5%.

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A community of well-skilled and knowledgeable people
Significant achievements
Universal preparatory year
Background
Preparatory year is the first year in the early phase of learning, which spans preparatory year to year 3. The full-time, non-compulsory preparatory year will commence in 2007 and lead to changes to the compulsory year 1 starting age from 2008. These changes will be included in the amended Education (General Provisions) Act 1989.
Description
The findings of the Preparing for School trial indicate that the preparatory program is highly successful in promoting children’s social–emotional, communication, numeracy, literacy and motor skills. In addition, full-time provision was found to be more successful than part-time provision as it introduces continuity and consistency. In 2004, 52 state and 14 non-state schools offered the non-compulsory, full-time preparatory year.
From 2007, all Queensland children of eligible age will have access to a full-time preparatory year of schooling prior to year 1. The non-compulsory preparatory year of schooling will be offered in primary schools and will replace the current part-time preschool system.
Impact on priorities
This initiative contributes to the Government’s priority of Realising the Smart State through education, skills and innovation.
The preparatory year will significantly contribute to improving children’s access to a full-time education program prior to compulsory schooling, smooth their transition to year 1 and provide their first step in the lifelong learning process.
Implementation status
In 2005, there have been 96 state and non-state schools participating in the preparatory year phase-in. An additional 25 state and non-state schools will offer the preparatory year in 2006, leading to statewide implementation from 2007.

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Middle phase of learning (years 4–9)
The Middle Phase of Learning State School Action Plan aims to inspire young people to keep learning. Community input informed the development and implementation of the action plan, which specifies 13 key actions requiring systemic initiatives and local reform.
The initiatives include increasing curriculum coordination time from January 2004 in special schools, and primary schools with more than 500 full-time students; progressively reducing class size targets for years 4 to 10 from 30 to 28 from 2007; professional development; and strengthening alignment between curriculum, assessment and reporting within and across Queensland schools.
Schools are required to develop strategies to engage students in meaningful learning across years 4 to 9, including ongoing development in literacy and numeracy; increasing access to extracurricular activities and opportunities for student achievement; providing professional development for teachers; and ensuring effective parent and community involvement in the middle phase of learning.
The percentage of all Queensland year 5 students achieving the writing benchmark increased in 2004. The percentages of year 5 students achieving the reading and numeracy benchmarks remained steady. The results for Queensland are similar to those for Australia, except for reading, which tends to be lower (although 2004 national figures are not yet available). The results for Indigenous Queenslanders are lower than for all students, although writing tends to be higher than the national percentage for Indigenous students while reading tends to be lower.
The percentages of year 7 students achieving the reading and writing benchmarks increased in 2004. The results for Queensland tend to be higher than the national percentage for numeracy. The results for Indigenous Queenslanders are lower than for all students, although writing and numeracy tend to be higher than the national percentages for Indigenous students.
Year 5 reading, writing and numeracy
Percentage of year 5 students achieving the national benchmarks in reading, writing and numeracy, Queensland, 2000 to 2004
Source: Queensland Studies Authority; and Ministerial Council on Education, Employment, Training and Youth Affairs, National Report on Schooling in Australia
Year 7 reading, writing and numeracy
Percentage of year 7 students achieving the national benchmarks in reading, writing and numeracy, Queensland, 2000 to 2004
Source: Queensland Studies Authority; and Ministerial Council on Education, Employment, Training and Youth Affairs, National Report on Schooling in Australia

Note:	The percentage of students achieving the benchmark is a process of estimation and therefore it is reported with a 95% confidence interval. For example, where the percentage of year 7 students in 2004 achieving the national reading benchmark was 94.5% ± 0.7%, this means there is a 95% chance of the actual percentage being between 93.8% and 95.2%.

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A community of well-skilled and knowledgeable people
Senior phase of learning (15–17 year olds)
The Government has introduced learning and earning initiatives under Education and Training Reforms for the Future that will deliver increased flexibility and more varied pathways for 15–17 year olds. The reforms are underpinned by greater collaboration between all education providers, employers and community organisations.
The legislative framework for supporting the reforms, the Youth Participation in Education and Training Act 2003, comes into effect at the start of 2006. From 2006, young people will be required to remain at school until they complete year 10 or turn 16 years of age, whichever comes first. They will then participate in education, training or employment until they turn 17 or complete an appropriate qualification.
Apparent retention rates in Queensland state schools have been consistently higher than the national rate for a number of years. Females have also exhibited higher rates of retention than males in Queensland, as is the case at the national level.
Indigenous students in Queensland achieved higher rates of retention than the national rate. However, Indigenous students have yet to achieve parity with non-Indigenous students, even though retention has grown slightly in the past five years.
The Government is committed to reducing the difference between non-Indigenous and Indigenous student retention rates. The Partners for Success strategy aims to improve the apparent retention of year 8 to year 12 Indigenous students from 51.3% in 2004 to 57% by 2008.
Retention rates
Apparent retention rates for all students and Indigenous students from years 7/8 to year 12, Queensland and Australia, 2000 to 2004
Source: Australian Bureau of Statistics, Schools, Australia, cat. no. 4221.0 and unpublished data; and Department of Education, Corporate Data Warehouse

Notes:	Based on full-time enrolments only. Rates for Queensland refer to state schools only. For Australia, rates for all students refer to government schools, while Indigenous rates refer to government and non-government schools.

To calculate the apparent retention rate for full-time students at the Australia level, the total number of full-time students in year 12 in 2004 is divided by the number of full-time students in the base year, which is year 7 in New South Wales, Victoria, Tasmania and the Australian Capital Territory in 1999 and year 8 in Queensland, South Australia, Western Australia and the Northern Territory in 2000 (since those years represent the commencement of the secondary school system in the respective state or territory). The resultant figure is converted to a percentage.

Care should be exercised in the interpretation of apparent retention rates because of these differences in base years between states and territories, and also because the method of calculation does not take into account several factors. At the Australia level, these include students repeating a year of education, migration and other net changes to the school population. At lower levels of disaggregation, additional factors affecting the data, such as enrolment policies (which contribute to different age/grade structures between states), inter-sector transfer and interstate movements of students, have not been taken into account. Particularly in small jurisdictions, relatively small changes in student numbers can create large movements in apparent retention rates. The inclusion or exclusion of part-time students can also have a significant effect on apparent retention rates. The relative impact varies between states.

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Significant achievements
Senior Phase of Learning reforms
Background
The Youth Participation in Education and Training Act 2003 and the Training Reform Act 2003, which aim to ensure that young people remain in education or training until the age of 17 years unless they are working at least 25 hours a week, will take effect from January 2006.
Description
The Senior Phase of Learning reforms aim to improve outcomes for all students through the following initiatives:
>	Local District Youth Achievement Plans outline education and training priorities for young people in the senior phase of learning (typically aged 15–17 years) and the actions the local area will implement to develop local learning and employment opportunities.
>	In 2005, around 55,000 students had the opportunity to develop Senior Education and Training Plans. The plans are designed to enable students in year 10 to map their individual learning pathways in the senior phase.
>	In June 2005, around 21,200 Learning Accounts had been created. These accounts contain personal details and in some cases the intended learning options of the young person, and allow them to have credits banked and recorded throughout their senior phase of learning.
>	Nearly 200 innovative local initiatives aimed at enhancing learning options and pathways, particularly for young people at high risk of disengaging from learning, have commenced.
Impact on priorities
The reforms contribute to the priority of Realising the Smart State through education, skills and innovation.
Students who complete senior education or its equivalent have significantly higher employment opportunities and self-confidence and are more likely to participate in community life.
Implementation status
After successful trials in 2003, the Senior Phase of Learning reforms were extended statewide.
The reforms have achieved the following:
>	A total of 113 youth support coordinators have been funded for recruitment. This has fulfilled the Government’s commitment to engage an additional 100 youth support coordinators across the State by June 2006.
>	In addition to the Access to Pathways grants program, which funds innovative education and training services to re-engage 15–17 year olds, the Government is trialling a centralised funding and resourcing arrangement in seven trial areas to maximise local opportunities for disengaged young people.
>	Statewide implementation of District Youth Achievement Plans has been undertaken.
>	A mentoring program that involves using volunteer mentors to work with young people at risk of not achieving has been developed, with nine trial sites commencing.
>	By the end of the 2005 school year, all year 10 students will have had the opportunity to develop a Senior Education and Training Plan.

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A community of well-skilled and knowledgeable people
Significant achievements
Skilling strategies for 15–17 year olds
Background
Part of the Education and Training Reforms for the Future reforms is the expansion of senior schooling pathways that lead to further education, training and work.
Description
Queensland communities have been playing a significant role in Education and Training Reforms for the Future trials across the State.
Technical and Further Education (TAFE) institutes and community groups are:
>	driving continued growth in school-based apprenticeships and traineeships in local areas;

>	providing vocational education and training to students in high schools; and
>	providing specific support for disadvantaged groups, young people at risk of disengaging from the education and training system, and unemployed early school leavers to assist them in finding a pathway to further education or training or employment.
Unique, targeted, statewide initiatives such as the pilot Get Set for Work program are designed to specifically engage young people whose needs cannot be met by the current education system.
The Youth Training Incentive program provides incentives to employ school students in the secondary phase of learning in school-based apprenticeships and traineeships.
Impact on priorities
These initiatives contribute to the Government’s priority of Realising the Smart State through education, skills and innovation.
The reform agenda increases the level of training and access to learning options for all young people. It improves the quality, flexibility and availability of training products and services for young people, particularly those who are the most disadvantaged.
Implementation status
By 30 June 2005:
>	The program was delivered in 23 locations to assist 836 early school leavers, or those at risk of leaving school, into employment, return to school or into further training.
>	A total of 696 school-based apprentices and trainees had been employed in the public sector, and a further 481 by private sector employers in rural and remote areas.
>	The Indigenous Employment and Training Support program had expanded to 20 support officers who provided culturally appropriate mentoring support to Indigenous apprentices and trainees, and vocational education and training to students and jobseekers.
From 1 July 2005, the Youth Training Incentive eligibility criteria for private sector employers in identified rural and remote areas was expanded to include an additional 41 local government shires, enabling more private sector employers to take on local school-based apprentices and trainees.
The Get Set for Work program will continue statewide in 2006 with program components expanded to enable paid part-time work through apprenticeships and traineeships. Full implementation of the program will occur in 2007.

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Lifelong learning
The creation, production and distribution of goods and services are becoming increasingly reliant on the use of new knowledge and technologies. This must be supported by a highly skilled and adaptable workforce, which requires ongoing investment in training and education.
The proportion of Queenslanders aged 15–64 years with non-school qualifications increased from 45.4% in 2001 to 48.7% in 2004. Queensland remains below the Australian average, which rose from 47.2% to 50.9% over the same period.
With unemployment levels in Queensland at a historical low, the vocational education and training system will need to increase its focus on existing workers to provide the skills needed to support business, particularly in the areas of new technology.
Through its TAFE institutes, the Government develops training courses designed to upskill existing workers, including reskilling strategies to allow existing workers to move into new occupations. In 2003–04 and 2004–05, around 53,000 people aged 45 years and over accessed vocational education and training courses in Queensland each year.
Non-school qualifications
Proportion of persons aged 15–64 years with a non-school qualification, Queensland and Australia, 2001 to 2004
Source: Australian Bureau of Statistics, Education and Work, Australia, cat. no. 6227.0 and unpublished data

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A community of well-skilled and knowledgeable people
Higher education provides opportunities for lifelong learning, developing high-level skills and knowledge in the community.
After experiencing a period of rapid growth, total domestic enrolments have been levelling in recent years. This is consistent with national trends. Substantial growth in international student numbers continues, some of whom remain in Queensland.
The proportion of school leavers continuing directly to higher education declined between 2002 and 2004. This downward trend is currently being studied by the Government to identify alternative and innovative potential policy responses. Mature age higher education participation remains at a high level, with nearly 40% of the domestic student population aged 25 years and over.
Enrolments in doctorate degrees increased from 6,034 in 2002 to 6,665 in 2004. Most of these students are domestic students. This will provide Queensland with an increasing pool of highly qualified people to contribute to research and innovation in a variety of fields.
University enrolments
Enrolments at Queensland universities, 2002 to 2004
Source: Department of Education, Science and Training, Higher Education Student Data Collection; and Bond University

Note:	Enrolments are for the full academic year for Queensland’s nine universities.
Domestic commencing enrolments at Queensland universities by age of student, 2002 to 2004
Source: Department of Education, Science and Training, Higher Education Student Data Collection
Doctorate degree enrolments at Queensland universities, 2002 to 2004
Source: Department of Education, Science and Training, Higher Education Student Data Collection

Note:	Excludes Bond University before 2004.

Page 32	Priorities in Progress 2004–05

Household access to computers and the internet provides an indication of the extent of people’s uptake of computer technology.
The proportion of households in Queensland with access to a computer at home rose steadily from 43% in 1998 to 65% in 2003. The proportion of households with access to the internet at home increased more rapidly over this period, from 15% to 52%. Corresponding proportions for Australia in 2003 were similar to those for Queensland, with 66% of the nation’s households having access to a computer at home and 53% having access to the internet at home.
Children aged 5–14 years in Queensland recorded high computer usage in 2003, with 95% using a computer and 63% using the internet, compared with 95% and 64% respectively in Australia. Of persons aged 60 years and over in Queensland in 2003, 30% used a computer while 22% used the internet, slightly higher than the proportions for Australia of 29% and 21% respectively.
Among Queensland’s Indigenous persons aged 15 years and over, 58% used a computer and 41% used the internet in 2002. The proportions for Australia were 56% and 41%.
In Queensland in 2003, 50% of persons aged 15 years and over with a disability used a computer while 41% used the internet. This was slightly higher than for Australia, which had proportions of 48% and 39%.
Home computer and internet access
Proportion of households with computer and internet access, Queensland, 1998 to 2003
Source: Australian Bureau of Statistics, Household Use of Information Technology, cat. no. 8146.0

A community of well-skilled and knowledgeable people	Page 33

A community of well-skilled and knowledgeable people
Significant achievements
Lifelong learning for all Queenslanders — SmartVET
Background
Increased skills enable Queenslanders to meet the changing demands of the workplace, to use new technologies, to change jobs, and to accommodate changing personal needs, for example as they approach retirement or re-enter the workforce after a period of absence. Skill shortages and an ageing population increase the importance of raising the skills of people in the workforce and assisting people who might otherwise not have participated in the workforce to gain employment.
Description
SmartVET initiatives support lifelong learning for Queenslanders. Initiatives include the following:
>	Recognition of Prior Learning fast tracks existing workers towards the achievement of a qualification through the analysis of their existing skills and gap training needs, together with the provision of financial incentives to encourage registered training organisations to increase their delivery of recognition of prior learning.

>	The Industry Training Partnership project targets existing lower skilled/unqualified workers, particularly mature age workers, to increase their involvement in traineeships in new and emerging industries and priority skills shortage and skills gap areas.

>	The Cadetships initiative aims to develop and trial new high-level vocational education and training qualification pathways in industries experiencing critical skill shortages.

>	Accelerated Apprenticeship pilot projects trial new apprentice training arrangements to provide trade qualifications in shorter than the normal four-year duration.

>	Skilling Solutions Queensland is an information service to help Queenslanders to make informed decisions about training and career opportunities and improve their future job prospects.
More programs are supported by the Breaking the Unemployment Cycle initiative, including the Community Training Partnerships and the Back to Work: Parents and Carers programs.
Impact on priorities
Skills and knowledge are necessary for nations and individuals to prosper. A skilled population is one of the strongest foundations for a strong and healthy economy, and for a cohesive society. Lifelong learning impacts on the education and economy priorities.
Implementation status
As at 30 June 2005:
>	almost 600 existing workers had undertaken Recognition of Prior Learning;

>	thirty-five Industry Training Partnership contracts had been entered into with training providers to deliver training to 2,360 existing workers;

>	one Cadetship model was being trialled in the forestry industry with the aim of providing 50 cadetship places in the industry;

>	fifteen Accelerated Apprenticeship pilots aimed to provide supported, accelerated training opportunities to more than 300 apprentices had been established; and

>	the Skilling Solutions Queensland pilot service had made contact with over 1,500 Queenslanders, mostly aged 35 to 64 years.

Page 34	Priorities in Progress 2004–05

Significant achievements
Southbank Education and Training Precinct
Background
The Southbank Education and Training Precinct is the Queensland Government’s first full public private partnership established under the Public Private Partnership Policy and Value for Money Framework.
Description
The precinct will be a high-tech centre of learning delivered through a partnership arrangement that brings together the innovation of the private sector with the planning and service delivery skills of government.
Axiom Education Queensland (comprising ABN AMRO, John Holland Construction and Spotless Facilities Management) will design, construct, finance and maintain the precinct facilities over a 34-year period.
The Government will continue to deliver the teaching and the TAFE administrative services and will monitor the performance of Axiom Education Queensland against a clear set of agreed service standards.
The project will involve the construction of 11 new buildings, with another four buildings to be renovated on the four-hectare Southbank Institute of TAFE site.
The Southbank Institute is Queensland’s leading TAFE, with more than 24,000 students enrolled in more than 280 courses. The institute leads the way in attracting international students, with more than 1,400 enrolled in Southbank programs.
The institute specialises in delivering professional training in areas such as biotechnology and health sciences; multimedia, information and communication technology and engineering; eBusiness and international business; hospitality management and tourism; and creative industries.
The redevelopment will build on the institute’s achievements and will enhance Queensland’s reputation as an international education and training centre. The project is demonstration of Queensland’s Smart State agenda.
Impact on priorities
This project contributes to the Government’s priority of Realising the Smart State through education, skills and innovation. It will create a seamless transition between schools, vocational education and higher learning.
The world class facility will support Queensland’s vocational education and training reforms, which focus on improving the quality, flexibility and availability of training products and services for local, interstate and international students.
The project also demonstrates the Government’s commitment to developing stronger partnerships with the private sector to deliver priority infrastructure.
Implementation status
The construction program commenced in mid 2005 and is expected to be completed by early 2009.

A community of well-skilled and knowledgeable people	Page 35

A community of well-skilled and knowledgeable people
Future directions
In October 2004, the Government announced the new Changes to Schools Reporting. The initiative aims to provide parents and communities with the information they want by improving schools’ reporting to meet these needs.
In mid 2005, all schools published information about the outcomes achieved for their students and community in 2004. This included contextual information such as the curriculum taught, extracurricular activities and opportunities for parental involvement, as well as outcomes data such as summary information on the literacy and numeracy tests and retention rates.
The new Queensland Curriculum, Assessment and Reporting framework will:
>	define essential learning for all school students from year 1 to year 10;

>	set standards to measure student achievement in the essential learnings;

>	create a bank of assessment tools to support teachers’ everyday assessment practice;

>	introduce statewide assessments of the essential learnings in years 4, 6 and 9;

>	help schools deliver more cohesive learning programs;

>	assist students in becoming lifelong learners through having deeper levels of understanding in real-world learning experiences;

>	present ways of achieving more comparability of student achievement across schools; and

>	provide meaningful reports of student achievement.
The new framework involves both state schools and non-state schools. It will be available for use in all Queensland schools from 2008.
Two new Smart Academies will be established, one focusing on science, maths and technology and the other on the creative arts.
The academies will cater for years 10 and 11 students from 2007 and year 12 students from 2008. The establishment of the Smart Academies involves a unique partnership with universities and industry, and cultural organisations in the case of the creative arts academy.
The academies will offer opportunities for Queensland’s most gifted students to learn in world class educational institutions that match the best available in Australia and internationally.
High achievers will be able to fast track their studies, gain valuable work experience and combine schooling with their tertiary studies.
Major changes relating to continuing participation in vocational education and training for young people will take effect from 2006. New laws will:
>	make it compulsory for young people to stay at school until they finish year 10 or have turned 16 years (whichever comes first);

>	require young people to then participate in education for a further two years; or until they have gained a senior certificate, or a certificate III vocational qualification or until they have turned 17 years; and

>	provide exemptions for young people who enter full-time work after they have either completed year 10 or turned 16 years.
In 2005–06, funding will be available for 1,700 school-based apprenticeship and traineeship places for young people during their senior phase of learning. The Get Set for Work program will continue its pilot during 2006.
Queensland’s vocational education and training system is set for significant and essential change that will ensure the development of a skilled and flexible workforce that can respond to the needs of business and industry now and in the future.
The Government’s Green Paper, Queensland’s Proposed Responses to the Challenges of Skills for Jobs and Growth, has provided an opportunity for all Queenslanders to participate in the most comprehensive review of the State’s vocational education and training system in 40 years.
The review aims to achieve a better match between the supply of available skills and the rapidly changing demands of the global economy.
The 24 proposals contained in the discussion paper focus on modernising the apprenticeship system; developing more responsive and flexible training; increasing the Government’s engagement with employers; and increasing labour force participation by unemployed, under-employed and under-skilled workers.
About 1,500 people participated in community consultation on the Green Paper, and close to 200 stakeholder submissions were received. Feedback has informed and influenced the development of a White Paper that is being prepared for consideration by the Government.

Page 36	Priorities in Progress 2004-05

Improved standard of living for all Queenslanders
An improved standard of living for all Queenslanders is an overarching objective of the Charter of Social and Fiscal Responsibility. Although this community outcome comes under the broad heading of Building Queensland’s economy, it also contains elements of the other two outcomes groups, that is, Strengthening Queensland communities and Protecting Queensland’s environment. This reflects the importance of not only economic considerations, but social and environmental factors in the determination of living standards.
In this chapter, conventional measures of standard of living will be used, that is, those that relate to economic or material measures of wellbeing. Other measures relating to social and environmental measures of wellbeing are presented in later chapters of this report.
However, there are strong linkages between these economic measures of living standards and social and environmental outcomes. Increases in real incomes, which are a measure of material living standards, can benefit broader aspects of quality of life. For example, higher incomes can improve a person’s ability to engage in greater leisure and cultural activity. Additionally, higher incomes tend to increase the revenue base of the State Government, allowing a greater capacity to increase spending on other community outcomes, including environmental outcomes.
Many government initiatives will indirectly raise material living standards by leveraging participation and productivity, the drivers of economic growth for the State.
Performance summary
Per capita real income levels in Queensland have traditionally been lower than in Australia, though the differential has steadily fallen after a recent peak of 11.9% in 1996–97. In 2004-05, the State’s real income per capita was 8.7% lower than for Australia.
Queensland’s cost of living is generally lower than that of Australia as a whole. Despite strong growth in recent years, Brisbane house prices remain lower than average prices nationally. Fuel prices, too, are significantly lower in Queensland than nationally, assisted by the Queensland Government’s fuel subsidy of around eight cents a litre. As a result, unleaded fuel prices in 2004-05 were around 9% lower compared with the average of the eight capital cities.
Employment in Queensland rose by 31.7% over the 10 years to 2004-05, considerably higher than the Australian figure of 21.4%.
The unemployment rate in Queensland fell by 1.3 percentage points in 2004-05 while the national rate fell by 0.6 percentage point. The State’s unemployment rate averaged 4.9% in 2004-05, its lowest rate in 30 years.
The proportion of unemployed persons regarded as long-term unemployed (i.e. unemployed for 12 months or longer since their last full-time job) has fallen in each of the past three years and remains below that for Australia.

Improved standard of living for all Queenslanders	Page 37

Improved standard of living for all Queenslanders
Regional planning
Significant achievements
South East Queensland Regional Plan 2005–2026
Background
South East Queensland1 is the fastest-growing metropolitan region in Australia, with its population increasing by around 1,000 people a week. By 2026, South East Queensland will be home to an estimated 3.7 million people. Although this new growth brings opportunities, it also brings its own challenges — the region will need around 575,000 new dwellings and around 425,000 new jobs.
The Queensland Government, in partnership with the councils of South East Queensland, has developed a plan to sustainably manage growth in this region over the next 20 years.
Description
The South East Queensland Regional Plan 2005–2026 protects more than 80% of the region from future urban development, while catering for strong population growth and future prosperity.
The plan designates an urban footprint where future urban development can occur. It also maps out a series of investigation area sites that will be examined for their potential to accommodate longer-term development.
Supporting this, the plan also includes an overall strategy to achieve more efficient use of existing urban land, infrastructure and services through a more compact urban form and increased densities around regional activity centres, public transport routes and greenfield development.
The plan places an emphasis on building strong and well-serviced communities across the region, each with distinct local character and identity. Structure plans will be developed for major new greenfield sites to facilitate sustainable, well-serviced communities, incorporating local employment opportunities. Integrating land use and transport through transit-oriented development and mixed-use development will help maximise the use of public transport.
Recognising the vital role that rural areas play in South East Queensland, the plan supports strategies to help ensure the future viability of rural industries and communities. It also recognises the importance of water and energy usage by including measures to reduce consumption, manage demand and increase the use of renewable resources — all in the interests of a more sustainable region.
Impact on priorities
The South East Queensland Regional Plan 2005–2026 will improve outcomes for the Government across all of its identified priorities for the region’s residents.
Implementation status
The regional plan is a statutory plan. State and local governments must take account of it when preparing or amending a plan, policy or code that is related to a matter covered in the regional plan. Development applications must be reviewed against the regional plan, including the regulatory provisions.
The plan establishes implementation and review processes, including sustainability indicators, monitored on a five-year basis. These will measure how successful the region is at becoming more sustainable in the long term. A land and housing monitoring program will be established in a partnership between State and local governments and the development industry to track land availability and housing production annually.
The regional plan will be reviewed every five years to ensure that it remains relevant to managing the region’s long-term development.

1	South East Queensland usually comprises Brisbane and Moreton statistical divisions. The South East Queensland Regional Plan covers Brisbane and Moreton statistical divisions and Toowoomba City. The latter definition is therefore used here.

Page 38	Priorities in Progress 2004-05

Significant achievements
South East Queensland Infrastructure Plan and Program 2005–2026
Background
The South East Queensland Infrastructure Plan and Program is a significant achievement for Queensland. For the first time, a Queensland Government has made a 20-year commitment to fund the necessary infrastructure that supports growth in South East Queensland.
The plan details more than 230 projects, including all planning, design, construction and proposed investigations necessary for its implementation.
Description
The infrastructure plan outlines investments in transport, water, energy, social and community infrastructure and investigations. It includes additional state investment in South East Queensland over the next 20 years.
This commitment to infrastructure provides certainty to the Australian Government, state agencies, local government, the private sector and the general community about the priorities and timing for major infrastructure investment in South East Queensland. This level of certainty will ensure infrastructure in the region is better planned and coordinated to achieve the maximum impact for the least cost.
Delivery of the infrastructure program will be coordinated through program management arrangements being established by the Coordinator General.
Impact on priorities
The South East Queensland Infrastructure Plan and Program will improve outcomes for the Government across all of its identified priorities for the region’s residents.
Implementation status
The plan was released in April 2005 and marks a process to ensure state agencies align their infrastructure and service priorities with this plan. To do this, the plan itself will be reviewed and updated as part of the annual budget process to ensure it remains relevant.

Improved standard of living for all Queenslanders	Page 39

Improved standard of living for all Queenslanders
Real incomes
A basic measure of living standards in an economy is the level of real incomes and their rate of growth. Economic growth in Queensland of 4.0% in 2004–05 was substantially higher than the 2.3% growth recorded for the national economy. Due to strong interstate and overseas migration into Queensland, the State’s population growth continues to significantly outpace that in the rest of Australia. However, even accounting for faster population growth, Queensland’s real income per capita growth of 1.9% in 2004–05 was well above the Australian rate of 1.2%.
The level of real income per capita in Queensland has been historically lower than for Australia. However, the differential has fallen steadily since 1996–97. The strong real income per capita growth in the State in 2004–05 reduced the differential to 8.7%, compared with an average differential of 10.3% over the past 10 years.
Real income
Real income per capita (2003–04 prices), Queensland and Australia, and Queensland’s differential with Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Australian National Accounts: National Income, Expenditure and Product, cat. no. 5206.0; ABS, Australian Demographic Statistics, cat. no. 3101.0; and Office of Economic and Statistical Research, Queensland Treasury, Queensland State Accounts

Note:	As June quarter 2005 population data were not available, the percentage change in population between 2003–04 and 2004–05 has been based on the first three quarters of each year.

Page 40	Priorities in Progress 2004–05

Cost of living
A lower cost of living in Queensland acts to offset the State’s lower household income per capita compared with the Australian average. Lower housing costs and fuel costs, in particular, contribute to Queensland’s lower cost of living.
Historically, lower house prices in Queensland have contributed substantially to the lower overall cost of living in the State. Queensland still enjoys average house prices lower than the weighted average of house prices in the eight capital cities. However, the differential has narrowed since 1999–2000, with rapid house price growth in Queensland. Median house prices in Brisbane in 2004–05 were around 20% lower than the weighted average prices for all capital cities.
Fuel prices in Queensland are lower than in any other Australian capital city, assisted by the Queensland Government’s fuel subsidy of around eight cents a litre. Average fuel prices in the State in 2004–05 were around 9% lower than for Australia as a whole, reducing the impact of high petrol prices on Queensland households.
House prices
Established house prices, Brisbane and Australian eight capital cities weighted average, 1994–95 to 2004–05
Source: Real Estate Institute of Australia; Australian Bureau of Statistics; and Queensland Treasury
Fuel prices
Unleaded fuel prices, Brisbane and Australian eight capital cities weighted average, December quarter 1999 to June quarter 2005
Source: Fueltrac; and Queensland Treasury

Improved standard of living for all Queenslanders	Page 41

Improved standard of living for all Queenslanders
Employment and unemployment
An economy’s capacity to generate employment is an important measure of its standard of living. Employment growth assists in growing dwelling investment, household consumption and overall economic activity, with employment being the primary source of income for most Queenslanders.
Employment growth in Queensland has consistently outpaced national employment growth over the past decade. Growth has been particularly strong over the past several years, with a corresponding decline in the unemployment rate over this period. The State’s economy created an additional 102,900 jobs in 2004–05, while the number of unemployed people declined by 22,000. Importantly, around 85% of jobs created during the year were full-time jobs.
The unemployment rate in Queensland fell by 1.3 percentage points in 2004–05 while the national rate fell by 0.6 percentage point. The State’s unemployment rate averaged 4.9% in 2004–05, its lowest rate in 30 years, and was lower than the national rate (5.3%) for the first time since 1994–95. On a monthly basis, the Queensland rate fell below the Australian rate in August 2004 and remained lower for the rest of the financial year.
The proportion of long-term unemployed people (i.e. unemployed for 12 months or longer since their last full-time job) as a share of all unemployed reflects an economy’s ability to re-skill unemployed people and offer opportunities for all those in the labour force. The proportion of long-term unemployed in Queensland has fallen in each of the past three years. In 2004–05, 17.6% of unemployed people in Queensland were long-term unemployed, 3.0 percentage points below the share nationally. The share of long-term unemployed in Queensland has declined by around nine percentage points over the past decade.
Employment
Employment index, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Labour Force, Australia, cat. no. 6202.0; and Queensland Treasury
Note: 1994–95 equals 100
Unemployment
Unemployment rate (trend), Queensland and Australia, 1995 to 2005
Source: Australian Bureau of Statistics, Labour Force, Australia, cat. no. 6202.0
Long-term unemployed as a proportion of total unemployed, Queensland and Australia, 1994–95 to 2004–05
Source: Australian Bureau of Statistics, Labour Force, Australia, cat. no. 6202.0 and unpublished data

Page 42	Priorities in Progress 2004–05

Future directions
In its endeavours to improve living standards for the current and future generations of Queenslanders, the State Government will encounter challenges and opportunities. These include the evolution of the global marketplace and the response of industry to the changing market, strong population growth and the associated demand on the State’s infrastructure. The Queensland Government’s future policy directions will ensure the State is able to meet the challenges and take advantage of the opportunities.
The Government is taking a proactive approach to planning for Queensland’s future, to ensure that the appropriate economic, social and ‘smart’ infrastructure will underpin sustainable economic growth and secure better living standards in the future.
South East Queensland2 is growing rapidly, and is expected to have a population of 3.7 million people by 2026, an increase of more than 1 million people. Strong population growth is a key driver of infrastructure demand and government spending. The Government recognises the challenges and opportunities that strong population growth brings and has, in conjunction with the relevant councils, formulated the South East Queensland Regional Plan 2005–2026 , which seeks to manage population growth in a sustainable way to improve living standards for Queenslanders in the region.
To achieve this, it is necessary to have the appropriate infrastructure in place and promote infrastructure investment within a strategic and forward-looking planning framework. The recently released South East Queensland Infrastructure Plan and Program 2005–2026 provides such a framework.
The program details more than 230 projects and initiatives and will create many thousands of jobs for people involved in planning, designing and building new infrastructure. The Gateway Upgrade Project, the North South Bypass Tunnel and the Airport Link project are advancing as part of this program.
The Government may declare a project to be a ‘significant project’ under part 4 of the State Development and Public Works Organisation Act 1971. Only the most important or complex projects, where there is a requirement for centralised coordination of the assessment process, are considered for declaration as significant projects.
There are currently 14 declared significant projects under active management, which is almost double the number of projects managed in previous years. The projects cover major private sector industrial, mining, mineral processing, energy and tourism/resort projects, as well as major government-owned corporation and public sector infrastructure projects (e.g. transport, water, energy, and community). There have been eight new declarations of significant projects between July and October 2005, which is indicative of the current thriving economic climate.
Ensuring the State has the necessary infrastructure is part of the Government’s broader economic development strategy, of which the Smart State Strategy is the centrepiece. The strategy focuses on improving productivity through fostering innovation, investing in human capital and providing appropriate levels of infrastructure.
The Government’s current policy stance of encouraging a more diverse Queensland economy, drawing on the innovation, skills and flexibility of the workforce and utilising appropriate infrastructure will assist in building an economy that can remain resilient in the face of future external shocks.
Underpinning the State’s capacity to participate in a more global marketplace and to innovate is the requirement to continue investing in human capital, through policies such as Education and Training Reforms for the Future , which is aimed at improving the future productive capacity of today’s youth. Policies arising from the Green Paper, Queensland’s Proposed Responses to the Challenges of Skills for Jobs and Growth also aim to improve the future productive capacity of workers by increasing their skills and flexibility. These policy initiatives help to boost the long-term potential for labour market participation and will therefore ultimately facilitate an increase in individual living standards.
While pursuing existing policies, the Government continues to seek innovative, effective and forward-looking policy solutions to provide an improved standard of living and better quality of life for all Queenslanders.
Smart Queensland: Smart State Strategy 2005–2015 establishes the strategic framework for using innovation and skills to drive economic growth and is about making the right investments

2	South East Queensland usually comprises Brisbane and Moreton statistical divisions. The South East Queensland Regional Plan covers Brisbane and Moreton statistical divisions and Toowoomba City. The latter definition is therefore used here.

Improved standard of living for all Queenslanders	Page 43

Improved standard of living for all Queenslanders
to raise the standard of living for all Queenslanders.
A State of the Region report will be prepared every five years as part of the review and monitoring of the South East Queensland Regional Plan . The report will focus on seven categories of sustainability indicators:
>	natural environment;

>	strong communities;

>	urban development;

>	economic development;

>	infrastructure;

>	water management; and

>	integrated transport.
Collectively, 27 measurable indicators grouped under these seven categories will provide a snapshot of the ongoing sustainability of South East Queensland.
The report will help guide and inspire actions for positive change throughout the region. Addressed together, the indicators will highlight sustainability challenges and inform future iterations of the regional plan. The sustainability indicators will be a combination of state and region-specific indicators. Future regional plans will advance goals on increasing the efficient use of resources, building on the foundation of economic stability, and investing in education and social capital.

Page 44	Priorities in Progress 2004–05

Safe and secure communities
Protecting our children and enhancing public safety is a priority for the Government. Within this priority area, the Government is striving to deliver safe and secure communities for all Queenslanders.
The concept of safe and secure communities incorporates several interrelated elements:
>	protecting all Queenslanders from personal injury or illness at home, in the workplace, on our roads, and within the broader community;

>	safeguarding the State from external threats, and minimising the impact of natural and other disasters;

>	establishing safe and secure environments for particularly vulnerable people within the community, such as children and young people; and

>	maintaining an effective and fair criminal justice system.
The strength of the State’s economy, education, health and environmental standards are also factors that contribute to Queenslanders’ safety and security. These factors are all priorities for the Government.
Performance summary
Queensland’s road toll has fallen steadily since the 1970s, largely due to measures such as the wearing of seat belts, breath testing, speed management, and safer roads and vehicles. Despite the increase in population and number of vehicles, Queensland’s road fatality rate per 100,000 persons fell from 13.6 in 1993 to 8.3 in 2003.
Similarly, fire injury deaths in Queensland have declined, largely due to efficient emergency response services, extensive community fire safety awareness and education programs, inspections and safety audits. The rate per 100,000 population fell to 0.48 in 2003, the same as the Australian rate.
Electrical fatalities have continued to decline, with the annual rate now around one-third of the rates recorded in the 1990s.
The rate of child protection cases notified per 1,000 of the Queensland population of children and young people (aged 0 to 17 years) increased from 30.7 in 1999–2000 to 42.5 in 2004–05. This may be due to increasing risk factors in families, but also to increased awareness and willingness to report child abuse within the community and improved reporting systems within government.
In Queensland, the rate of crime against people declined by 8.5% in 2004, while the rate of crime involving property fell by 11.9%. Most offences recorded a decrease in crime rates. Homicide and related offences fell by 17.7%.
The imprisonment rate for Queensland remains above the national average. However, the State’s adult imprisonment rate fell from 181 persons per 100,000 population in 2003 to 177 in 2004.
Indigenous imprisonment rates continue to be a concern. The age-standardised rate of adult Indigenous imprisonment was 8.5 times higher than for the rest of the population.
There have been no escapes from high security facilities since 1998.
The rate of unnatural deaths in custody has fallen significantly over the past 10 years. There were no unnatural deaths in custody for Indigenous prisoners in 2004–05.

Safe and secure communities	Page 45

Safe and secure communities
Personal and public safety
Injury can arise from many sources, both unintentional and intentional. Certain risk factors for injury can be present throughout one’s lifetime, but others can be concentrated around particular ages, for example drowning for toddlers, transport injury and violence in early adulthood and falls in old age.
Queensland’s road toll has fallen dramatically since the 1970s, largely due to measures such as wearing of seat belts, breath testing, speed management, and safer roads and vehicles. Despite the increase in population and number of vehicles, Queensland’s road fatality rate per 100,000 population has fallen steadily, declining from 13.6 in 1993 to 8.3 in 2003.
Overall transport injury death rates remain slightly higher in Queensland than in Australia, though both rates are falling steadily. Rates are significantly higher in rural and remote parts of the State than in urban areas. The rate for males is around three times the female rate, with the rate for young adult males being very high.
Today, fire injury deaths in Queensland are relatively uncommon events. This is largely because of efficient emergency response services, extensive community fire safety awareness and education programs, inspections and safety audits, which have led to increased use throughout the community of smoke alarms, evacuation plans, and fire hazard reduction in domestic dwellings.
Standards of fire safety compliance, practices, and design and construction for residential and similar buildings have been increased by the State Government in partnership with local government and other stakeholders.
Transport deaths
Transport injury death rate, Queensland and Australia, 1993 to 2003
Source: Australian Bureau of Statistics, Australian Unit Record Mortality File; and Health Information Branch, Queensland Health

Notes:	Mortality as a result of motor vehicle injury includes off-road incidents. Mortality as a result of injury from transport incidents includes rail, air and maritime.

Time series trends were analysed using Poisson regression.

Data are age standardised to the total Australian population for 2001.
Fire deaths
Fire injury death rate, Queensland and Australia, 1993 to 2003
Source: Australian Bureau of Statistics, Australian Unit Record Mortality File; and Health Information Branch, Queensland Health

Notes:	Time series trends were analysed using Poisson regression. Data are age standardised to the total Australian population for 2001.

Page 46	Priorities in Progress 2004–05

Assault injuries requiring hospitalisation represent the more serious end of a much wider and largely under-reported societal issue. In the general population, rates for males are higher than for females, but among people who identify as Indigenous, females are hospitalised at much higher rates than males. In Indigenous communities, females are hospitalised from assault at over 50 times the rate of their counterparts in the general population, while male rates are around 16 times the total Queensland rate.
The Community Safety Project, a partnership between the Government and targeted Neighbourhood Watch (NHW) communities throughout Queensland, broadens the current crime prevention focus of the NHW program to incorporate community safety, particularly in and around the home.
The project was trialled in three NHW communities in 2002 and was rolled out to six communities identified as ‘at risk’ through the Community Renewal Program in 2004–05, and will be implemented in a further six communities in 2005–06.
The Government has joined forces with the Local Government Association of Queensland to improve community safety and increase community resilience in the event of a disaster. Queensland’s new Disaster Management Alliance enhances disaster management in the State and assists local governments in the development and implementation of disaster mitigation and management strategies.
The capability of emergency services in Queensland has expanded through a focus on the highest fire risk areas of the State where bushland and urban development meet through the Interface Zone Strategy (iZone).
A range of initiatives have been undertaken to mitigate against the impact of bush fires and to aid volunteer and permanent fire fighters and the community to respond to such situations. Key initiatives include:
>	increased training for volunteer and urban fire fighters;

>	improved aerial operations capacity;

>	delivery of additional fire appliances to brigades, including additional water tankers and portable dams; and

>	targeted information and education campaigns for communities in high-risk areas.
Assault injuries
Assault standardised hospitalisation ratios by Indigenous status and sex, Queensland, 2000–01 to 2003–04
Source: Australian Bureau of Statistics; and Health Information Branch, Queensland Health

Notes:	Queensland total population equals 1.

Synthetic Indigenous populations derived by Health Information Branch from the following published sources:

1. Australian Bureau of Statistics, Population by Age and Sex, Queensland – Electronic Delivery, cat. no. 3235.3.55.001, for 2002 estimated resident population by statistical local area

2. ABS, Population Characteristics, Aboriginal and Torres Strait Islander Australians 2001, cat. no. 4713.0

3. ABS, Experimental Projections of the Aboriginal and Torres Strait Islander Population, cat. no. 3231.0

4. Queensland Centre for Population Research, Benchmarking ABS Population Estimates for Queensland Aboriginal and Torres Strait Islander Communities, by J. Taylor & M. Bell, discussion paper 2002/01

5. ABS, Experimental Estimates and Projections, Aboriginal and Torres Strait Islander Australians, cat. no. 3238.0.

Safe and secure communities	Page 47

Safe and secure communities
Significant achievements
Meeting Challenges, Making Choices
Background
Meeting Challenges, Making Choices is the Government’s response to the Cape York Justice Study, commissioned by the Queensland Government in 2001 to examine the extent of social programs in Cape York communities. Reporting in 2001 concluded that alcohol and substance abuse and violence were threatening the viability of communities.
Description
The Government endorsed a range of key recommendations and a framework for action under the Meeting Challenges, Making Choices initiative. Eight key priority areas are featured: alcohol and substance abuse and rehabilitation; children, youth and families; crime and justice; governance; education and training; economic development; health; and land and resources.
The program initially identified 19 Indigenous communities across Queensland for priority intervention in relation to alcohol abuse and alcohol-related violence. Negotiation Tables are the primary engagement mechanism between the Government and Indigenous communities, alongside the Government Champions program. Currently 22 Indigenous communities participate in Negotiation Tables, each with a Government appointed Chief Executive Officer as the government champion. Communities are Aurukun, Bamaga, Cherbourg, Coen, Doomadgee, Hopevale, Injinoo, Kowanyama, Laura, Lockhart River, Mapoon, Mornington Island, Mossman Gorge, Napranum, New Mapoon, Palm Island, Pormpuraaw, Seisia, Umagico, Woorabinda, Wujal Wujal and Yarrabah. Each champion works directly with their community to minimise red tape to achieve more positive outcomes.
Impact on priorities
This program aims to enhance community health and safety by addressing specific issues in Indigenous communities. Decreased alcohol consumption will help reduce rates of alcohol-related violence, improve the wellbeing of women and children, and allow communities to focus on broader social and economic reforms.
Implementation status
Alcohol management plans, including alcohol restrictions, have been implemented in 18 of the 19 communities (including by way of dry place declarations in Cherbourg in December 2004). Restrictions are yet to be implemented on Palm Island.
The Government is in the process of reviewing the effectiveness of the restrictions. To date, review reports have been finalised inclusive of responses from the community justice groups and councils in five communities: Aurukun, Doomadgee, Napranum, Mapoon and Mornington Island.
Review findings have also been discussed with relevant community justice groups and councils in Lockhart River, Kowanyama and Pormpuraaw for their consideration.
Review reports are in the process of completion for Woorabinda, Wujal Wujal, Hope Vale, Northern Peninsula Area communities and Yarrabah.
An evaluation of Meeting Challenges, Making Choices is in its final year and will examine the effectiveness of the strategy.

Page 48	Priorities in Progress 2004–05

Deaths due to electrical incidents have decreased sharply in Queensland in recent years, coinciding with many reforms in electrical safety in the workplace and elsewhere. Average annual electrical fatalities of 1.24 per million population were recorded in the five years to 2004–05.
Electrical deaths
Electrical injury death rate, Queensland, 1996 to 2005
Source: Electrical Safety Office, Department of Industrial Relations

Notes:	Each year refers to a five-year moving average to the end of the financial year. For example 2005 refers to the period 2000–01 to 2004–05.
Significant achievements
Emergency Service Units
Background
The Government supports many specialised volunteer emergency services. While these volunteer services do an excellent job, some communities are not large enough to sustain several specialised services. In recognition of this, the Government is establishing Emergency Service Units.
Description
Emergency Service Units provide effective and timely volunteer emergency services in rural and remote communities where there are limited resources to provide State Emergency Services, Rural Fire Services and First Responder services (ambulance volunteer services).
Each unit will consist of a team of multiskilled volunteers who, in responding to calls for emergency assistance, can individually or as a team deliver a range of functions. These functions may include the First Responder service where a qualified volunteer provides life-saving first aid treatment until medical care arrives, and State Emergency Services functions where volunteers provide search, rescue and storm recovery assistance. They may also include fire fighting and fire prevention functions in communities not covered by urban brigades.
Impact on priorities
This initiative directly focuses on achieving the Government’s priority of Protecting our children and enhancing community safety, especially in rural, remote and Indigenous communities.
Implementation status
The State’s first Emergency Service Unit was officially launched at St Pauls on Moa Island in far north Queensland in June 2005. A second unit was established in south-west Queensland in Talwood in July 2005.
Positive feedback has been received from these units on the operational ease of having a single uniform, the ability to share equipment and assets, and many other issues.

Safe and secure communities	Page 49

Safe and secure communities
Significant achievements
Emergency services initiatives
Background
The Government has initiated or expanded many emergency services to improve the level of safety of all Queenslanders.
Description
Despite rapidly increasing demand, the Government has significantly improved ambulance response times. Paramedics were on the scene within 10 minutes in 69% of the most urgent cases in 2004–05, a two percentage points improvement on 2003–04. A total of 6,732 more incidents were attended in those vital first minutes in 2004–05 than in the previous year.
The improvements were made possible by the allocation of 100 new and additional paramedics to high priority areas and by reforms that better align resources with service demand. Queensland is also enhancing paramedic skills through partnerships with universities.
First Responders are volunteers in rural, remote and isolated locations who are trained in advanced first aid, including the use of automatic defibrillation. They react to local incidents and provide life saving first aid treatment while the closest ambulance is in transit.
The Indigenous Australian Service Delivery Enhancement Package enhances the capability of the Government to engage with Indigenous communities to develop flexible service delivery models and community safety initiatives. It includes strategies to enhance employment and training opportunities and to assist with community capacity building.
The new multi-service Special Operations Centre at Cannon Hill in Brisbane has greatly improved our preparedness for terrorism and chemical, biological, radiological, incendiary and explosive events. This state-of-the-art emergency response hub means expert Queensland emergency response teams can now be deployed throughout Queensland, Australia and the Asia Pacific region within hours of a disaster occurring.
The Queensland Combined Emergency Services Academy was launched in December 2004. The academy provides live fire and technical rescue facilities to train emergency services staff and volunteers in disciplines such as fire fighting, urban search and rescue, vertical rescue and road accident rescue.
Impact on priorities
These initiatives contribute to the Government’s priority of Protecting our children and enhancing community safety by minimising the risk and impact of accidents, emergencies and disasters.
Implementation status
The expansion of the volunteer First Responder service is further strengthening rural and remote service delivery, with another seven groups established during 2004–05.
Outcomes under the Indigenous Australian Service Delivery Enhancement Package in Indigenous communities include:
>	establishment of two First Responder groups and two joint Emergency Service Units;

>	review and evaluation of disaster risk management plans and fire management plans in all Indigenous communities; and

>	continuation and enhancement of community safety initiatives and programs, such as the delivery of first aid and cardiopulmonary resuscitation (CPR) courses, the provision of first aid kits to outstations and homelands, and junior safety education programs.
The Government will establish an Emergency Strike Team of fire, ambulance and police officers to operate out of the Special Operations Centre. The team will respond to and provide advice in any event involving a chemical, biological, radiological, incendiary or explosive hazard.
The Queensland Combined Emergency Services Academy is being developed into a national and international centre of excellence for emergency management training and community safety. Enhancements will include a new breathing apparatus and hazardous materials training facility and an operational scenario village for multi-service, multi-agency training.
A partnership with the Queensland University of Technology has developed a pre-employment degree for paramedics, the Bachelor of Health Science (Paramedic). A partnership with James Cook University is developing a training course for paramedics to support rural and remote service delivery. Through this latter partnership, 20 paramedics will be trained each year over the next three years to deliver an expanded scope of practice so they may assist remote area nurses and rural doctors with ongoing patient care.

Page 50	Priorities in Progress 2004–05

All children have the right to grow up in a safe and supportive family environment. However, for some children, the family is not a safe place. The Government has a responsibility to protect and care for children and young people who are not able to safely remain with their family.
The Queensland child protection system is continuing to implement the reform agenda that resulted from the Crime and Misconduct Commission Inquiry into the Abuse of Children in Foster Care. The Government strives to provide children and young people who have been harmed or are at risk of harm with immediate protection and an ongoing, improved outlook for their safety and wellbeing.
The rate of child protection cases notified per 1,000 of the Queensland population of children and young people (aged 0 to 17 years) has increased from 30.7 in 1999–2000 to 42.5 in 2004–05. The rate has steadily increased over this period, which is consistent with national trends. Factors contributing to this increase may include:
>	increasing risk factors in families;

>	increased awareness and willingness to report child abuse within the community; and

>	more responsive and collaborative reporting systems within government.
Child protection orders are used when it has been assessed that a child is in need of protection and where it is not possible or appropriate for the Government to work voluntarily with the family to protect the child. Court assessment orders are used to assess whether a child is in need of protection and, where parental consent is not obtainable, to complete the assessment. Collectively, these orders are referred to as protective orders.
The number of children and young people in Queensland subject to protective orders during the past six years has increased steadily, from 3.8 per 1,000 in 1999–2000 to 5.6 per 1,000 in 2004–05. This increase is in keeping with the upward trend in notifications over the past six years.
The number of children who have been the subject of a substantiated outcome, and who have been further substantiated within the following 12 months, has also increased over the past five years. It should be noted that resubstantiations could relate to previous incidents of harm or likely harm as well as new incidents of abuse or neglect.
Child protection
Rates of child protection cases notified and children on protective orders, Queensland, 1999–2000 to 2004–05
Source: Department of Child Safety
Number of children who were the subject of a substantiation, who were the subject of a subsequent substantiation within 12 months, Queensland, 1999–2000 to 2003–04
Source: Department of Child Safety

Notes:	Data for 2004–05 will relate to children substantiated during 2004–05 and resubstantiated within a period of 12 months after that substantiation. Consequently, these data will not be available until 12 months after the end of 2004–05.

Due to a change in the national counting rules on which this indicator relies, direct comparisons cannot be made between 2003–04 results and previous years.

Safe and secure communities	Page 51

Safe and secure communities
There has been a marked increase in the proportion of Queensland children exiting care after 12 months who have had three or fewer placements while in care. In 2004–05, 76.4% of children had three or fewer placements compared with 63.2% in 2003–04.
The Child Protection Act 1999 has as its primary principle that the welfare and best interests of a child are paramount. The Child Placement Principle acts to ensure that Aboriginal and Torres Strait Islander children and young people are placed in culturally appropriate placements. Since 2000–01, the average proportion of Aboriginal and Torres Strait Islander children and young people placed in accordance with this principle has been 66.4%. In 2004–05, 64.8% of children were placed in accordance with the principle.
Children and young people are placed in out-of-home care when they are assessed as being in need of protection or require a placement while their protective needs are assessed. The rate of increase in substantiations where the person believed responsible was the foster carer has lessened in 2004–05 but the trend still remains upward. The increase may be attributed to:
>	Phase 1 of the Audit of Foster Carers Subject to Child Protection Notifications (June 2003), which identified that further action was required in 85% of cases reviewed;

>	increased public and government awareness of children harmed while in out-of-home care as a result of the Crime and Misconduct Commission Inquiry into the Abuse of Children in Foster Care; and

>	clarification of government policy for responding to allegations of harm by carers towards children in out-of-home care.
Child protection (cont’d)
Proportion of children exiting care after 12 months or more who have had three or fewer placements, Queensland,
2000–01 to 2004–05
Source: Department of Child Safety
Proportion of Aboriginal and Torres Strait Islander children on finalised protective orders placed in out-of-home care in accordance with the Aboriginal and Torres Strait Islander Child Placement Principle, Queensland, 2000–01 to 2004–05
Source: Department of Child Safety
Proportion of substantiations where the person believed responsible was the foster carer, Queensland,
2000–01 to 2004–05
Source: Department of Child Safety

Notes:	Reports the number of substantiated cases (not distinct children or distinct carers) where the foster carer was the alleged maltreater as a proportion of total substantiations recorded.

Counts instances of harm or risk of harm by paid foster carers only.

Page 52	Priorities in Progress 2004–05

Significant achievements
Child Death Case Review Committee
Background
In response to the recommendations of the Crime and Misconduct Commission Inquiry into Abuse of Children in Foster Care, an independent Child Death Case Review Committee has been established.
Description
The main functions of the committee are to review the government reviews of deaths of children who have been known to the Government within the three years before their death. Where appropriate, the committee recommends improvements to laws, policies and procedures relating to the delivery of services to children, young people and their families.
Impact on priorities
The committee is an essential accountability mechanism to identify system improvements that may lead to better outcomes for children and young people in the future. The committee contributes to the Government’s priorities of Protecting children and enhancing community safety and Improving health care and strengthening services to the community.
Implementation status
Since its inception in August 2004, 33 children and young people have died who were known to the Government. The committee has conducted reviews of 16 of these cases.
Significant achievements
Queensland Review of Child Labour
Background
In 2004–05, the Government finalised its review of child labour in Queensland.
Description
The review identified that despite the many benefits of work for children and young people, there is also evidence concerning issues of exploitation, abuse, injuries, negative impacts on education, and difficulties in children asserting their rights at work.
Impact on priorities
The implementation of specific child employment legislation will contribute to the Government’s priorities of Protecting children and enhancing community safety, Realising the Smart State through education, skills and innovation and Growing a diverse economy and creating jobs.
Implementation status
In response to the recommendations arising from the review, the Government is currently developing legislation to address issues of concern. It will also introduce a package of non-legislative measures, including a code of practice to protect children and young workers under the Workplace Health and Safety Act 1995 and a code of practice for the entertainment industry.

Safe and secure communities	Page 53

Safe and secure communities
Criminal justice system
The crime rate is an indicator of the level of safety in communities. Queensland crime rates are considerably lower than those for Australia and have fallen steadily over the past four years.
In 2004, the rate of crime against people declined by 8.5%. Homicide and related offences (including murder, attempted murder, manslaughter and driving causing death) decreased by 17.7%, robbery fell by 8.6% and blackmail/extortion decreased by 11.7%.
For Australia, crime rates for unlawful entry with intent, motor vehicle theft and homicide and related offences were the lowest since national reporting began in 1993. Rates for robbery and other theft were the lowest since 1996.
Assault and sexual assault offences were excluded from 2004 Australian Bureau of Statistics figures due to differences in recording across states. However, Queensland Police Service 2004–05 statistics indicate decreases in the number of these offences per 100,000 population.
The rate of crime involving property decreased by 11.9% in Queensland in 2004. Unlawful entry offences fell by 11.4%, motor vehicle theft declined by 8.5% and other theft offences declined by 12.5%.
The Government continues to implement problem-oriented and partnership policing strategies aimed at reducing crimes against people and property.
Crimes against people
Rate of recorded offences against people, Queensland and Australia, 1999 to 2004
Source: Australian Bureau of Statistics, Recorded Crime — Victims, Australia, cat. no. 4510.0

Notes:	Includes homicide, kidnapping and abduction, robbery, blackmail and extortion.

Data on assaults and sexual assaults were identified in the Differences in Recorded Crime Statistics project by the Australian Bureau of Statistics as not being comparable and have not been published for 2004. Assaults and sexual assaults have therefore been excluded from this chart.
Crimes involving property
Rate of recorded offences involving property, Queensland and Australia, 1999 to 2004
Source: Australian Bureau of Statistics, Recorded Crime — Victims, Australia, cat. no. 4510.0

Note:	Includes unlawful entry, motor vehicle theft and other theft.

Page 54	Priorities in Progress 2004–05

The imprisonment rate for Queensland remains above the national average. However, the State’s adult imprisonment rate fell from 181 persons per 100,000 population in 2003 to 177 in 2004.
The age-standardised imprisonment rate for Indigenous adults in Queensland imprisonment was 8.5 times higher than that of the non-Indigenous population.
There have been no escapes from high security facilities since 1998. Security management in low security facilities continues to improve as demonstrated by the declining rate of escapes and absconds.
The rate of unnatural deaths in custody has fallen significantly over the past 10 years. There were no unnatural deaths in custody for Indigenous prisoners in 2004–05.
Imprisonment
Rate of imprisonment by Indigenous status, age standardised, Queensland, 2000 to 2004
Source: Australian Bureau of Statistics, Prisoners in Australia, cat. no. 4517.0, unpublished data
Escapes and absconds
Rate of escapes and absconds, Queensland, 1995–96 to 2004–05
Source: Department of Corrective Services
Deaths in custody
Rate of deaths in custody from unnatural
causes, Queensland, 1995–96 to 2004–05
Source: Department of Corrective Services

Safe and secure communities	Page 55

Safe and secure communities
Future directions
The Government will continue to introduce programs to increase the safety of individuals and communities, especially in light of recent acts of terrorism overseas.
International events in recent years have highlighted the need to enhance the State’s terrorist incident response capability. Preparedness for terrorism and chemical, biological, radiological, incendiary and explosive events will continue to be a priority for the Queensland Government.
In February 2005, the Government launched the 2005–2007 Counter-Terrorism Strategy. This document sets out the Government’s priorities for enhanced counter-terrorism measures in Queensland. Strategic directions focus on strengthening collaborative partnerships across the three tiers of government and with industry to enhance the security preparedness of Queensland to prevent, respond to and recover from a terrorist threat or incident.
The Infrastructure Protection and Resilience Framework sets out guiding principles and structures for government and industry to develop strategies to protect Queensland’s infrastructure. The framework supports Australia’s national approach to counter-terrorism and is supported by industry-specific infrastructure protection plans that provide direction to owners and operators on the protection of Queensland’s facilities, networks and services from potential terrorist attack.
In 2005, Queensland signed an Intergovernmental Agreement on Surface Transport Security, which improves the protection of the travelling community and the surface transport system. The Queensland Government supports the intent of the agreement through initiatives including working with owners and operators of surface transport systems to develop robust security arrangements, establishing effective communication channels to relay relevant intelligence to surface transport operators, implementing systems to report suspicious activity, and including surface transport scenarios in counter-terrorism exercises.
A licensing regime for the use, manufacture, storage, transport, supply, import and export of ammonium nitrate will restrict the accessibility of ammonium nitrate to those with a legitimate need, balancing security considerations with the needs of industry and farmers.
In July 2005, Queensland hosted Exercise Orchid Alert , a national counter-terrorism exercise aimed at enhancing Queensland’s investigation and consequence management capabilities and arrangements. The exercise involved around 1,000 people from across the three tiers of government and the private sector. It provided an opportunity to test Queensland’s counter-terrorism arrangements, and increased counter-terrorism awareness for participants. The knowledge gained will help shape Queensland’s future approach to counter-terrorism to ensure we are well prepared to handle a potential terrorism threat or incident.
The new multi-service Special Operations Centre and the accelerated development of the Queensland Combined Emergency Services Academy are playing a key role in enhancing skills in incident command and control.
The academy will be a national and international centre of excellence for emergency management and community safety training. It provides live fire and technical rescue facilities to train emergency services staff and volunteers in disciplines such as fire fighting, urban search and rescue, vertical rescue and road accident rescue. Enhancements will provide a new breathing apparatus training facility and an operational scenario village for multi-service, multi-agency training of emergency services staff and volunteers.
In 2005–06, 70 additional paramedics will help to alleviate pressures on paramedic staff caused by an increased demand for services arising from an ageing and growing population. The additional operational staff will help to improve response times and provide a better and safer work environment.
The Government will establish five more Emergency Services Units in 2005–06. These units will provide effective and timely volunteer emergency services in communities where there are limited resources.
The Corrective Services Act 2000 is currently under review. The review focused on the areas of prisoner containment and community safety; offender rehabilitation and reintegration; safety of staff, visitors and prisoners; and statutory roles and responsibilities. New corrective services legislation is expected to commence in mid 2006.
The Queensland Road Safety Action Plan 2006–2007 will contain major initiatives to contribute to a target of fewer than 5.6 deaths per 100,000 population annually by 2011.
A Road Safety Summit will be held in 2006 to bring together stakeholders from across Queensland to review and plan future initiatives for road safety in the State.

Page 56	Priorities in Progress 2004–05

Healthy, active individuals and communities
Health is just one of many dimensions of the quality of life, and an important resource for participation in other aspects of living. It is not merely a function of individual biology, but is interdependent upon other social, economic, cultural, environmental and behavioural factors, along with access to quality health and other services and resources. Education, employment, income and social capital are major determinants of health, with vibrant, cohesive societies and communities generally having better health than those that are not so advantaged.
Queenslanders generally enjoy good health, but the vast size of the State, our widely dispersed population and our rapid growth and ageing mean challenges for population health and the provision of health services. Both the broader population and certain population groups, such as children and young people and Indigenous Queenslanders, require specific, targeted services to promote and protect health, prevent illness and injury, treat and manage problems, and maintain function and quality of life.
Within the broad priority of Improving health care and strengthening services to the community, the Government is focusing on improving the standard and accessibility of hospital and health services and supporting an increased quality of life through disease prevention and active participation.
Performance summary
People in Queensland rate their health highly, with 84% identifying it as excellent, very good or good in 2004.
Life expectancy has risen steadily over recent decades. A male born in Queensland in 2003 could expect to live 78 years, while a female born in the same year could expect to live 83 years.
Infant mortality rates in Queensland have more than halved in the past 25 years. In 2003, the rate fell to 4.8 deaths per 1,000 live births, the lowest rate on record and equal to the Australian rate.
Consistent with national patterns, Indigenous Queenslanders do not enjoy the same levels of health as non-Indigenous Queenslanders. Death rates for Indigenous persons are at least twice that of the general population and are likely to be underestimated by available methodologies.
Many illnesses result not only in premature death but also in reduced quality of life. Disability adjusted life years lost are greatest for cancers, cardiovascular disease, mental disorders, and nervous system and sense organ disorders.
Circulatory diseases – including heart disease, stroke and vascular diseases – remain the major causes of death, despite a halving of rates in less than two decades. In a growing and ageing population, the actual numbers of people living with and dying from these conditions will continue to increase, but when our rates are compared with the best-performing countries, circulatory diseases still hold the greatest potential for gain.
The incidence rates of most major cancers are generally rising or steady, though several, including cervical and breast cancers in females and prostate and lung cancers in males, are in decline. The fastest growing cancer death rates in Queensland are for lung cancer in females, growing at an average of 2.7% a year, followed by non-Hodgkin’s lymphoma at just under 1% a year for both males and females.
Sustained high rates of vaccination have achieved a commensurate decline in new cases of and deaths from vaccine-preventable diseases. Rates of measles, mumps, rubella and haemophilus influenzae B have fallen dramatically.
It is estimated that smoking causes more than 3,300 deaths and more than 168,000 occupied hospital bed days in Queensland per year. Queensland’s high rates of smoking relative to other states are reflected in commensurately higher rates of smoking-related diseases. The reduction of smoking rates among older males has seen rates of lung cancers fall, while they continue to rise in females. Current legislation and regulation in Queensland is effectively reducing the number of public places in which people can smoke. The State’s new anti-smoking legislation is the most progressive in Australia.
Nearly 30% of both adult males and females in Queensland consume hazardous or harmful quantities of alcohol. Rates are highest in the younger adult years and fall steadily with age.
The proportion of adults in Queensland who achieve sufficient time and sessions of physical activity fell between 2001 and 2004. Overweight and obesity, as defined by a person’s body mass index, have become an increasing problem over the past decade, with the proportion of the population in these categories rising from 39.3% in 1993 to 52.2% in 2004.

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Healthy, active individuals and communities
Health and wellbeing
Queenslanders rate their general health highly. In 2004, 84% of people rated their health as excellent, very good or good, with 12% rating their health as fair and 4% as poor.
Responses were comparable between males and females, with a slightly higher proportion of females rating their health as excellent or very good. Younger people generally rated their health better than older people, with lower proportions in each 10-year age group rating their health as good to excellent. However, even in the oldest age group, around 60% rated their health as good to excellent.
In comparing the health status of countries, the major measures include life expectancy at birth and infant mortality rates. Australia performs very well in these areas and is consistently close to the best in the world. Queensland achieves close to the national average.
A male born in Queensland in 2003 could expect to live 78 years, while a female born in the same year is likely to live 83 years. These life expectancies represent gains from the mid 1980s of around six years and four years respectively. Trends in life expectancy for Queensland are similar to those nationally.
Infant mortality rates in Queensland have more than halved in the past 25 years. In 2003, the rate fell to 4.8 deaths per 1,000 live births, the lowest rate ever recorded in the State. The rate has now converged with the national average.
Perceived state of health
Proportion of respondents who said that in general their health was excellent, very good, good, fair or poor, Queensland, 2004
Source: Queensland Health, 2004 Queensland Health Omnibus Survey, and Health Information Branch
Life expectancy
Life expectancy at birth by sex, Queensland, 1993 to 2003
Source: Australian Bureau of Statistics, Australian Historical Population Statistics, cat. no. 3105.0.65.001; and ABS, Australian Social Trends, cat. no. 4102.0
Infant mortality
Infant mortality rate, Queensland and Australia, 1993 to 2003
Source: Australian Bureau of Statistics, Australian Historical Population Statistics, cat. no. 3105.0.65.001; and ABS, Australian Social Trends, cat. no. 4102.0

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Indigenous Queenslanders do not enjoy the same levels of health as their non-Indigenous counterparts. This is consistent with national patterns. Death rates for Indigenous persons are at least twice that of the general population and are likely to be underestimated by available methodologies.
While identification of Indigenous status on death certificates has improved considerably over the past few years, it is still far from comprehensive. Reliable estimates of life expectancy are difficult to calculate. As a proxy measure of Indigenous life expectancy, median ages at death are calculated for those persons who are identified as Indigenous. For both males and females, these ages are around 20 years lower than those of other Queenslanders.
At every age, Indigenous people die at greater rates than the overall population. Australia-wide data show how these inequalities are most pronounced in the middle years, where death rates are around five times the level of the general population. Across entire Indigenous populations, these data reflect not only high levels of premature and largely preventable death, but also lives spent in poor health and with high risk of illness and injury.
Indigenous health inequalities begin at a very early age. Despite steady improvements over time, perinatal mortality rates, which include stillbirths and deaths in the first month of life, are almost twice as high as those for all Queensland babies.
Age at death
Median age at death by Indigenous status, Queensland and Australia, 1993 to 2003
Source: Australian Bureau of Statistics, unpublished data; and Health Information Branch, Queensland Health
Indigenous mortality
All causes standardised mortality ratios by Indigenous status and sex, Queensland, 1998 to 2002 and 2003
Source: Australian Bureau of Statistics; and Health Information Branch, Queensland Health
Notes: Queensland total population equals 1.
Synthetic Indigenous populations derived by Health Information Branch from the following published sources:
1. Australian Bureau of Statistics, Population by Age and Sex, Queensland – Electronic Delivery, cat. no. 3235.3.55.001, for 2003 estimated resident population by statistical local area
2. ABS, Population Characteristics, Aboriginal and Torres Strait Islander Australians 2001, cat. no. 4713.0
3. ABS, Experimental Projections of the Aboriginal and Torres Strait Islander Population, cat. no. 3231.0
4. Queensland Centre for Population Research, Benchmarking ABS Population Estimates for Queensland Aboriginal and Torres Strait Islander Communities, by J. Taylor & M. Bell, discussion paper 2002/01
5. ABS, Experimental Estimates and Projections, Aboriginal and Torres Strait Islander Australians, cat. no. 3238.0.

Healthy, active individuals and communities	Page 59

Healthy, active individuals and communities
In the past decade, the rates of improvement in health in Australia and Queensland have been among the fastest in the world. When death rates from all causes are adjusted to account for differences in age structure among countries, Australia has moved from around ninth or tenth among Organisation for Economic Co-operation and Development (OECD) countries in the early 1990s to second or third according to latest data, behind Japan, roughly equal to Iceland, and ahead of Switzerland, the Scandinavian and Mediterranean countries and Canada, and well ahead of the United Kingdom and the United States. Queensland’s death rates are slightly higher than Australian rates, but better than those in the next ranked country, Switzerland.
Traditional measures such as death rates, life expectancy and infant mortality are important indicators of the health of countries and communities. Low overall death rates are generally associated not only with low rates from most specific causes, but with high levels of social and economic development, comprehensive approaches to health promotion, protection and prevention and access to quality health services. But death rates alone provide only part of the story.
Recent measures permit us to examine not only the impact of premature death, but also that of years lived with disability as a consequence of disease or injury. The burden of disease methodology combines the fatal outcomes of various conditions – expressed in years of life lost, combined with those years lived with disability (weighted for the severity of the condition) – into a single metric, the disability adjusted life year.
The latest data on burden of disease in Queensland shows a vastly different pattern than death rates alone would indicate. The disability adjusted life year estimates demonstrate the significant reduction in wellness and quality of life caused by mental health problems, nervous system and sense organ disorders, diabetes, respiratory disease such as asthma, and musculoskeletal conditions such as arthritis.
Burden of disease
Burden of disease by selected diseases, males, Queensland, 2005
Source: Health Information Branch, Queensland Health
Burden of disease by selected diseases, females, Queensland, 2005
Source: Health Information Branch, Queensland Health

Page 60	Priorities in Progress 2004–05

Health status – selected health conditions
A significant reduction in deaths from communicable diseases over the past century has resulted in a higher proportion of the population living to older ages and a transition in the burden of disease from acute to chronic conditions. Some of these conditions are largely preventable in many individuals, and the Government’s focus is on reducing the number of new cases and managing established cases better.
Circulatory diseases – including heart disease, stroke and vascular diseases – remain the major causes of death, despite a steady improvement in recent decades. The actual numbers of deaths from these causes continue to increase, due to a growing and ageing population. However, when deaths are expressed as rates, they have more than halved over the past two decades.
Improvements of the past 10 years have been significant. In 1993, the rates of ischaemic (coronary) heart disease for Queenslanders aged 0–79 years were 158 per 100,000 males and 70 per 100,000 females. By 2003, rates had fallen to 90 and 37 respectively. Despite these gains, Queensland performs worse than the national average, and heart disease remains an area with considerable potential for further improvement.
Over the same period, deaths from cerebrovascular disease (stroke) in the same age group fell from 37 to 23 per 100,000 males and 29 to 18 per 100,000 females. Paradoxically, when stroke deaths for all ages are considered, the female rate is higher than the male rate. This reflects the much greater number of females living to 80 years and over and the higher impact of stroke on very old females relative to their male counterparts, who are more likely to die earlier and of heart disease and cancers.
Heart disease
Ischaemic heart disease mortality rate by sex, persons aged 0–79 years, Queensland, 1993 to 2003
Source: Australian Bureau of Statistics; and Health Information Branch, Queensland Health
Notes: Time series trends were analysed using Poisson regression.
Data are age standardised to the total Australian population for 2001.
Stroke
Cerebrovascular disease (stroke) mortality rate by sex, persons aged 0–79 years, Queensland, 1993 to 2003
Source: Australian Bureau of Statistics; and Health Information Branch, Queensland Health
Notes: Time series trends were analysed using Poisson regression.
Data are age standardised to the total Australian population for 2001.

Healthy, active individuals and communities	Page 61

Healthy, active individuals and communities
Significant achievements
Services for stroke patients
Background
In 2004, the Queensland Government made a commitment to address the growing burden of stroke in our communities. The commitment supports an increased quality of life through preventing and minimising the impact of stroke. It also improves the standard and accessibility of hospital and community-based stroke services.
Description
The details of the stroke initiatives are:
>	raising community awareness of the signs of stroke through a media campaign;

>	improving the standard of stroke care through ongoing education for health professionals;

>	improving access to 150 neurocoil surgical devices and services that act to prevent strokes;

>	providing access to a specialist acute stroke service at the Townsville Hospital;

>	improving access to stroke rehabilitation through community-based services in the Logan–Beaudesert, Redcliffe–Caboolture, Sunshine Coast, Fraser Coast and Mackay Health Service Districts; and

>	establishing a rural stroke outreach service from Brisbane, Cairns and Townsville, including ‘telehealth’ technology.
Impact on priorities
Through these initiatives, the Government has improved health care and strengthened services to the community by:
>	improving access to specialist health services and support strategies for stroke patients and their families;

>	enabling Queenslanders to become active participants in managing their health by improving awareness of stroke signs and symptoms, so they can seek life-saving treatment earlier; and

>	working with Aboriginal and Torres Strait Islander communities to improve their social and economic wellbeing by engaging Wuchopperen Health Service to develop culturally appropriate stroke information and education resources, and by committing funds for an Indigenous health worker to work with communities in the Cape York and Torres Strait regions.
Implementation status
The first phase of the Strokesafe community awareness campaign ran in September 2004 and again in September 2005. Similarly, education activities for public and private stroke health professionals from across Queensland were conducted in 2005.
All additional neurocoil procedures were completed in 2004–05. Those for 2005–06 are being conducted at the Royal Brisbane and Women’s Hospital, with additional procedures expected to start at Princess Alexandra and Gold Coast Hospitals in early 2006.
The Townsville Hospital acute stroke service commenced operation in July 2005.
The five community-based rehabilitation teams for stroke patients have been established and are delivering services.
The rural stroke outreach services from Townsville and Brisbane are preparing to deliver education sessions for regional and rural health professionals via telehealth, with the Cairns service to commence in late 2005.

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Diabetes shares many risk factors with heart disease and stroke and is independently a risk factor for both. For these reasons, it is often considered along with these two conditions. Many people live with diabetes for a long time and eventually die of other causes rather than as a direct consequence of their diabetes. Thus death rates alone underestimate its impact significantly. Its complications include blindness, problems in the peripheral nervous system, intractable leg and foot ulcers and kidney failure.
Death rates for diabetes in males have increased steadily in recent decades, while they have remained relatively stable in females. In Queensland, the male rate rose from 16.7 per 100,000 males in 1993 to 20.2 in 2003, while the female rate rose slightly from 13.0 to 13.3 over the same period. Overall, the Queensland rate remains just below the Australian rate.
Diabetes particularly affects Aboriginal and Torres Strait Islander people. Around one in six Aboriginal persons aged 15 years and over in Cape York and around one in five Torres Strait Islander persons of the same age have diabetes. In many cases, the onset is in young adulthood or even earlier. In the general Queensland population, prevalence is estimated at around one person in 15, and onset usually occurs in middle age.
In the general population, diabetes is one of the few conditions where the number of new cases is rising. Much of its burden can potentially be prevented through lifestyle modification and effective primary health care.
Diabetes
Diabetes mellitus mortality rate by sex, Queensland and Australia, 1993 to 2003
Source: Australian Bureau of Statistics; and Health Information Branch, Queensland Health
Notes: Time series trends were analysed using Poisson regression.
Data are age standardised to the total Australian population for 2001.
Diabetes mellitus standardised mortality ratios by Indigenous status and sex, Queensland, 1998 to 2002 and 2003
Source: Australian Bureau of Statistics; and Health Information Branch, Queensland Health
Notes: Queensland total population equals 1.
Synthetic Indigenous populations derived by Health Information Branch from the following published sources:
1. Australian Bureau of Statistics, Population by Age and Sex, Queensland – Electronic Delivery, cat. no. 3235.3.55.001, for 2003 estimated resident population by statistical local area
2. ABS, Population Characteristics, Aboriginal and Torres Strait Islander Australians 2001, cat. no. 4713.0
3. ABS, Experimental Projections of the Aboriginal and Torres Strait Islander Population, cat. no. 3231.0
4. Queensland Centre for Population Research, Benchmarking ABS Population Estimates for Queensland Aboriginal and Torres Strait Islander Communities, by J. Taylor & M. Bell, discussion paper 2002/01
5. ABS, Experimental Estimates and Projections, Aboriginal and Torres Strait Islander Australians, cat. no. 3238.0.

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Healthy, active individuals and communities
Cancers include a large number of conditions of different origins, though all are characterised by the uncontrolled division and spread of abnormal cells. Current knowledge permits us to prevent many cancers or detect them early in their course. Constantly improving treatments are resulting in progressively better health outcomes for people affected by cancers.
Trend information for cancer incidence (new cases) can be difficult to interpret. Incidence rates can appear to rise after a screening program has commenced, even if there is no change in the underlying numbers of cancers. Rates can then appear to fall when this effect has passed, and again there may be no change in the underlying numbers.
The incidence rates of most major cancers are generally rising or steady, though several, including stomach cancer, which has been falling for decades, cervical and ovarian cancers in females and lung cancers in males, are in decline. The fastest growing cancer death rates in Queensland are for lung cancer in females, growing at an average annual rate of 2.7%, followed by non-Hodgkin’s lymphoma in males and females, growing at an average annual rate of 0.8% and 0.7% respectively.
Mortality trends generally give a more reliable picture of the burden of cancer on a population. Improvements in these trends usually require a combination of falling incidence and better treatment and management. Among the more encouraging cancer statistics are falling or steady mortality rates for several specific cancers, even in the face of rising incidence. Total cancer death rates in Queensland peaked in the mid 1990s and are now falling at around 2% a year for both sexes, though incidence rates for total cancers are not yet in decline.
Lung cancer incidence and mortality are falling in males but rising in females. These conflicting trends reflect the changing rates of smoking in men and women over several decades. These patterns can be expected to persist for some years until the recent lower smoking rates for women have an effect.
New cases of colorectal cancer continue to rise, but mortality rates have been falling since the 1980s. Both incidence rates and death rates are higher in males. The Government is currently piloting studies to determine the effectiveness and acceptability of population screening programs for colorectal cancers.
Cancer
Average annual percentage change in mortality rates for National Health Priority cancers by sex, Queensland, 1982 to 2003
Source: Queensland Cancer Registry and Health Information Branch, Queensland Health
Notes:	Some trends have changed markedly since 1982. The changes in the rates shown here are for 1982 to 2003, except for female breast cancer (1994–2003), prostate cancer (1993–2001) and melanoma in males (1987–2003).
NHL – non-Hodgkin’s lymphoma.

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Melanoma incidence rates are also increasing. Death rates continue to rise – by 0.5% a year in males, though the increase in female rates is not statistically significant.
In females, breast cancer incidence rates in Queensland are rising at around 2% a year, but at least some of the increase is a consequence of cancers being detected at smaller sizes and earlier in their course. Recent trends suggest mortality from breast cancer is falling at around 3% a year as a result of better participation in and effectiveness of screening programs and improvements in clinical management.
Cervical cancer rates are falling. Incidence rates are falling primarily as a consequence of coordinated screening, while mortality rates are falling because of reduced incidence and quality treatment. Indigenous women are affected by cervical cancers at many times the rates experienced in the general population, and access to effective and culturally sensitive screening programs remains a priority for the Government. Ovarian cancers now account for more cases and around twice as many deaths in Queensland women as cervical cancers, principally because they are often not diagnosed until an advanced stage.
Prostate cancer is the leading registrable cancer among Queensland males, though it often runs a long course and many older men with the condition die of other causes before it threatens their lives, and it causes fewer deaths than lung cancer. A large number of new cases were identified in the mid 1990s with the advent of ad hoc prostate-specific antigen testing. Since 1997, the incidence of prostate cancer appears to have risen slightly, though any increase is not statistically significant. Mortality from prostate cancer has been falling by an annual average of 3% since 1993, though experts do not always agree on the factors underpinning this fall.
Cancer survival has improved significantly over time. Five-year relative survival rates for melanoma are above 90%, and are better than 80% for breast and prostate cancers, with cervical cancer survival also approaching this level. For colorectal cancers and non-Hodgkin’s lymphoma, rates are around 60%. The prognosis for lung cancer remains poor, with fewer than 15% of sufferers surviving five years after diagnosis.
Cancer (cont’d)
Five-year relative survival rates for National Health Priority cancers by sex, Queensland, 2002
Source: Health Information Branch, Queensland Health
Notes: Comprises cancers diagnosed from 1982 to 2000, with follow-up to December 2002.
NHL – non-Hodgkin’s lymphoma.

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Healthy, active individuals and communities
Outside the major disease groups, deaths from external causes are the principal causes of years of life lost to premature death and disability. After decades where road transport incidents were the major cause of fatality in this class, continuous improvements have resulted in this no longer being the case. The major cause of fatality in this class is now suicide.
Nationally, suicide is responsible for 29% of all deaths from external causes, ahead of transportation injuries (23%) and falls (9%). Male rates are nearly four times those for females and have been for most of the past century. Rates are highest among older males, especially those 80 years and over, and in males in their twenties and thirties.
Because the distribution of suicides in the younger and middle age groups is dissimilar to most other causes of death, the condition accounts for a high proportion of total years of life lost.
In Queensland, suicide rates for both males and females have been falling slightly over the past two decades, but the year-to-year changes are not statistically significant. Queensland’s suicide rates are currently around 17% above the national average and 27% above those in Victoria and New South Wales, the states with the lowest rates.
Among Indigenous Queenslanders, suicide rates are several times those of the general population.
The Queensland Government Suicide Prevention Strategy 2003–2008 focuses on promoting wellbeing, reducing the risk of suicide and fostering community and individual resilience.
Mental health
Suicide death rate by sex, Queensland and Australia, 1993 to 2003
Source: Australian Bureau of Statistics; and Health Information Branch, Queensland Health
Notes: Time series trends were analysed using Poisson regression.
Data are age standardised to the total Australian population for 2001.
Suicide death rate by age group and sex, Queensland, 2001 to 2003
Source: ABS; and Health Information Branch, Queensland Health
Note: Data are age standardised to the total Australian population for 2001.
Suicide standardised death ratios by Indigenous status and sex, Queensland 1998 to 2002 and 2003
Source: ABS; and Health Information Branch, Queensland Health
Notes: Queensland total population equals 1.
Synthetic Indigenous populations derived by Health Information Branch from the following published sources:
1. Australian Bureau of Statistics, Population by Age and Sex, Queensland – Electronic Delivery, cat. no. 3235.3.55.001, for 2003 estimated resident population by statistical local area
2. ABS, Population Characteristics, Aboriginal and Torres Strait Islander Australians 2001, cat. no. 4713.0
3. ABS, Experimental Projections of the Aboriginal and Torres Strait Islander Population, cat. no. 3231.0
4. Queensland Centre for Population Research, Benchmarking ABS Population Estimates for Queensland Aboriginal and Torres Strait Islander Communities, by J. Taylor & M. Bell, discussion paper 2002/01
5. ABS, Experimental Estimates and Projections, Aboriginal and Torres Strait Islander Australians, cat. no. 3238.0.

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Health behaviours
Healthy populations require collective and individual decisions in relation to behaviours to protect and promote health and prevent illness and injury.
Collective decisions can include issues such as legislation and regulation. Individual decisions include protective personal behaviours such as immunisation, nutrition and physical activity, and avoidance of detrimental behaviours such as smoking and hazardous and harmful consumption of alcohol. Personal, familial, environmental, cultural, social and economic factors influence these decisions.
Immunisation is one of the cost-effective measures of preventing death and illness. The Government’s focus on improving immunisation rates has resulted in an unprecedented uptake of immunisation in early childhood. In June quarter 1998, the proportion of children fully vaccinated by 12–15 months of age was 83.2%. The rate has improved, and has exceeded 90% since 2000. The rate for children aged 24–27 months rose from 68.3% to above 90% over the same period. By six years of age, rates of full immunisation of around 80% are being achieved.
Sustained high rates of vaccination resulted in a commensurate decline in new cases of and deaths from vaccine-preventable diseases. Rates of measles, mumps, rubella, and haemophilus influenzae B have fallen dramatically.
One of the most striking examples of the effectiveness of vaccination has been in the reduction of hepatitis A. Since the commencement of the Indigenous Hepatitis A Immunisation Program in North Queensland in 1999, the number of cases in Queensland has been slashed from 1,044 in 1998, to 48 in 2003 and 26 in 2004.
Immunisation
Age-appropriate immunisation coverage rates, Queensland, June quarter 1998 to June quarter 2005
Source: Health Insurance Commission, Australian Childhood Immunisation Register
Notes: Change in definition in September quarter 2002 for this milestone to drop 18mth dose DTPa (diphtheria-tetanus-acellular pertussis).
     MMR – measles, mumps and rubella.
Hepatitis A
Hepatitis A notification rates by zone and total State, Queensland, 1998 to 2004
Source: Communicable Diseases Unit, Queensland Health

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Healthy, active individuals and communities
Smoking is the largest single contributor to preventable disease in Australia. It is strongly associated with increased levels of heart disease and stroke, lung and other cancers and chronic respiratory conditions.
It is estimated that smoking causes more than 3,300 deaths, and more than 168,000 occupied hospital bed days in Queensland per year.
In 2001, 24.6% of Queensland males aged 18 years and over smoked while the rate for females was 19.7%. The 18–29 years and 30–39 years age groups have a greater proportion of smokers than the other age groups. The proportion of smokers tends to increase among the lower socio-economic groups.
Queensland’s high rates of smoking relative to other states are reflected in commensurately higher rates of several of the above-mentioned diseases. The reduction in smoking rates among older males has seen rates of lung cancer fall in this group, while they continue to rise for females and will continue to do so for some years.
Current legislation and regulation in Queensland is effectively reducing the number of public places where people can smoke.
Cigarette smoking
Proportion of males who smoke daily by age group and socioeconomic disadvantage, Queensland, 2001
Source: Australian Institute of Health and Welfare, 2001 National Drug Strategy Household Survey, State and Territory Supplement, Canberra, 2002, cat. no. PHE 37
Proportion of females who smoke daily by age group and socioeconomic disadvantage, Queensland, 2001
Source: Australian Institute of Health and Welfare, 2001 National Drug Strategy Household Survey, State and Territory Supplement, Canberra, 2002, cat. no. PHE 37
Note: SEIFA – Socio-Economic Indexes for Areas. SEIFA is a measure of socio-economic disadvantage. The population is divided into five ‘quintiles’, each comprising around 20% of the population. Quintile 1 comprises the least disadvantaged people while Quintile 5 comprises the most disadvantaged.

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Significant achievements
Anti-smoking legislation
Background
Legislation for tobacco products and smoking is an important part of the Queensland Government’s multi-strategy response to bringing down smoking rates. Other anti-smoking strategies include social marketing campaigns to encourage smokers to quit, drug prevention programs, quit smoking support services (e.g. Quitline telephone service), and programs for Indigenous people who smoke.
Description
In November 2004, Queensland’s Tobacco and Other Smoking Products Act 1998 was amended, putting in place the nation’s toughest and most comprehensive smoking bans. Other changes include tobacco retail restrictions, the doubling of most penalties, and a requirement that young people must not falsely represent their age for the purpose of being sold cigarettes.
Impact on priorities
This initiative contributes to the Government’s priority of Improving health care and strengthening services to the community.
The legislation greatly contributes to reduced exposure to environmental tobacco smoke, and also contributes to a culture that supports smokers trying to quit and discourages young people from taking up the habit. Fewer Queenslanders smoking means reduced medium and long-term pressures on health care.
Initial evaluation shows positive behavioural changes since the commencement of new no-smoking zones in January 2005. About 58% of smokers reported that they smoke less in public places, 26% reported a decrease in cigarettes smoked and 19% had made an attempt to quit.
Implementation status
There is a phased implementation for the legislative changes.
New no-smoking zones are as follows:
>	1 January 2005 – public outdoor areas (e.g. patrolled beaches, children’s playgrounds, entrances to non-residential buildings, and major sporting stadiums), and indoor areas of liquor licensed premises (at least one-third of the enclosed area and one-third of poker machines).
>	30 September 2005 – indoor areas of liquor licensed premises (at least two-thirds of the enclosed area and two-thirds of poker machines).
>	1 July 2006 – indoor areas of liquor licensed premises (100% of the enclosed area), and at outdoor areas where food or drink is provided as part of a business (e.g. alfresco dining, footpath coffee shops).
Tobacco retail restrictions from January 2006 allow only one tobacco product display area (up to one square metre in size) in general retail outlets, with tobacconists allowed up to three square metres.
Queensland’s anti-smoking legislation is enforced by State Government environmental health officers. Since 1 January 2005, more than 730 fines have been issued for legislative breaches.

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Healthy, active individuals and communities
Alcohol use can be regarded as ‘hazardous’ or ‘harmful’. Hazardous use is based on heavy episodic consumption, which carries risks such as injury, violence or unintended actions. Harmful use is based on heavy cumulative use, a risk for conditions like heart and liver disease.
The proportion of Queenslanders who drink these quantities of alcohol is above the national rate. These behaviours are more common in younger people and taper off with each decade of life.
In the methods used for the source data, females have been assigned lower thresholds for both hazardous and harmful alcohol consumption than males. Combined with the higher alcohol content of the types of drinks preferred by younger females, a higher proportion of younger women than men drink episodically at hazardous levels.
For information on the Meeting Challenges, Making Choices alcohol management plan initiative, see page 48.
Alcohol consumption
Proportion of persons who drank hazardous or harmful quantities of alcohol in the year before survey, by sex and age group, Queensland, 2001
Source: Australian Institute of Health and Welfare, 2001 National Drug Strategy Household Survey, State and Territory Supplement, Canberra, 2002, cat. no. PHE 37

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Achieving adequate physical activity and a balanced diet are among the great challenges of twenty-first century lifestyles. Latest available data suggest that only around 40% of Queensland adults get sufficient physical activity to support good health. A further 40% get insufficient activity, while 20% have lifestyles defined as ‘sedentary’. Rates have worsened for both males and females since data were last collected and analysed in 2001.
These patterns mirror the growth in overweight and obesity in Queensland. These conditions are far more prevalent than in the past and are largely a consequence of an imbalance between energy consumed and energy expended.
Overweight and obesity are major causes of preventable illness, disability and death. They are strongly associated with increased risk of heart disease and stroke, diabetes, kidney disease, certain cancers, osteoarthritis and even some injuries. They can also complicate surgery and its outcomes.
The proportion of Queenslanders who are overweight or obese, as defined by a person’s body mass index, has risen steadily over the past decade, from 39.3% in 1993 to 52.2% in 2004. This reflects a general gain in weight across the population. The proportion who are obese has nearly doubled over the same period, from 9.4% to 17.7%, and is a cause for concern.
In addition to its important role in promoting healthy weight, optimum nutrition is essential for the normal growth and the physical and cognitive development of infants and children, enhanced resilience and quality of life, good physical and mental health throughout life, resistance to infection and protection against chronic diseases, avoidable hospital admissions and premature death. Promotion of optimal nutrition has also been shown to have immediate impacts through improvement in immune competency, bone density, pregnancy outcomes in women, mental health and resiliency.
Physical activity
Proportion of adults who reported achieving sufficient and insufficient/sedentary time and sessions of physical activity during the week before survey, by sex, Queensland, 2001 and 2004
Source: Queensland Health, 2001 and 2004 Queensland Health Omnibus Surveys, and Health Information Branch
Note: Sufficient time and sessions are defined as 150 minutes using the sum of walking, moderate activity and vigorous activity (weighted by two) and five sessions of physical activity per week.
Overweight and obesity
Proportion of overweight and obese adults, Queensland, 1993 to 2004
Source: Queensland Health, 1993 Regional Health Survey, 1998 Statewide Health Survey, and 2001 and 2004 Omnibus Survey
Notes: Being overweight is defined as where a person’s body mass index (BMI) is between 25 and 30. Obesity is defined as where a person’s BMI is greater than 30. BMI is calculated as weight (in kilograms) divided by height (in metres) squared.
Data for 1993 and 1998 are for all ages; 2001 and 2004 data are for persons aged 18–75 years.

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Healthy, active individuals and communities
Significant achievements
Safe and Healthy Schools
Background
In response to community concerns regarding the increasing levels of childhood obesity and physical inactivity, the Government launched the four-year Safe and Healthy Schools initiative, including the School Based Policing Program, in 2004.
Description
Several departments work cooperatively to promote physical activity and healthy eating. The Smart Choices Healthy Food and Drink Supply Strategy for Queensland Schools will be used to limit the supply of foods and drinks with low nutritional value in schools. Implementation of the strategy will be phased in, to allow schools sufficient time to review their food and drink supply and make necessary changes. By 1 July 2006, implementation will be mandatory in all state schools.
Several departments have also worked closely to implement the School Based Policing Program. Under this program, 27 school-based police officers work in 40 high schools throughout Queensland.
Impact on priorities
Safe and Healthy Schools contributes to the Government’s priority of Improving health care and strengthening services to the community.
It recognises that schools do more than provide safe and supportive environments to learn, play and work – they are also environments where comprehensive education can take place to promote healthy and active lifestyles for young Queenslanders. In turn, healthy and active students perform better at school.
Implementation status
The Student Health and Wellbeing Curriculum Framework has been developed to provide schools with guidance on health issues, including physical activity and nutrition. The framework provides a coordinated approach in which health issues can be addressed in the curriculum from preparatory year to year 12. It focuses on developing education programs that have a skills-based approach, rather than teaching health as various separate topics.
The initiatives under Safe and Healthy Schools collectively provide comprehensive education in relation to health, personal development and wellbeing issues. These initiatives include:
>	Healthy Schools Vans, staffed with a teacher and nutritionist who work with school personnel, tuck shops, parents and other stakeholders, to promote physical activity and nutrition in schools;
>	Smart and Healthy School Grants to enhance the provision of sport and physical activity in school settings;
>	the ActiveAte program, a web-based resource in physical activity and nutrition;
>	the Interschool Team Sport initiative – where possible, all schools with more than 300 students offer interschool team sport;
>	CPR for Life in Schools – where cardiopulmonary resuscitation (CPR) skills training is provided to all students before leaving year 12; and
>	various activities to improve safe environments in schools, including 16 extra school-based police officers and 40 new school crossing supervisors to be engaged over the term of this Government.

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Significant achievements
Smart State Health and Medical Research Fund
Background
The Smart State Health and Medical Research Fund builds on Queensland’s strengths in health and medical research and helps to ensure that the State’s capabilities are maintained at a nationally and internationally competitive standard.
Description
The initiative comprises two grant programs:
>	the Operational Support Program to support the operational costs of research in Queensland’s independent health and medical research institutes; and
>	the Queensland Clinical Research Fellowships, which provide funding for up to four fellowships each year for clinicians in Queensland hospitals and health services wanting to undertake research related to their clinical practice.
Impact on priorities
The initiative contributes to the Government’s priority of Improving health care and strengthening services to the community by supporting health and medical research that will grow Queensland’s health sector and reduce the projected costs and impacts of chronic and age-related illness.
Implementation status
Round one of the fund was released in November 2004. Funds were awarded to two independent health and medical research institutes under the Operational Support Program. Five Queensland Clinical Research Fellowships were awarded, with funding over three years.
Two rounds remain to be funded in the Clinical Research Fellowship Program and one remaining round in the Operational Support Program. Round two of both streams was announced in October 2005 and applications close on 19 December.

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Healthy, active individuals and communities
Future directions
In October 2005, the Government launched its Action Plan: Building a Better Health Service for Queensland, a $6.3 billion investment over five years, to further improve health services in the State.
The plan followed a thorough and independent review of the health system, the Queensland Health Systems Review, led by Peter Forster. After an extensive consultation, research and review process, the report found that Queensland’s public health system provides a good service and that it is performing as well as any other health service in Australia.
However, the Queensland public health system is under pressure due to:
>	Queensland’s rapid growth in population;

>	an ageing population;

>	new medicines and technologies;

>	worldwide critical staff shortages across all health professions;

>	shortages in critical infrastructure;

>	insufficient community-based health infrastructure to support alternative health care arrangements; and

>	increasing demand for services in areas such as mental health, addiction, and Indigenous health.
Under the action plan, extra funding of around $550 million will be allocated to Queensland’s public health system in 2005–06. The health budget, which includes funds from the Australian Government as well as the State Government, will more than double over the 10 years to 2008–09. The extra funding under the plan will:
>	provide immediate relief to health service staff across the State;

>	allow investment in urgently needed new services in the future; and

>	provide for the phased implementation of reforms to ensure future sustainability.
Significant numbers of additional clinical staff will be recruited for key priority health areas. This will include an extra 1,200 staff in the first 18 months of the plan, comprising 300 doctors, 500 nurses and 400 allied health professionals.
The Queensland Government’s Smart State: Health 2020 Directions Statement outlines a vision for health and the management and development of the health system in Queensland to the year 2020. It also identifies trends that will impact on the health of Queenslanders over the coming decades, such as the increasing prevalence of chronic diseases, including cardiac disease, cancer, renal disease and mental health disorders, as well as population ageing:
>	Chronic disease – Responding to the challenge of the increasing prevalence of chronic conditions, the Government will enhance prevention initiatives for risk factors, integrate service delivery models across the continuum of care (including health promotion and primary prevention), reduce the level of avoidable hospital admissions and increase community-based capacity to support chronic care coordination.
>	Cardiac care – Building on the substantial investment in 2004–05 to improve cardiac services in Queensland, there will be additional funding to develop a 10-year statewide Cardiac Services Plan. In 2005–06, the investment will be in improving secondary and tertiary care, including a new Cardiac Catheter Laboratory, multidisciplinary management of heart failure, additional care rehabilitation programs and early intervention procedures.
>	Cancer – With the incidence of cancer projected to grow each year by an average of 4%, the Queensland Government is investing significantly in programs to target cancer prevention and treatment.
>	Renal disease – The Government will continue to invest in improved quality of life for sufferers of renal disease by improving access to renal services and meeting growing demand. These initiatives include low dependency, acute and self-care dialysis services at locations across the State.
>	Mental health – Community mental health services will be enhanced by increasing the number of clinical positions. These positions will provide expert psychiatric assessment and management, and enhance the quality and safety of community and acute care services. The partnership with the non-government sector in delivering the spectrum of mental health services will be enhanced, with an increase of more than 70% in current funding to non-government organisations from 2006–07.

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>	Healthier ageing – Enhancing services for older Queenslanders will include addressing unnecessary hospitalisation of older people, maximising functionality of older Queenslanders and providing appropriate community placements and care.
In 2004–05, the Government called for the establishment of a committee on Healthy Weight in Children and Young People to develop a whole-of-government action plan. Following consultation with all government agencies, the Eat Well, Be Active – Healthy Kids for Life initiative, the Queensland Government’s first action plan 2005–2008, has been developed.
The plan outlines what the Queensland Government will do to address overweight and obesity and promote healthy weight in children and young people aged 0–18 years and also focuses on the people who influence and support them, including parents, carers, teachers, child care workers and the general community. The plan provides:
>	increased community awareness about food and nutrition, physical activity and healthy weight in order to develop the skills, knowledge, values and behaviours that enable children and young people to eat well and be active; and

>	an environment in which living, playing and working places are safe, stimulating, satisfying and enjoyable for children and young people.
Over 100 actions are included under Eat Well, Be Active – Healthy Kids for Life. Specific initiatives include:
>	Go for 2 and 5 fruit and vegetable promotion campaign, which will be conducted over four years;

>	showcase sites in specific communities targeted for priority assistance to adopt a healthier lifestyle, with rigorous evaluation to help refine cost-effective strategies for wider implementation;
>	expanded TravelSmart programs to provide workplace, school and community-wide support to increase the use of healthy and environmentally friendly transport options, such as walking, cycling and using public transport;

>	expanded 10000 Steps programs to help motivate community members to get active; and

>	Healthy Kids Queensland evidence and performance monitoring to measure our successes and provide practical insight into the best ways to sustainably address the obesity epidemic.
Under its sport and recreation policy, Getting Active – The Lifestyle Choice, the Government continues to provide programs and services to sport and active recreation organisations, local governments and Indigenous organisations to create improved opportunities for participation. Strategies to improve participation and perceptions of physical activity among children and young people continue to be a major focus through the Government’s Get Active Queensland Children and Young People Strategy.
The strategy aims to achieve a broad range of participation opportunities for children and young people, with integrated delivery of physical activity programs and support mechanisms for parents and teachers and other key influencers of physical activity experiences for children and young people. Included within the strategy are programs such as:
>	The Get Active Queensland Schools Program, which involves elite athletes from the Queensland Academy of Sport visiting primary and secondary schools to deliver healthy lifestyle presentations and lead activity sessions designed to improve sporting skills, agility, hand–eye coordination and teamwork;
>	Move Baby Move – to inform parents on appropriate activities for babies as they develop;
>	Active Alphabet– for parents, carers and toddlers;
>	Let’s Get Moving – to help preschool children learn basic movement skills and how to get active while parents, carers and teachers learn about the importance of movement in early childhood; and
>	Moving with Young Children – a series of professional development and training workshops designed specifically for early childhood professionals.

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A fair, socially cohesive and culturally vibrant society
The Government wants to ensure that all Queenslanders are treated fairly and inclusively, that diversity is valued, and that arts and culture are an integral part of Queensland society.
The Government’s priority in this area is Strengthening services to the community and, in particular:
>	developing and implementing strategies to support Queensland families;

>	improving the lives of people with a disability, their families and carers;

>	working with Aboriginal and Torres Strait Islander communities to improve economic and social wellbeing; and

>	improving Queenslanders’ access to affordable housing.
To achieve this, the Government is engaging with Queensland communities to develop and implement policies, programs and strategies aimed at improving the social and economic wellbeing of all Queenslanders, especially those from disadvantaged groups within the community, such as people with a disability and Indigenous people.
The Government is also continuing to implement strategies to ensure that Queensland has a vibrant and innovative arts and cultural sector and that all Queenslanders have access to rich arts and cultural experiences.
Performance summary
Data collected through the Queensland Household Survey indicate that most people have easy access to government services and facilities in the areas of education, health, and community and family. The May 2005 survey found that 75% of Queenslanders have easy access to education and health services.
Attitudes towards people of different cultural and ethnic backgrounds in Queensland are positive. The May 2005 Household Survey found that 80% of people have never seen any negative attitudes towards themselves or others due to cultural or ethnic background.
Services for people with a disability include accommodation support, community support, community access services and respite services. The number of service users increased in 2005 compared with 2004.
The availability of affordable, secure and appropriate housing is a priority for all Queenslanders. Very strong growth in housing prices in the three years to 2003–04 meant that the Brisbane affordability index in 2004–05 was similar to the Australian capital cities average.
Timeliness in finalising court cases is an important indicator of the efficiency and accessibility of the justice system. Queensland’s courts continued to finalise court matters in a highly efficient and timely manner in 2004–05, with the majority of both criminal and civil matters being finalised within six months.
Most Queenslanders consider arts and cultural experiences to be important in contributing to the personal wellbeing and enrichment of their lives, with 76% of respondents in the May 2005 Queensland Household Survey rating this as very important or important. The value of these events in contributing to children’s educational experiences was also considered to be very important or important by 93% of respondents.
In the year to May 2005, the most popular cultural venue or event for adults was the cinema, attended by 68% of Queensland adults. This was followed by libraries (53%), botanical gardens (52%) and sporting events (52%). Participation or attendance at cultural venues or events was higher in 2005 than in 2004.

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A fair, socially cohesive and culturally vibrant society
Social cohesion
The extent to which people are treated with fairness can be measured by their perceptions of ease of access to government services and facilities, and of any changes in negative attitudes towards themselves or others due to cultural or ethnic background.
The May 2005 Queensland Household Survey asked people aged 18 years and over how easy they found access to various essential services and facilities provided by the Government in their local area. For education and health services and facilities, around 75% of people rated access as easy or very easy. Access to community and family services and facilities was regarded as easy or very easy by 48% of people, though a larger proportion of the population do not access these services compared with education and health services. There were no significant changes in perceptions of ease of access to the three groups of services in 2005 compared with the previous year.
The May 2005 survey found that 61% of people had confidence in Queensland’s electoral system, compared with 51% for Queensland Parliament, 49% for government departments and agencies and 41% for the legal system.
Respondents were also asked whether they had ever seen any negative attitudes towards themselves or others due to cultural or ethnic background. Around 80% had never experienced these attitudes. Of the reminder, only 14% felt these attitudes were becoming worse in 2005, a decline compared with 2001 to 2003. These negative attitudes occurred mainly in the community (61% of those seeing negative attitudes) and at work (24%).
Access to services
Perceptions of ease of access to government services and facilities, Queensland, 2003 to 2005
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Survey, May 2003 to 2005

Note:	There was a large ‘don’t know about’ or ‘don’t use’ response to the question on ease of access to community and family services.
Community attitudes
Perceptions of changes in negative attitudes towards self or others due to cultural or ethnic background, Queensland, 2001 to 2005
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Survey, May 2001 to 2003 and 2005

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Intellectual, psychiatric, sensory, physical or neurological impairment or acquired brain injury can present a significant barrier to full and inclusive participation in society. Through the Commonwealth State Territory Disability Agreement (CSTDA) 2002–2007, Queensland is committed to the ongoing provision of specialist disability services that are designed for people who need ongoing support with everyday life activities.
Under the agreement, state and territory governments are responsible for providing accommodation support, community support, community access and respite services, while the Australian Government is responsible for employment services. Both levels of government are involved in the provision of advocacy, information and print disability services.
Information about service users of CSTDA-funded agencies is obtained through a national data collection called the CSTDA National Minimum Data Set. A significant redevelopment of the data set was implemented in October 2002 and expanded the survey methodology from a snapshot day collection to a full year collection.
The number of service users on a snapshot day increased by 24.5% between 2004 (6,474) and 2005 (8,060, preliminary). All service types increased between 2004 and 2005. Accommodation support service users rose by 9.6%, while community support service users increased significantly by 68.7%. Respite service users increased by 31.4% and community access service users rose by 25.4%.
Patterns of access to specific service types on a particular day in the year are variable, with the exception of accommodation support services. These services are generally accessed on a time-continuous basis whereas community support and access and respite services are episodic in nature.
In 2006, data from the redeveloped CSTDA National Minimum Data Set will be used to report on a new time series that will provide information about services received over a full year. This new time series is expected to reduce the variability inherent in snapshot data.
Disability services
Consumers of Commonwealth State Territory Disability Agreement-funded services on a snapshot day, Queensland, 2001 to 2005
Source: Disability Services Queensland; and Commonwealth State Territory Disability Agreement National Minimum Data Set

Notes: Commonwealth State Territory Disability Agreement National Minimum Data Set details and definitions:

(a)	Data for 2005 are preliminary, pending finalisation of the national 2004–05 collection in January 2006. Data for 2004 have been revised following the finalisation of the national 2003–04 collection.

(b)	Accommodation support – services that provide accommodation to people with a disability and services that provide support needed to enable a person with a disability to remain in their existing accommodation or to move to more suitable or appropriate accommodation.

(c)	Community support – services that provide the support needed for a person with a disability to live in a non-institutional setting. Services include therapy support, counselling, case management and regional resource and support teams.

(d)	Community access – services designed to provide opportunities for people with a disability to gain and use their abilities to enjoy their full potential for social independence. People who mainly use these services do not attend school and are not in full-time employment.

(e)	Respite – services that provide a short-term and time-limited break for families and other voluntary care givers of people with disabilities, to assist in supporting and maintaining the primary care-giving relationship, while providing a positive experience for the person with a disability.

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A fair, socially cohesive and culturally vibrant society
The availability of affordable, secure and appropriate housing is a priority for all Queenslanders. The homes in which people live can have a significant impact on their health, education and employment prospects.
Brisbane has recorded higher growth in average rents over the past three financial years than the weighted average rents for all capital cities. Over the year to June quarter 2005, rents in Brisbane increased by 4.4% compared with 2.1% for all capital cities. However, the index for Brisbane remains below that for the capital cities average, indicating that average rents in Brisbane have increased by less than the weighted average of all capital cities since 1989–90.
In the private housing market, Queensland home affordability for first home buyers has declined due to very strong growth in housing prices in the three years to 2003–04. In 2004–05, the Brisbane affordability index rose by 2.0% and was similar to the Australian capital cities average.
Housing
Housing rents index, Brisbane and Australian eight capital cities weighted average, 1998–99 to 2004–05
Source: Australian Bureau of Statistics, Consumer Price Index Standard Data Report: Capital Cities Index Numbers by Expenditure Class, cat. no. 6455.0.40.001

Note:	The value of the index is the average rent in June quarter each year, compared with the base index of 1989–90=100. The lower the index, the lower the growth in rents since the base period.
Home purchase affordability index, Brisbane and Australian eight capital cities weighted average, 1994–95 to 2004–05
Source: Commonwealth Bank of Australia and Housing Industry Association, Housing Report

Note:	The home purchase affordability index is based on median first home dwelling prices, average household income and home loan interest rates. The value of the index is the average household disposable income, expressed as a percentage of the qualifying income required to secure a mortgage on median-priced established dwellings purchased by first home buyers. The higher the index, the greater the affordability.

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Significant achievements
Affordable housing supply initiatives
Background
The Brisbane inner-city area has experienced a sharp reduction in low-cost housing, with rents rising at above-inflation rates. As a result, housing options for tenants on low incomes have greatly reduced.
Initiatives such as the Brisbane Housing Company and the Kelvin Grove Urban Village illustrate how the Government works with partners to increase affordable housing options for Queenslanders.
Description
The Brisbane Housing Company provides affordable rental housing in Brisbane. It operates through a partnership arrangement between the Queensland Government and the Brisbane City Council to build or buy rental housing for families and individuals on low incomes.
Homes are offered at below market rent in the inner and near-city suburbs of Brisbane. The housing provided complements existing public housing stock, bringing additional diversity to the social housing sector.
The Kelvin Grove Urban Village will combine affordable housing with commercial, educational and leisure facilities in an inner-urban area, while offering people from all backgrounds the opportunity to enjoy a healthy and fulfilling lifestyle.
The village demonstrates best practice in a sustainable mixed-use development. Residents will be able to access living, learning, leisure and recreational facilities, all within walking distance.
Impact on priorities
The Queensland Government strengthens services to the community by promoting partnerships to improve Queenslanders’ access to affordable housing.
Implementation status
At 30 June 2005, the Brisbane Housing Company managed 184 units of accommodation. The supply of housing options will continue to expand, with total units of accommodation expected to reach 504 by 30 June 2006. A recent survey indicated that 91% of tenants are either satisfied or very satisfied with their home, and 93% agreed that their rent was value for money.
In 2004–05, the Government negotiated arrangements for private sector development of 108 student accommodation units and 107 senior accommodation units within the Kelvin Grove Urban Village. When complete, the village will have the capacity to deliver more than 800 residential units through a range of dwelling styles.
Significant achievements
School Transport Assistance Scheme
Background
The School Transport Assistance Scheme provides assistance to school students who are impeded by distance from the nearest state school, or are from low income families, or have disabilities.
Description
Around 140,000 students receive assistance through the scheme across Queensland. Assistance is provided through bus, train, taxi (only available for students with disabilities), ferry and private motor vehicle (conveyance allowance).
Impact on priorities
The scheme assists students to access education, particularly where schools are not able to be provided in some areas.
Implementation status
The scheme is ongoing.

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A fair, socially cohesive and culturally vibrant society
Timeliness in finalising court cases is an important indicator of the efficiency and accessibility of the justice system. Queensland’s courts continued to finalise court matters in a highly efficient and timely manner in 2004–05, with the majority of both criminal and civil matters being finalised within six months.
The Commonwealth Report on Government Services 2005 shows that the efficiency of Queensland’s courts is among the best in Australia. The report, which benchmarks the performance of courts nationally in 2003–04, shows that Queensland courts exceeded the national average in terms of cost and efficiency.1
Queensland’s Supreme and District Courts were among the top performers nationally in 2003–04 for civil matters, achieving clearance rates of 118.2% and 103.4% respectively (national averages were 99.1% and 101.4%). In the Magistrates Courts, Queensland achieved a clearance rate of 105.4% for civil matters, well above the national average of 91.4%.2 The clearance rate provides an indication of whether a court is keeping up with its workload by comparing the number of lodgements during a specified period to the number of finalisations. A rate above 100% indicates that the court is reducing its pending workload.
Justice
Proportion of non-appeal criminal cases finalised in less than six months by court, Queensland, 2000–01 to 2004–05
Source: Department of Justice and Attorney-General
Proportion of non-appeal civil cases finalised in less than six months by court, Queensland, 2000–01 to 2004–05
Source: Department of Justice and Attorney-General

[1]	The Queensland Government’s criteria for assessing criminal and civil case finalisation differ from those used by the Commonwealth in the compilation of the Report on Government Services. In Supreme and District Courts, criminal cases timeliness starts from presentation of indictment, and in civil matters from the date the Certificate of Readiness is lodged. In Magistrates Courts, criminal cases are recognised from the date the bench charge sheet is lodged, and civil cases are determined from the date of lodgement of the matter. These criteria are used for the charts on this page.

[2]	Figures for 2004–05 will be available in the Commonwealth Report on Government Services 2006, which will be published in January 2006.

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Cultural vibrancy
Culture and the arts can promote individual and community wellbeing, provide jobs and training opportunities, strengthen community capacity and our sense of identity, and foster social cohesion.
Most people consider arts and cultural experiences to be important in contributing to the personal wellbeing and enrichment of their lives, with 76% of respondents in the May 2005 Queensland Household Survey rating this as very important or important. The value of these events in contributing to children’s educational experiences was considered to be very important or important by 93% of respondents.
In the year to May 2005, the most popular cultural venue or event for adults was the cinema, attended by 68% of Queensland adults. This was followed by libraries (53%), botanical gardens (52%) and sporting events (52%). Participation or attendance at all cultural venues or events shown in the chart was higher in 2005 than in 2004, except cinemas, which were attended by the same proportion of people in both years.
The most popular cultural venues or events for adults who attended more than twice in the past 12 months were cinemas (50%), libraries (41%) and sporting events (38%).
Most popular cultural venues or events for adults who attended infrequently (only once or twice in the past 12 months) were animal or marine parks (36%), festivals/celebratory events (34%) and botanical gardens (33%).
Cultural events participation
Importance of arts and cultural experiences in contributing to personal wellbeing and enrichment of people’s lives, Queensland, 2005
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Survey, May 2005
Proportion of adults attending or participating at cultural venues or events during the 12 months before survey, Queensland, 2005
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Survey, May 2005

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A fair, socially cohesive and culturally vibrant society
Future directions
The Government will focus on services for Queenslanders who might be disadvantaged, such as those with a disability, Aboriginal and Torres Strait Islander people and homeless people.
The consultation paper Have Your Say: On Improving Disability Services in Queensland proposed reforms to the current approaches to assessment, prioritisation, service delivery and funding for people who seek services from the specialist disability support system. Over 1,800 responses to the paper were received. The data will be analysed and developed into implementation options for the Government’s consideration in 2005–06.
In 2004–05, the implementation of the Disability Sector Quality System continued, with the provision of financial assistance to the sector; consultation and engagement with the sector; and development of information tools and resources, such as the Partners in Quality – Resources and Guide detailing the steps to implementing the system, and supporting resource kits.
Reforms to safeguard people with a disability from abuse and neglect involve a review of the Disability Services Act 1992 and a Public Benefit Test to determine whether services to people with a disability, whether funded by government or not, should have increased regulation. The new legislation was scheduled for introduction into Parliament in late 2005. The Public Benefit Test will be undertaken in 2005–06.
Partnerships Queensland guides all new government policies and services affecting Aboriginal and Torres Strait Islander Queenslanders. This whole-of-government framework integrates all government activities and initiatives for Indigenous Queenslanders into a single framework focusing on four goals: strong families, strong cultures; safe places; healthy living; and skilled and prosperous people and communities. For more detail, see pages 117–118.
See also the implementation section of the Meeting Challenges, Making Choices significant achievement on page 48.
From January 2006, the Government will pursue a new policy direction in the provision of housing assistance that:
>	ensures that government products and services, including public rental housing, Aboriginal and Torres Strait Islander rental housing and community housing, operate as part of one social housing system;

>	ensures that products and services are targeted to people most in need, for the duration of their need; and

>	continues to encourage the supply of affordable housing for Queenslanders on low incomes.
The Government will create an integrated homelessness service system that meets the immediate needs of homeless people and provides them with opportunities for connecting with and participating in their communities. The new initiatives will:
>	provide more accommodation and support options;

>	connect homeless people with services;

>	respond to public space issues;

>	provide more support and services to address the health needs of homeless people;

>	provide more support and services to address the needs of homeless people in the legal system; and

>	help residential services stay open.
Following extensive and ongoing public consultation on preferred options for Brisbane central business district’s North Bank, the Queensland Government has developed the North Bank Strategic Plan.
Through the plan, the public will regain two kilometres of riverfront land in the Brisbane central business district, which will beautify the riverbank and improve access to the river. The plan proposes construction of residential and commercial buildings adjacent to the freeway, and pedestrian plazas and extensive recreational precincts along the river.
The Government will invite the private sector to submit expressions of interest in developing facilities, ensuring the development takes place at low expense to the community. The development will generate up to 5,500 jobs during construction.
When the Queensland Gallery of Modern Art opens in 2006, it will be the largest art museum in Australia solely dedicated to modern and contemporary art. This five-level building will provide facilities including a Children’s Art Centre, the Australian Cinémathèque designed to

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allow for integrated exhibition programming in cinemas and gallery spaces, and 5,825 square metres of gallery space. Together, the Queensland Gallery of Modern Art and the Queensland Art Gallery will form the second largest public art museum in Australia.
On completion of the State Library of Queensland redevelopment, Queenslanders will see the emergence of a relaxed high-tech leisure and learning centre – a contemporary library with a new auditorium, including a flagship Indigenous Knowledge Centre; expanded exhibition, activity and learning spaces; and greater access to collections. The State Library is creating an environment, both physical and virtual, that will better meet information and cultural needs and expectations of Queenslanders.
Access to arts and cultural experiences for regional Queenslanders will also be enhanced, through:
>	construction of Stage 2 of the Cairns Centre for Contemporary Arts (Smart State Building Fund) to provide rehearsal and multipurpose space;

>	redevelopment of the Hope Vale Arts and Cultural Centre in Far North Queensland; and

>	support for development of the Bert Hinkler Hall of Aviation in Bundaberg to house originals and replicas of the five aircraft associated with Bert Hinkler’s aviation exploits.

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A clean, liveable and healthy environment
Maintaining air, land and water quality will help to ensure that Queenslanders continue to enjoy a clean and liveable natural environment and are protected from safety and health risks related to pollution, and that Queensland’s natural resources are protected.
Population and economic growth throughout the State, and particularly in high-growth areas in South East Queensland, put pressure on natural resources, and increase the risk of damage to the environment through factors such as greenhouse gas emissions. Natural events and occurrences, such as drought, can also impact on Queensland’s environment.
The Government will continue its efforts to protect the State’s unique natural environment, to encourage the development of sustainable industries in Queensland, and to regularly monitor and report on environmental health, for example through publication of the State of the Environment report.
Performance summary
Overall air quality was high in South East Queensland, Gladstone and Mount Isa in 2004–05. An increase in poor air quality days in South East Queensland was due to bushfires in October 2004 and a dust storm in February 2005. Gladstone was also affected by the dust storm. In Mount Isa, an increase in poor air quality days was due to higher industry production levels.
About 48,000 hectares of Queensland soils are salt affected. It is estimated that by 2050, around 2% of the State or over 3.1 million hectares could have become salinised in the absence of ongoing improvements to land and water management practices.
Queensland currently assesses river health using biological data (macro-invertebrates) collected twice a year from rivers throughout Queensland. The percentage of sites considered to be in good condition increased from 2002 to 2003–04, while the percentage of sites considered to be in poor condition decreased. Note that sites sampled in each year are from different catchments and therefore results may reflect differences among catchments and climatic variability among years.
The latest Queensland Greenhouse Gas Inventory, containing data for 2002, was released in 2005. It shows that greenhouse gas emissions in Queensland in 2002 were slightly higher than in 1999. Queensland produced around 27% of Australia’s net greenhouse gas emissions, reflecting the State’s energy-intensive industrial and rural-based economy and increasing transport task. Emission trends reflect the expanding economy and a growing population. Stationary energy (mainly electricity and gas), agriculture (mainly livestock emissions), land clearing and transport accounted for more than 80% of Queensland’s emissions in 2002.

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A clean, liveable and healthy environment
Air, land and water quality
The potential for air pollution in Queensland is greatest in the south-east and the regional centres of Gladstone and Mount Isa. Factors that influence air pollution in South East Queensland include increasing population, concentration of motor vehicles and industrial activity, while in Gladstone and Mount Isa, industrial activity is the major cause of air pollution.
The South East Queensland air quality index (human health) for 2004–05 shows that there were eight poor air quality days, reflecting high pollution levels, and 105 fair air quality days. Dry conditions and bushfires meant atmospheric particle concentrations were higher than in 2003–04. Extensive bushfires in October 2004 and a dust storm in February 2005 were responsible for the eight days when poor air quality was experienced.
Gladstone experienced four poor air quality days and 21 fair air quality days during 2004–05. All poor air quality days were the result of a dust storm in February 2005. The number of fair air quality days was similar to 2003–04.
In Mount Isa, sulphur dioxide emissions from industry were responsible for 43 poor air quality days and 21 fair air quality days in 2004–05, higher than in 2003–04. Monitoring demonstrated that industry complied with the ambient sulphur dioxide requirements specified in the Mount Isa Mines Agreement Act 1985 relating to management of smelter operations. Increased industry production levels in 2004–05 compared with 2003–04 accounted for the rise.
Air quality
Air quality index (human health), South East Queensland, Gladstone and Mount Isa, 1998-99 to 2004-05
Air quality index (human health), South East Queensland, Gladstone and Mount Isa, 1998–99 to 2004–05
Source: Environmental Protection Agency

	Poor air quality days			Fair air quality days			Good air quality days
Year	SE Qld	Gladstone	Mount Isa	SE Qld	Gladstone	Mount Isa	SE Qld	Gladstone	Mount Isa
1998-99	1	–	18	81	8	23	283	357	324
1999-00	2	–	28	65	6	34	299	360	304
2000-01	5	4	32	121	43	32	239	318	301
2001-02	5	4	47	116	43	28	244	318	290
2002-03	9	5	50	128	27	27	228	333	288
2003-04	2	–	32	87	22	27	277	344	307
2004-05	8	4	43	105	21	21	252	340	301

Notes:

Poor	Number of days when at least one national environment protection measure (NEPM) monitoring station did not meet one or more NEPM air quality standards, reflecting high pollution levels.

Fair	Number of days when all NEPM monitoring stations were within the NEPM standards but at least one station reached at least half the standard for one or more pollutants.

Good	Number of days when all NEPM monitoring stations were below half the NEPM air quality standards, reflecting good air quality.

Standards	0.10 ppm (particles per million) ozone (one-hour average)
0.12 ppm nitrogen dioxide (one-hour average)
0.20 ppm sulfur dioxide (one-hour average)
9.0 ppm carbon monoxide (eight-hour average)
50 µg/m3 PM10 (24-hour average), where µg is a microgram or one-millionth of a gram, m3 is a cubic metre and PM is particulate matter. Fine particle size is measured by a PM rating. Particles with a PM10 rating are all less than 10 microns in diameter, i.e. ten-millionths of a metre or one-hundredth of a millimetre.

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About 48,000 hectares of Queensland soils are salt affected. It is estimated that by 2050, around 2% of the State or over 3.1 million hectares could have become salinised in the absence of ongoing improvements to land and water management practices. This estimate includes 2.6 million hectares of agricultural land and 92,000 hectares of land presently supporting remnant vegetation. A further 26,000 hectares of important wetlands are at future risk, as is state infrastructure, including 12,000 kilometres of roads and more than 10,000 kilometres of railway tracks.
The Government has recently completed projects to assess salinity risk, utilising recently developed modelling approaches and improved landscape characteristics. These projects include the use of airborne geophysics in the Lower Balonne, salinity modelling to identify current and future salt loads in the Queensland Murray–Darling Basin, and a salinity risk assessment for the Belyando–Suttor catchment. Projects have recently commenced in the Fitzroy Basin and Condamine catchments to define salinity risks.
About three million hectares of cropping land are affected by a decline in soil fertility.1 This affects crop yields and leads to increased fertiliser use. In general, nutrients are being depleted from most cropping and grazing regions through leaching, soil run-off and removal of produce. An example is the clearing of mulga lands (which had dominantly mulga forests on sandy red earths), initiating rapid fertility degradation.
High-intensity rainfall, a feature of Queensland’s climate, creates a high risk of water erosion. Bare soils are particularly vulnerable to erosion, whether the land is used for grazing, cropping or mining. The Queensland Government, in collaboration with the Commonwealth Scientific and Industrial Research Organization (CSIRO) and regional natural resource management bodies, has been involved in projects assessing the effects of these soil and landscape conditions on water quality entering the Great Barrier Reef lagoon.
In March 2005, a Memorandum of Understanding was signed between the Government and the Queensland Farmers’ Federation to advance the Farm Management Systems concept. This is a voluntary, property and business level management process used by producers to identify and manage risks, particularly environmental risk, that may occur as a result of their farming operations.
Land quality
Salinity-affected areas, Queensland, 1992 to 2002
Source: Australian Bureau of Statistics, Agricultural Commodities, Australia, cat. no. 7121.0; and Department of Natural Resources and Mines

Note:	Data for 1992 and 1999 were derived from the Australian Department of the Environment and Heritage, National Land and Water Resources Audit (Australian Dryland Salinity Assessment 2000) using a defined criterion, while data for 2001 and 2002 were derived from surveys by the Australian Bureau of Statistics (ABS 7121.0). The difference in salinity between the earlier and more recent years largely reflects the greater recognition and understanding of salinity-affected areas in landscapes by rural landholders.

[1]	Environmental Protection Agency, State of the Environment Report 2003

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A clean, liveable and healthy environment
Queensland currently assesses river health using biological data (macro-invertebrates) collected twice a year from rivers throughout Queensland. The percentage of sites considered to be in good condition increased from 2002 to 2003–04, while the percentage of sites considered to be in poor condition decreased. Note that sites sampled in each year are from different catchments and therefore results may reflect differences among catchments and climatic variability among years.
This approach ensures each catchment is sampled thoroughly and that consistent sampling effort is maintained across the State. For example, the Fitzroy and Burdekin catchments were sampled intensively in 2001, in 2002 the Flinders and the Burnett were sampled intensively, and in 2003–04 Lake Eyre Basin and the Wet Tropics sites were sampled intensively.
The impacts of agricultural activities on our waterways need to be managed to ensure profitable and sustainable industries and communities into the future.
As in other parts of the world, agriculture in Queensland – including livestock grazing, farming, horticulture, forestry and aquaculture – relies to some degree on agricultural and veterinary chemicals to control serious pests and diseases. The Government is working cooperatively with land managers in high risk catchments to get them to adopt farming systems that minimise environmental impacts. There are also strong research, development and implementation programs under way in Queensland to look for alternatives to chemical use in all agricultural industries.
Water quality
River condition, Ambient Monitoring, Queensland, 2001 to 2003–04
Source: Department of Natural Resources and Mines

Notes:	Good – macro-invertebrate types present similar to ‘reference’ sites.
Poor – fewer types present than expected.
Very poor – far fewer types present than expected.
Extremely poor – few of expected types remain.
More diverse than reference sites – more than 15% increase in biodiversity.
These data are based on an assessment of sample areas rather than across the entire State.

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Significant achievements
National Action Plan for Salinity and Water Quality and Natural Heritage Trust Extension
Background
The Queensland Government has participated in natural resource programs jointly with the Australian Government since 1989.
Description
A regional community-based approach to planning, management and implementation of natural resource management activities is the focus of two programs, the National Action Plan for Salinity and Water Quality and the Natural Heritage Trust Extension.
The bilateral agreement for the implementation of the plan was signed between the Australian and Queensland Governments in March 2002 and the trust agreement was signed in June 2004. This involves a partnership approach between the State and Australian Governments with the regional community in each region.
Impact on priorities
This initiative contributes to the Government’s priorities of Protecting the environment for a sustainable future and Delivering responsive government by:
>	ensuring protection of Queensland’s unique environment;

>	promoting sustainable development through responsible use of natural resources;

>	protecting Queensland’s diverse plants and animals; and

>	engaging communities in government decisions and processes.
Implementation status
A network of 15 regional natural resource management bodies has been established. These bodies coordinate the views of regional communities and prepare regional natural resource management plans. Plans must incorporate existing plans (e.g. water and coastal) and fill planning and management gaps.
The plans must contain targets for managing the condition of natural resources. Accreditation of a regional plan requires that the regional natural resource management body gains collective agreement on plan implementation with stakeholders in the region.
Thirteen of the 15 regions have regional natural resource management bodies designated by the Joint Queensland/Australian Government Natural Resource Management Steering Committee. Arrangements in Cape York and in the Torres Strait are being finalised. All 13 designated regional bodies have accredited natural resource management plans.

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A clean, liveable and healthy environment
Significant achievements
Biodiscovery Act 2004
Background
‘Biodiscovery’ means collecting biological resources to identify valuable molecular or genetic information and to use it in the development of bio-products. Such products are capable of delivering benefits to Queenslanders and communities around the world by:
>	improving human health (e.g. drugs and treatments to cure disease);

>	remediating environmental damage (e.g. applications to treat polluted environments); and

>	enhancing agricultural practices (e.g. crops with increased yields and reduced use of pesticides).
Description
The Biodiscovery Act 2004 regulates access to and ecologically sustainable collection of the State’s unique biodiversity for the purpose of biotechnology research and development. It is the first of its kind in Australia. The main purposes of the Act are to:
>	facilitate access to minimal quantities of native biological resources;

>	encourage the development of value-added biodiscovery;

>	ensure the State obtains a fair and equitable share of the benefits of biodiscovery; and

>	ensure biodiscovery enhances knowledge of the State’s biological diversity and promotes conservation and sustainable use.
Impact on priorities
The legislation facilitates the growth of the Queensland biodiscovery industry for the benefit of Queensland’s community and economy in line with principles of ecologically sustainable development.
Implementation status
The Act was implemented in November 2004. The Government has five Benefit Sharing Agreements nearing completion. These agreements give the biodiscoverers the right to use native plants and animals while ensuring that the State obtains an equitable share in both the monetary and non-monetary benefits of biodiscovery.

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Climate
Substantial differences exist in climatic conditions across Queensland. The State often experiences extremes in temperature and rainfall and this has an impact on the economy, especially in rural areas.
Queensland’s mean annual rainfall shows little or no overall trend since 1900. Periods of low average rainfall occurred in the 1900s, 1930s and 1960s. High average rainfall was recorded in the 1950s and 1970s. However, rainfall often varied dramatically from one year to the next throughout the period.
Much of Queensland is currently suffering from below average rainfall, adversely affecting agricultural output. Total rainfall of 393 mm in 2002 (lowest since 1919) and 529 mm in 2003 was considerably lower than the 105-year average of 615 mm. The 623 mm received in 2004 was just above the average, though 2005 has been below average. Many areas have been seriously or severely rain-deficient in the three years to August 2005, with a few areas experiencing record low rainfall.
Most of southern and central Queensland is currently drought declared. In a survey of 901 primary industry enterprises in January 2004, 75% indicated that their profits had fallen during the drought. The economic impact of drought on primary industries such as grazing can extend well past the actual period of reduced rainfall. This is because long-term ecological damage could occur or recovery significantly delayed by an additional 2–5 years if stock levels are increased rapidly without allowing pastures sufficient recovery time.
Temperatures in Queensland also vary considerably between regions, with average maximums ranging from 21–24ºC in parts of the Darling Downs to 33–36ºC in much of the north-west. In summer, average maximums of 36–39ºC are recorded in most of western Queensland. Average minimum temperatures for the State range from 9–12ºC to 21–24ºC.
Average temperatures in Queensland have risen since early last century, with average minimum temperatures increasing by close to 1.5ºC in north-east Australia in that time, while average maximum temperatures have risen by about 0.4ºC.
Rainfall
Rainfall deficiencies, Queensland, 36 months to August 2005
Source: Australian Bureau of Meteorology
Total rainfall, Queensland, 1900 to 2004
Source: Australian Bureau of Meteorology

Note:	Based on ‘gridded data’, generated using the Australian National University 3-D Spline (surface fitting algorithm). More than 1,000 rainfall stations are used in the Queensland rainfall analysis (about 6,000 nationally). The input data for all stations undergo a high degree of quality control, to conform to World Meteorological Organization standards for quality data.

A clean, liveable and healthy environment	Page 93

A clean, liveable and healthy environment
Increasing atmospheric concentrations of greenhouse gases resulting from human activities are expected to continue to bring about changes to the world’s climate, including sea level rises, increases in temperatures, changes in rainfall patterns and increased storm and cyclone intensities. These have the potential to impact on community wellbeing and water security, and place pressure on ecosystems, with potentially significant social, economic and environmental implications globally and locally.
While Queensland’s total emissions in the global context are relatively small, the State is a high per capita emitter. Queensland’s net greenhouse gas emissions in 20022 were 145.1 Mt CO2-e3 , representing 26.8% of Australia’s net emissions. The key emitting sources in Queensland in 20024 were stationary energy (30%) (mainly electricity and gas), agriculture (21%) (mainly livestock emissions), land clearing (19%) and transport (12%).
Other sources such as fugitive emissions (i.e. emissions from extraction and distribution of coal, oil and natural gas), industrial processes and waste accounted for the remaining 18% of Queensland’s emissions.
While Queensland’s net emissions in 2002 were 6.2% higher than the inventory estimates for 1995, net emissions declined over the period 1990 to 2002 by 6.7%.
Drivers behind Queensland’s emissions include the State’s energy-intensive and expanding industrial and rural-based economy, increasing transport task and growing population.
The Queensland Greenhouse Strategy 2004 provides a coordinated whole-of-government response aimed at fostering greater knowledge and understanding of greenhouse issues and climate change impacts, reducing greenhouse gas emissions and facilitating carbon sequestration across the State, and helping Queenslanders adjust to the environmental, social and economic impacts climate change may cause.
Greenhouse gas emissions
Net greenhouse gas emissions by sector,
Queensland, 1990 to 2002
Australian Department of the Environment and Heritage, Australian Greenhouse Office, Queensland Greenhouse Gas Inventory 1990, 1995, 1999 and 2002
Greenhouse gas emission abatement initiatives include:
>	implementation of the Vegetation Management Act 1999 to phase out broadscale land clearing of remnant vegetation by 2006. It is estimated that reforms under the Act will reduce greenhouse gas emissions by 20 million tonnes by 2010[5]; and

>	the 13% Gas Scheme and Townsville Power Station and Gas Delivery Project, two key elements of the Queensland Energy Policy: A Cleaner Energy Strategy, which aim to diversify the State’s energy mix to include a greater proportion of gas-fired electricity generation. It is estimated that growth in greenhouse gas emissions will be reduced by 26 million tonnes over 15 years.
Programs such as TransLink and TravelSmart are targeted at reducing the amount of private vehicle road transport, including the associated greenhouse gas emissions. TransLink is an integrated public transport system in South East Queensland. TravelSmart encourages individuals to change their travel behaviour.
The Government is undertaking four research projects to reduce methane emissions from livestock in Queensland.6 These projects could result in reduced emissions of 50–100% and increases in production of 10–20%. This could mean an additional $150 million of production generated annually by Queensland’s primary producers.

[2]	Latest available data.

[3]	Mt CO2 e = million tonnes of carbon dioxide equivalent.

[4]	Australian Department of the Environment and Heritage, Australian Greenhouse Office, Queensland Greenhouse Gas Inventory 2002.

[5]	Australian Greenhouse Office, Tracking to the Kyoto Target 2004.

[6]	The Government’s research partners for these projects include Meat and Livestock Australia, the Australian Greenhouse Office, New Zealand’s Pastoral Greenhouse Gas Research consortium, AgResearch New Zealand and the Cooperative Research Centre for Beef Genetic Technologies.

Page 94	Priorities in Progress 2004–05

Future directions
In recent times there have been significant changes in energy issues, including accelerated growth in electricity demand, increased consumer awareness of energy issues, and recognition of the need to slow global warming through the reduction of greenhouse gas emissions.
The Government continues to support an energy industry that delivers reliable supply at internationally competitive prices while minimising greenhouse gas emissions. This is a cornerstone for Queensland’s future energy competitiveness and the ability to attract and sustain industry within our regions.
Advancements in technology provide more options to lower the emission intensity of electricity production and use the existing fuel source more efficiently than was previously available. These advances have occurred in both gas and coal-fired electricity generation plants, and there have also been developments in the renewable and demand side energy sectors.
The Government will play a key role in developing and implementing energy efficiency programs and education under the National Framework for Energy Efficiency. Queensland chairs the Energy Efficiency Working Group of the Australian Ministerial Council on Energy as well as participating in other working groups within the national program.
The Queensland Government has offered support to Queensland applicants for selection as part of the Solar Cities Trial program initiated by the Australian Government. The trial will:
>	demonstrate emerging solar technologies that have potential to overcome current intermittency constraints, such as solar thermal generation and storage technologies; and

>	develop new information on the benefits of, and tools to help consumers make informed decisions on, energy efficiency and management of their demand.
The Green Energy Purchase Program will partly power more than 165 State Government buildings across Queensland with renewable energy. Parliament House will lead the way and will be powered entirely by renewable energy purchases.
With about 750 new houses and units being built in Queensland every week, future generations will benefit if these houses are more environmentally sustainable. Even relatively small improvements in energy and water use can have significant long-term benefits.
Sustainable housing involves planning, designing and building dwellings that are more socially, environmentally and economically sustainable. Such a house is safe, secure, universally designed, efficient in the use of water and energy resources, and minimises waste. A sustainable house is cost-efficient over time, comfortable, cheap to maintain, complements our unique environment, and is easy to adapt to occupants’ changing needs.
The Government continues to investigate means of improving housing sustainability, including further energy and water saving measures and design aspects of social sustainability, including universal design, safety, security and occupant health.
The Queensland Coastal Contingency Action Plan is Queensland’s main oil spill contingency plan. It covers all coastal waters and waters of the Great Barrier Reef World Heritage Area.
The Government has also been working closely with port authorities to develop new First-Strike Oil Spill Response Plans for Maryborough, Bundaberg, Hay Point, Abbot Point, Lucinda, Mourilyan, Cape Flattery, Quintell Beach, Thursday Island, Skardon River, Weipa and Karumba. Plans for Brisbane, Gladstone, Rockhampton, Mackay, Townsville and Cairns are expected to be signed off before the end of 2005. The Government intends to incorporate the new first-strike response plans into the contingency action plan in early 2006.
To remain economically viable in an internationally competitive market, Queensland’s primary industries need to better respond to short-term climate variability such as drought, and to longer-term climate change. Initiatives to ensure that Queensland’s primary industries are better prepared for drought and can remain profitable in the long term include:
>	regionally based extension staff working with food and agribusiness enterprises to improve both business and production management systems;

>	agricultural biotechnology research to breed crop plants and food animals that are more drought tolerant;

>	the trial of drought tolerant agricultural species from other countries to assess their potential in Queensland; and

>	continuing to improve tools to assist in predicting climate variability and to evaluate environmental, agronomic and economic management options for agribusiness.

A clean, liveable and healthy environment	Page 95

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Page 96	Priorities in Progress 2004–05

Maintenance of the natural resource base
Queensland has five of Australia’s 14 World Heritage areas – more than any other state in Australia. Maintaining Queensland’s natural resource base is about protecting and enhancing the State’s natural resources for generations to come. One of the Government’s priorities is Protecting the environment for a sustainable future, including:
>	protecting Queensland’s unique environmental and heritage assets;

>	promoting sustainable development through responsible use of the State’s natural resources;

>	encouraging the development of environmentally sustainable industries and jobs; and

>	protecting Queensland’s diverse plants and animals.
This means using Queensland’s natural capital – air, land, water, minerals, gas, native vegetation and fauna – for sustainable economic growth.
Ensuring that economic growth does not occur at the expense of Queensland’s environment, including the adoption of new ‘green’ technologies, is a joint responsibility between government, industry and individuals.
Performance summary
Between 1999 and 2005, water saved through capping and piping activities funded by the Great Artesian Basin Sustainability Initiative totalled 58,175 million litres. This annual saving is projected to increase to over 68,000 million litres by June 2006.
The most common agricultural crop in Queensland is cereals for grain, which increased in area by 43% in 2003–04.
Queensland’s forests include 215,000 hectares of state-owned and privately-owned timber plantation. The proportion of state-owned log timber production sourced from plantations increased to 87% in 2004–05.
Queensland’s fish stocks are carefully managed to ensure their long-term sustainability. Annual wild-caught fisheries resources have fluctuated between 25,000 and 30,000 tonnes since 1994–95, mainly due to season variation. However, production in 2003–04 was higher.
The majority of mined commodities are exported rather than consumed within Queensland, emphasising the contribution of mining to the economic growth of Queensland. The value of production was $12.1 billion in 2003–04, most of which was exported. Royalty revenue returned to the State was $966 million in 2004–05.
Since the introduction of the Vegetation Management Act 1999, the area of native remnant vegetation cleared annually has more than halved.
Of the 1,383 regional ecosystems identified in Queensland in 2005, 755 were classified as ‘not of concern’, 541 as ‘of concern’ and 87 as ‘endangered’.
Queensland’s protected area estate has increased from 3.4 million hectares in 1985 to 8.0 million hectares in 2005.

Maintenance of the natural resource base	Page 97

Maintenance of the natural resource base
Sustainable use of natural resources
Queensland has vast groundwater resources, which account for around 36% of total water use. The Great Artesian Basin underlies 65% of the State and is the sole source of water for stock and domestic use in many western areas. About 25% of the State’s total groundwater abstractions are from the basin.1
The Great Artesian Basin Sustainability Initiative will support artesian bore rehabilitation and bore drain replacement works. The Australian and Queensland Governments collaborate in bore rehabilitation and bore drain replacement programs. This initiative is delivered via state agencies and builds on previous incentive programs.
Through the initiative, landholders can be involved in bore rehabilitation, bore drain piping, or a project involving both rehabilitation and piping. The projects are partly financed by the landholder.
Between 1999 and 2005, water saved through capping and piping activities under the initiative totalled 58,175 million litres. This means that every year from June 2005, around 58,000 million litres less water is being lost from the Great Artesian Basin resource than was the case before the initiative started in 1999. This annual saving is projected to increase to over 68,000 million litres by June 2006. This is equivalent to saving 68,000 Olympic-sized swimming pools every year.
Water use
Great Artesian Basin water saved through capping and piping activities, cumulative, 1999–2000 to 2005–06
Source: Department of Natural Resources and Mines

[1]	Department of Natural Resources and Mines

Page 98	Priorities in Progress 2004–05

Significant achievements
Water reform
Background
The Government is putting strategies in place to ensure security of water supply, improve water use efficiency, and provide a framework for future water infrastructure development.
Description
Water resource planning activity is ongoing in 90% of the State.
Regional Drought Management Strategies, determining how water should be shared by water entitlement holders in rural and urban sectors, are in place for the Wide Bay, Logan–Beaudesert, Mary–Gympie and Upper Burnett areas. Others are being finalised for the Pioneer area, including Mackay, and the Dawson and Emerald areas.
Impact on priorities
Water reform initiatives contribute to the Government’s priorities of Protecting the environment for a sustainable future and Growing a diverse economy and creating jobs.
Implementation status
Water Resource Plans have been completed for the Barron, Pioneer, Boyne, Fitzroy, Burnett, Condamine–Balonne, Border Rivers, Georgina and Diamantina, Moonie, Cooper Creek and Warrego, Paroo, Bulloo and Nebine catchments.
Plans are progressing for the Burdekin, Mitchell, Gulf, Calliope, Logan, Mary, Moreton and Gold Coast river catchments, and preliminary scientific work is being undertaken for water resource planning for the Whitsunday and Wet Tropics catchments.
Improved processes for separating water titles from land titles were introduced to streamline procedures for financial institutions and water users and reduce transaction costs.
The amendment of the Water Regulation 2000 allowed the water metering program to be implemented through pilot schemes in the Boyne, Barron and Fitzroy catchments. The release of unallocated water in the Boyne catchment commenced through a public tender process.
The Queensland Water Efficiency Taskforce is working with communities and rural industries to review and improve Queensland’s readiness for drought, and progress water efficiency and alternative water supply measures.
The taskforce has championed amendments to the Water Act 2000, requiring water service providers to develop System Leakage Management Plans to minimise water losses from distribution systems, and Drought Management Plans to ensure communities are prepared for drought.
The Government is working with regional councils to progress specific long-term water supply strategies – which include options for proposed new water infrastructure – for the State’s south-east, central and the far north regions.
The Government is also working to encourage greater use of recycled water by domestic, rural and industrial water users.

Maintenance of the natural resource base	Page 99

Maintenance of the natural resource base
Significant achievements
Ross River Dam upgrade
Background
Ross River Dam was built more than 30 years ago. The dam is the major water supply source for over 130,000 people in Townsville and Thuringowa.
Description
Remedial works to the dam are necessary to ensure it operates efficiently and safely, and these will bring the dam into line with the latest international standards.
Impact on priorities
This initiative contributes to the Government’s priorities of Protecting the environment for a sustainable future and Enhancing community safety.
Implementation status
The spillway lowering is already complete. Four more stages follow. There will be no impacts on Townsville’s and Thuringowa’s water supply while these works are being completed.
The Government has engaged consultants to undertake detailed investigation, design and project management activities for the project, and has advertised for tenders for the main construction contract.
Significant achievements
Burnett Water Infrastructure Project
Background
The Burnett region, covering 52,000 square kilometres, is characterised by variable rainfall and prolonged periods of drought. The region also suffers one of the highest levels of unemployment and lowest levels of income in the State.
The Burnett Water Infrastructure Project is being implemented to achieve the Government’s commitment to Water for Bundaberg.
Description
The project includes:
>	a major dam on the Burnett River, with a capacity of up to 300,000 million litres to support agricultural and industrial expansion in the Lower Burnett;

>	associated works such as the Mingo Crossing Bridge, road and recreation works;

>	conservation works, including a state-of-the-art fishway and turtle hatchery;

>	Kirar Weir at Eidsvold;

>	Barlil Weir; and

>	the raising of Jones Weir and Ned Churchward Weir.
Impact on priorities
The project impacts on the Government’s priorities of Protecting the environment for a sustainable future and Building Queensland’s regions.
At peak construction, workforce numbers for the Burnett River Dam were over 450 people, with the local workforce proportion exceeding 35%. Around 200 businesses in the Wide Bay-Burnett region are supplying products and services to the project.
In the long term, the project is expected to generate additional employment and economic activity in the local area.
Implementation status
The progress of the project is as follows:
>	Burnett River Dam is on track for practical completion in late 2005.

>	Kirar Weir is complete.

>	Barlil Weir pre-construction approvals and land acquisitions are complete.

>	Raising of Jones Weir pre-construction approvals and land acquisitions are complete.

>	Raising of Ned Churchward Weir is on hold pending the Government’s consideration of environmental concerns.

Page 100	Priorities in Progress 2004–05

The area planted to cereal grains in Queensland in 2003–04 increased by 43% to more than 1.5 million hectares, reflecting improved seasonal conditions. The area planted to cotton also increased, by 49% to 101,000 hectares. In contrast, the area of sugar cane declined slightly to 414,000 hectares in 2003–04.
The proportion of log timber sourced from plantations rather than native forests and the increasing use of fish stocks sourced from aquaculture production are indicators of the responsible and sustainable use of Queensland’s natural resources.
Queensland has 56 million hectares of forest,2 which the Government, leaseholders and private landholders manage for various purposes, including nature conservation, forest recreation, timber production and grazing. These forests include five million hectares of nature conservation reserves3 and five million hectares of state-owned native forest4 managed for timber production, with less than 1% of the latter harvested each year.
Queensland’s forests also include 215,000 hectares of state-owned and privately-owned timber plantations.5 The proportion of state-owned log timber production sourced from plantations increased to 87.3% in 2004–05.
Queensland’s fish stocks are carefully managed to ensure their long-term sustainability. Annual wild-caught fisheries resources have fluctuated between 25,000 and 30,000 tonnes since 1994–95, mainly due to season variation. However, production in 2003–04 was higher.
The level of Queensland’s fish stock varies by species. Factors affecting a species stock include commercial, recreational and Indigenous fishing activity, climate, management arrangements and environmental factors such as habitat change.
Land use
Agriculture: main crops by area, Queensland, 2003–04
Source: Australian Bureau of Statistics, Agriculture, Australia, cat. no. 7113.0, unpublished data

Crop	’000 hectares
Cereals for grain	1,520
Sugar cane	414
Crops and pastures for hay	116
Cotton	101
Oilseeds	58
Peanuts	13
Timber
Proportion of state-owned log timber production sourced from plantations, Queensland, 1996–97 to 2004–05
Source: Department of Primary Industries and Fisheries
Fisheries production
Fisheries production (wild-caught and aquaculture), Queensland, 1994–95 to 2003–04
Source: Department of Primary Industries and Fisheries

[2]	National Forest Inventory 2005.

[3]	National Forest Inventory 2005.

[4]	Department of Primary Industries and Fisheries. Although the State owns 14.5 million hectares over which harvesting rights exist, the area currently managed for timber production is unlikely to increase beyond the current five million hectares due to ruggedness of terrain and other reasons. In fact, the area may progressively decrease as a result of the South East Forests Agreement and other initiatives.

[5]	National Forest Inventory 2005.

Maintenance of the natural resource base	Page 101

Maintenance of the natural resource base
The majority of mined commodities are exported rather than consumed within Queensland, emphasising the contribution of mining to the economic growth of Queensland.
The value of production was $12.1 billion in 2003–04, most of which was exported. Royalty revenue returned to the State was $966 million in 2004–05.
Further, mining generates a significant number of jobs in regional Queensland, both directly and indirectly.
Mineral and energy production
Mineral and energy production by commodity, Queensland, 2002–03 and 2003–04
Source: Department of Natural Resources and Mines; and Geoscience Australia 2003

		2002-03	2003-04
Commodity	Unit	production	production
Coal	million tonnes	154	160
Coking coal	million tonnes	85	89
Thermal coal	million tonnes	69	71
Crude oil (a)	million litres	320	425
Natural gas condensate	million litres	5,255	5,411
Natural gas (b)	million cubic metres	4,679	4,610
LPG	million litres	318	220
Oil shale	million litres	67	87
Bauxite	’000 tonnes	11,251	12,071
Copper concentrate	’000 tonnes	1,287	1,654
Gold	kilograms	38,154	39,922
Lead	’000 tonnes	680	756
Magnesite	’000 tonnes	456	540
Phosphate rock	’000 tonnes	1,909	1,889
Silver	kilograms	1,654,877	1,789,697
Zinc	’000 tonnes	1,389	1,386
Titanium minerals	’000 tonnes	165	161

Notes:

(a)	Excludes oil shale.

(b)	Includes coal seam gas.

Page 102	Priorities in Progress 2004–05

Vegetation management
About 328,000 square kilometres of land in Queensland have been cleared of native remnant vegetation, that is, vegetation approximating original vegetation. This equates to 19% of the State’s total land area, although most clearing has occurred in the east of the State.
A further 3,600 square kilometres (0.2%) was cleared annually during the period 2001–02 to 2002–03. This is less than half the level in 1999–2000, before the introduction of the Vegetation Management Act 1999.
Most clearing in 2001–02 and 2002–03 was in areas of mulga woodland to shrubland, and poplar box and silver leaved ironbark woodland.
The Government has now made freely available maps of the State’s vegetation and regional ecosystems via the web at <www.epa.qld.gov.au/ REMAPS>. The maps provide information about the extent of remnant vegetation and its conservation status for the specified area or lot on plan requested by the landholder. The digital data, at <www.epa.qld.gov.au/redata>, for up to three lots on plan can now also be downloaded and be imported into other systems for planning purposes. Information on Queensland’s regional ecosystems can be found at <www.epa.qld.gov.au/redd>.
Remnant vegetation
Remnant vegetation by type, Queensland, 2001 and 2003
Source: Environmental Protection Agency

		Remnant	Remnant	Amount
	Pre-clearing	area	area	cleared
	area	2001	2003	(2001-03)
Broad vegetation group	(km2)	(km2)	(km2)	(km2)
Eucalypt woodland on ranges	178,576	138,388	138,316	72
Eucalypt open forest	45,293	30,491	30,482	9
Darwin stringy bark woodland to open forest	87,881	87,418	87,415	3
Yellow jacket and White’s ironbark woodland	29,472	27,244	27,217	27
Poplar box and silver leaved ironbark woodland	129,344	62,382	61,445	937
Mixed eucalypt woodland	89,604	67,524	67,302	222
Georgetown box woodland	27,149	27,005	26,968	37
Snappy gum low open woodland	86,191	84,870	84,833	37
Riparian eucalypt woodland	99,502	72,985	72,922	63
Wattle woodland / shrubland on ranges	95,786	93,355	93,185	170
Gidgee open forest to shrubland	99,601	81,062	80,830	232
Brigalow open forest	88,037	9,730	9,556	174
Mulga woodland to shrubland	111,408	98,507	97,034	1,473
Hummock grassland	53,645	53,363	53,338	25
Tussock grassland	348,800	336,447	336,349	98
Rainforest and vine thicket	38,183	18,799	18,783	16
Wetland	94,536	91,188	91,178	10
Mangrove and strand communities	19,305	17,845	17,845	—
Heath and mixed shrubland	15,311	14,461	14,458	3

Total	1,737,624	1,413,064	1,409,455	3,609

Note: Numbers may not add to totals, due to rounding.

Maintenance of the natural resource base	Page 103

Maintenance of the natural resource base
Maintenance of biodiversity
Biological diversity refers to the variety of all life forms: the different plants, animals and micro-organisms, their genes and the ecosystems of which they are a part. The diversity of regional ecosystems, the species diversity within them and the extent to which they are protected are the best available indicators of the richness of the environment.
Queensland identified 1,383 regional ecosystems in 2005, of which 755 were classified as ‘not of concern’, 541 as ‘of concern’ and 87 as ‘endangered’.
Animal diversity (of mammals, birds, reptiles, amphibians, freshwater fish and butterflies) includes 1,955 species, of which 81 are vulnerable, 57 are endangered and seven are presumed extinct.
Total plant species include 9,907 native vascular (flowering plants, gymnosperms and ferns) and 5,062 non-vascular (mosses, liverworts, lichens and algae) plant taxa, of which 23 are presumed extinct, 143 are endangered and 261 are vulnerable. In addition, there are currently 1,314 taxa of macrofungi recognised for Queensland, of a total diversity estimated to be over 10,000 species. The weed flora of Queensland is represented by 1,075 plant species.
A comprehensive protected area system is aimed at maintaining the diversity of ecosystems, species and wild genetic resources.
Queensland’s protected area estate was estimated at about 3.4 million hectares (2.0% of the State) in 1985. It increased to an estimated 8.0 million hectares (4.6%) in 2005. Across the remainder of the State, the Government supports and guides sustainable use of the natural resource base.
Marine parks now constitute 6.8 million hectares of state tidal lands and waters, an increase of 1.6 million hectares since 2004. Queensland’s marine parks are managed to conserve biodiversity while still allowing reasonable use. Management of the Great Barrier Reef Marine Park is shared between the Queensland and Australian Governments.
To complement the State’s protected area system, the Government has been promoting nature refuges on private land. These have increased from 61,000 hectares in 2004 to 410,000 hectares in 2005.
Regional ecosystems
Terrestrial ecosystems by bioregion, Queensland, 2005
Source: Environmental Protection Agency

		Regional
	Area	ecosystems
Bioregion	(’000 ha)	Total	Of concem	Endangered
Northwest Highlands	7,317	43	11	—
Gulf Plains	12,171	85	17	1
Cape York Peninsula	1,444	231	101	1
Mitchell Grass Downs	23,822	55	4	1
Channel Country	7,033	56	3	—
Mulga Lands	11,865	65	5	3
Wet Tropics	22,008	203	146	20
Central Queensland Coast	24,191	75	47	5
Einasleigh Uplands	18,506	144	36	—
Desert Uplands	775	77	27	1
Brigalow Belt	36,430	173	56	26
South East Queensland	6,215	151	78	20
New England Tableland	1,985	25	10	9

Total	173,762	1,383	541	87

Protected area estate
Protected area estate, Queensland, 1975 to 2005
Source: Environmental Protection Agency

Page 104	Priorities in Progress 2004–05

Future directions
Queensland’s water supply and management is under increasing pressure due to the severe drought affecting large parts of Queensland, particularly the south-east, and the requirements of the coal industry.
The Government has released its Queensland Water Plan 2005–2010 to meet future water needs for consumption and the environment. It outlines strategies and actions to ensure Queensland’s economic growth is underpinned by sustainable water resource management.
The plan identifies specific actions under seven strategic areas:

>	securing water for the environment and users —water resource plans, water trading and register, and wild rivers laws;

>	planning for future water needs — regional water supply strategies, protecting future dam sites, and new infrastructure;

>	smarter use of existing supplies — reducing water losses, rural water use efficiency, dam evaporation trials, water recycling, WaterWise campaigns, sustainable housing code, and government buildings;

>	pricing water for sustainability — local government and commercial water pricing, SunWater pricing and water resource charges;

>	protecting water quality — reef plan, health waterways and on-farm plans;

>	compliance to protect users and the environment — service standards for local government water businesses, metering program for irrigators and new dam safety guidelines; and

>	investing in science and technology — International Water Centre, Cooperative Research Centres, expanded stream gauging network and annual water statistics report.
The Government is progressing other initiatives including a five-year action plan to meet the south-east’s water needs; regional water supply strategies in other parts of the State; supporting moves to replace industry potable water with treated wastewater; allowing homeowners to use grey water to water gardens; and mandating water-saving devices in new homes.
Long-term water supply strategies have also been identified in the South East Queensland Infrastructure Plan and Program and include new water storage projects such as Cedar Grove Weir and Wyaralong and Glendower Dams in the Logan River basin and a new weir and major water storage on the Mary River.
The Government is fast-tracking the assessment of a major pipeline to supply water to South East Queensland’s growth corridors. The proposal has been declared a ‘significant project’ to ensure it advances as a top priority.
With all major construction work on the Burnett River Dam complete, the Government will transfer ownership of Burnett Water Pty Ltd to SunWater. SunWater will operate the dam and the Kirar Weir (near Eidsvold), which was completed and opened earlier in the year. SunWater will soon commence a tender process for the water allocations from the dam.
The dam, which is scheduled to be named and opened in early 2006, will deliver many economic benefits for the Wide Bay-Burnett region.

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Page 106	Priorities in Progress 2004–05

Responsive government
The Government’s commitment to Delivering responsive government encompasses the following strategic objectives:

>	engaging communities in government decisions and processes;

>	ensuring service provision is financially sustainable and that total State worth is at least maintained;

>	strengthening government policy development and implementation to focus on future policy challenges; and

>	supporting a responsive public sector, focused on improving government service delivery.
Responsive government relates to how the Government goes about fulfilling its service delivery obligations to Queensland communities, or, in other words, the systems and processes that are used to ensure high standards of accountability and stewardship.
This chapter also reports on outcomes surrounding the Government’s five fiscal objectives of:

>	competitive tax environment;

>	affordable service provision;

>	sustainable borrowings for capital investment;

>	prudent management of financial risk; and

>	building the State’s net worth.
Performance summary
The Queensland Government remains in a strong financial position. This is demonstrated by the maintenance of its AAA credit rating and competitive tax status. The Government continues to work to ensure that Queensland receives an equitable share of federal funding.
In 2004–05, Queensland recorded a General Government operating surplus of $3.926 billion. The surplus primarily reflects the continuing strength of the domestic economy, investment returns well above the long-term assumed rate of return and increased royalty revenues from higher commodity prices and growth in export volumes.
In cash terms, Queensland recorded a General Government surplus of $4.64 billion.
The State’s net financial asset position remains extremely sound, reflecting the cumulative impact of sound fiscal policies, and ensures that the State is capable of meeting its current and future obligations.
As at 30 June 2005, the State’s net worth was $96.433 billion, $18.71 billion higher than net worth a year earlier.
From June 1998 to June 2005, there were 83 Community Cabinet meetings and around 6,800 formal deputations. In 2004–05, there were 10 meetings and over 800 deputations. Meetings are held in different places throughout the State.
Queensland Public Service staffing numbers have increased by an annual average of 2.2% over the five years to June 2005, compared with average annual population growth of 2.1% over the same period. Nearly three-quarters of the increase in staffing numbers was in the key service delivery areas of education, health and police.
Queensland’s Freedom of Information legislation enables members of the community to access documents held by the Government. In 2004–05, applications for access to these documents increased by 11.7%.
The Crime and Misconduct Commission has primary responsibility for investigating complaints of official misconduct and helping public sector agencies to deal with and prevent misconduct within the sector. Complaints made to the commission in 2004–05 rose by 10.5%.

Responsive government	Page 107

Responsive government
Fiscal objectives
Taxation
The Government has an objective to ensure that State taxes and charges remain competitive with the other states.
Queensland’s competitive tax status, which is fundamental to the Government’s commitment to job creation and economic development, continues to be maintained. One measure of relative tax burden is the Commonwealth Grants Commission’s revenue raising effort ratios, which isolate revenue policy impacts from revenue capacity impacts. The most recent data available show that Queensland’s taxation effort of 86.9% is considerably less than the Australian policy standard (100%). This shows that Queensland’s taxation policies are competitive compared with those of other states.
Taxation effort by state and territory
Source: Commonwealth Grants Commission: 2005 Review, 2003–04 data
Revenue by Operating Statement category, Queensland, 2004–05
Source: Queensland Treasury

Notes:	The General Government Operating Statement shows that $27.609 billion in revenue was raised in 2004–05.

The major components of ‘other revenue’ are dividends, royalties and tax equivalent payments from public non-financial corporations.
Payments from the Australian Government represented nearly half of General Government revenue in 2004–05. Queensland’s own-source revenue made up the bulk of the balance.
The states are increasingly reliant on the Australian Government for revenue to fund essential services, and the Queensland Government continues to work to ensure that Queensland receives an equitable share of federal funding. In 2004–05, Queensland received slightly more than its population-based share of Australian Government payments to the states and territories.
Total Australian Government payments, deviation from population share, by state and territory, 2004–05
Source: 2004–05 Australian Government Final Budget Outcome
Note: Does not include the Northern Territory, which has a corresponding deviation of 252%.
Service affordability
The Government aims to ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus (measured in Government Finance Statistics terms).
In 2004–05, Queensland recorded a General Government operating surplus of $3.926 billion. The surplus primarily reflects the continuing strength of the domestic economy, investment returns well above the long-term assumed rate of return and increased royalty revenues from higher commodity prices and growth in export volumes.
In cash terms, Queensland recorded a General Government surplus of $4.64 billion.

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Capital funding
The Government intends to borrow or enter into other financial arrangements only for capital investments and only where these can be serviced within the operating surplus (consistent with maintaining a AAA credit rating).
A credit rating indicates an independent agency’s assessment of the future ability of an organisation to repay its long-term debt. The Queensland Government’s top credit ratings of AAA for local and long-term foreign currency reflect the rating agencies’ positive assessment of the State’s fiscal, economic and political environment. This rating means that the Government can borrow money at a lower cost, minimising the State’s debt servicing costs.
The underlying strength of the General Government cash flow in 2004–05 allowed the Government to fund its capital program with no net borrowing.
The bulk of Queensland’s 2005–06 capital program will be funded from surplus cash balances generated in 2004–05 and recurrent funding, with a modest level of borrowing to supplement the increased 2005–06 program.
Financial risk
The Government aims to ensure that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.
Net financial assets are a measure of financial strength, and are defined as the amount of financial assets less all existing liabilities the State holds in the General Government sector. A positive net financial assets result indicates that the State holds sufficient financial assets to cover accrued and expected future liabilities.
General Government ratio of financial assets to liabilities (excluding investment in public enterprises), by state, 30 June 2005
Source: Various states’ Outcomes Reports and Budget Papers

Note:	Data for Queensland, New South Wales, Victoria and Western Australia are actuals sourced from individual Outcomes Reports; data for South Australia and Tasmania are estimated actuals from state Budget Papers. Data are not presented for the territories.
The State’s net financial assets position remains extremely sound. General Government financial assets exceeded liabilities by $22.4 billion at 30 June 2005.
Unfunded superannuation and pension liabilities are a major fiscal issue for governments around the world. Queensland is unique among Australian states in having a fully funded superannuation scheme.
General Government unfunded superannuation per capita by state, 2004–05
Source: Various states’ Outcomes Reports and Budget Papers

Note:	Data for Queensland, New South Wales, Victoria and Western Australia are actuals sourced from individual Outcomes Reports; data for South Australia and Tasmania are estimated actuals from state Budget Papers. Data are not presented for the territories.
Net worth
The Government aims to at least maintain and seeks to increase State net worth. The State’s net worth, or equity, is the amount by which its assets exceed liabilities.
As at 30 June 2005, Queensland’s net worth was $96.433 billion. This is the value of the investment held on behalf of the people of Queensland by the public sector. The State’s net worth at 30 June 2005 was $18.71 billion higher than net worth at 30 June 2004.
Net worth per capita by state, 30 June 2005
Source: Various states’ Outcomes Reports and Budget Papers

Note:	Western Australia values land under roads as part of its overall asset base. This graph has been adjusted to allow comparison with other jurisdictions that do not value land under roads.Data are not presented for the territories.

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Public service workforce
Queensland Public Service staffing numbers have risen by 11.7% between June 2000 and June 2005, from 146,323 to 163,486 full-time equivalents. This is an average annual increase of 2.2% over the five-year period, compared with average annual population growth of 2.1% over this period.
The growth in the public service is in line with the Government’s commitment to provide better services for the people of Queensland. Of the total increase in the period 2000 to 2005, 72.4% has been in the key service delivery areas of education, health and police.
The number of female workers has increased by 16.4% over the five-year period, a significantly greater rate than that for male workers (5.2%). Women now comprise 60.9% of full-time equivalents in the Queensland Public Service workforce.
There has been an increase in full-time work for both males and females and a decline in the incidence of casual work. At the same time, there has been a 54.9% rise in the number of part-time workers (full-time equivalent basis) over the period.
Number of full-time equivalent employees in the Queensland Public Service by function, June 2000 and June 2005
Source: Department of Industrial Relations, MOHRI data

Note:	The figures for health and education include corporate services support.

MOHRI – Minimum Obligations Human Resources Information.
The public service workforce is ageing and this has implications for the Government. The number of workers aged 50 years and over has increased by 42.8% full-time equivalents between June 2000 and June 2005. Over the same period, the number of younger workers (under 30 years of age) has fallen by 8.6%.
Number of full-time equivalent employees in the Queensland Public Service by age group, June 2000 and June 2005
Source: Department of Industrial Relations, MOHRI data
South East Queensland has experienced greater growth in staff numbers (14.3%) than the rest of the State (7.2%) between June 2000 and June 2005. This reflects the stronger growth in population in the south-east. Outside the south-east, Wide Bay-Burnett (12.4%), Northern (8.8%) and Far North (7.6%) regions have had the largest increases in public service numbers over the period.
Number of full-time equivalent employees in the Queensland Public Service by region, June 2000 and June 2005
Source: Department of Industrial Relations, MOHRI data,

Note:	South East Queensland comprises the Brisbane and Moreton statistical divisions. Outside South East Queensland comprises the other nine statistical divisions: Central West, Darling Downs, Far North, Fitzroy, Mackay, North West, Northern, South West and Wide Bay-Burnett.

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Accountability
The Government regularly publishes reports to ensure accountability and transparency for the outcomes of its decisions.
The annual State Budget papers provide:

>	information detailing the performance of the Government in meeting its fiscal objectives;

>	a tax expenditure statement, detailing revenue forgone as a result of government decisions;

>	a capital funding statement;

>	an analysis of the sensitivity of the fiscal estimates to changes in the major economic and other assumptions used in estimating the present year results and forward estimates; and

>	an explanation of the major assumptions (economic and other) underpinning the Budget forward estimates.
The Government also releases six-monthly updates of the Budget position and four-year forward estimates (upcoming Budget plus three outyears), for the General Government sector plus public trading enterprises.
At the end of each financial year, the Government presents annual whole-of-government financial reports, including a statement of financial performance, a statement of financial position, a cash flow statement, and information about contingent liabilities.
The Government also released a Special Fiscal and Economic Statement in October 2005, to update its budgeted expenditure and revenue for 2005–06 and beyond. This statement included a substantial increase in health spending.
As part of the mid-year review of the Budget, the Government updates economic assumptions and forecasts. It also publishes reports about the economy, including:

>	an Annual Economic Report; and

>	a monthly Queensland Economic Review.
The Queensland Auditor-General has statutory responsibility to audit the public accounts and all public sector entities each year.
The Auditor-General may also audit the performance management systems of a public sector entity to determine if the systems enable the entity to assess whether its objectives are being achieved economically, efficiently and effectively.
The Report of the Strategic Review of the Queensland Audit Office, released in October 2004, found that the Queensland Audit Office is an efficient and effective public sector auditing body. The report contained 119 conclusions and 38 recommendations, providing a direction for the office to build on for continuing future success.
Recommendations from the report include opportunities for further development of:

>	the performance management systems audit mandate and the possible future adoption of a performance audit mandate;

>	a greater Queensland Audit Office presence for the benefit of audit clients in regional and remote areas of Queensland;

>	the relationship with the Parliament through the Public Accounts Committee;

>	the provision of enhanced training and development for staff; and

>	enhanced communication protocols with stakeholders.
The Government endorsed the report and its recommendations on 15 September 2005.
The Office of the Queensland Ombudsman was established in 1974 with the responsibility of ensuring that Queensland’s public sector agencies act fairly and reasonably when making decisions that affect members of the community. The Ombudsman Act 2001 gave the Ombudsman the additional role of assisting public sector agencies to improve the quality of their decision-making and administrative practices.
In performing its function of investigating complaints, the office identifies maladministration and recommends remedial action by the agencies concerned, including action to prevent similar complaints arising. Maladministration can be of a serious and systemic nature such as that identified by the office in its investigation of the way public sector agencies investigated electrocution fatalities in the workplace.
Major initiatives by the office in performing its administrative improvement function include its ongoing Complaints Management Project, which is leading to improvements in the way agencies deal with complaints about their actions, and its Good Decisions Training Program, which has been developed to assist public sector officers to make, record and communicate decisions that are

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both fair and less likely to be the subject of complaint.
In 2003–04, the Ombudsman’s Office received 8,978 complaints and finalised 9,013, similar to 2002–03.
Queensland’s Freedom of Information legislation enables members of the community to access documents held by the Government, subject to limitations that are designed to protect important public interests. It also enables people to apply for amendment of inaccurate information concerning their personal affairs in government documents.
The number of applications received for access to documents across state government agencies in 2003–04 increased by 11.7% from the previous year to 11,029.
Each year, some applications will be withdrawn on the basis that a statutory or non-statutory scheme enables access outside the legislation, and for other reasons, following consultation with applicants.
Freedom of Information requests received and actioned, Queensland, 2003–04
Source: Department of Justice and Attorney-General, Annual Report 2003–04: Freedom of Information Act 1992

	Total	Finalised by
Portfolio	received	30 June 2004
Aboriginal and Torres Strait Islander Policy and Disability Services	29	24
Communities	525	399
Corrective Services	1,127	847
Crime and Misconduct Commission	56	51
Education and Arts	317	255
Emergency Services	415	388
Employment and Training	59	50
Environment	116	77
Health	2,065	1,840
Industrial Relations	1,724	1,621
Innovation and Information Economy	23	19
Justice and Attorney-General	439	408
Local Government, Planning, Sport and Recreation	18	15
Natural Resources, Mines and Energy	457	412
Police	2,387	2,013
Premier and Cabinet	116	95
Primary Industries and Fisheries	94	70
Public Works and Housing	239	209
State Development	31	20
Tourism, Fair Trading and Wine Industry Development	117	110
Transport	603	495
Treasury	72	65

Total	11,029	9,483

The Crime and Misconduct Commission has primary responsibility for investigating complaints of official misconduct and helping public sector agencies to deal with and prevent misconduct within the sector. Complaints made to the commission in 2004–05 totalled 4,380, representing an increase of 10.5% on the previous year. The increase may be partly due to successful capacity-building activities that have brought about a better understanding among Chief Executive Officers of their obligation to report suspected official misconduct to the commission. The increase may also be due to high-profile matters raising public awareness of the commission.
The Crime and Misconduct Act 2001 recognises that, wherever possible, public sector agencies should take responsibility for misconduct occurring within their own agencies. At the same time, the Act acknowledges that serious, systemic and prevalent cases of misconduct are best investigated by an independent body such as the commission.
Of the complaints assessed in 2004–05, 27% resulted in no further action, 70% were referred to the relevant public sector agency to deal with and 3% were investigated by the commission.
The commission conducted 109 misconduct investigations during 2004–05. A total of 185 charges were laid, of which 176 related to investigations finalised in that year.
Number of standard complaints received by the Crime and Misconduct Commission, Queensland, 1994–95 to 2004–05
Source: Crime and Misconduct Commission

Notes:	‘Standard complaints’ are complaints, information or other matters involving misconduct by police or other public officers.

Includes data from the former Queensland Crime Commission and the former Queensland Criminal Justice Commission.

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Significant achievements
State/Local Government Protocol
Background
The State/Local Government Protocol represents the intent of the State Government and the Local Government Association of Queensland to strengthen the relationship between state and local governments. The protocol commits these two tiers of government to an ongoing process of effective negotiation, consultation and information sharing, and to seeking new opportunities for partnership.
Description
The protocol provides a framework within which specific state and local government agreements will be developed to clarify roles and responsibilities where there is shared jurisdiction. There are currently over 20 such agency-specific agreements, which clarify roles and responsibilities on issues such as transport infrastructure, water management, environmental management, natural resource management, and arts and cultural development.
Impact on priorities
The protocol is about Delivering responsive government and strengthening government policy development and implementation.
Implementation status
A review of the operation of the State/Local Government Protocol is required after three years.
Initial discussions commenced in September 2005 to settle the process for the review, which is to be completed by 30 June 2006.

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Community engagement
From June 1998 to June 2005, there have been 83 Community Cabinet meetings and around 6,800 formal deputations. In 2004–05, there were 10 meetings and over 800 deputations. Meetings are held in different places throughout the State.
Community Cabinet
Number of Community Cabinet meetings and deputations, Queensland, 1998–99 to 2004–05
Source: Department of the Premier and Cabinet
The Government is currently reviewing the Community Engagement Improvement Strategy. The document outlining the strategy remains online at <www.getinvolved.qld.gov.au>.
A Queensland Government senior officer group charged with implementing the initiatives outlined in the strategy meets regularly and is supported by a Community Engagement Improvement Strategy Implementation Team. This team was integral in the formation of the Queensland Government’s response at the International Conference on Engaging Communities 2005 .
Queensland Government agencies were requested to include community engagement highlights in an annual report. This report has been collated and will be distributed to Ministers and Chief Executive Officers of all departments.
An initiative of the strategy is to better skill and equip the public sector through the development of appropriate community engagement guides and resources. ‘Engaging Queenslanders’ guides have been developed, including:

>	An introduction to community engagement;

>	Community engagement in the business of government;

>	Evaluation of community engagement;

>	Introduction to working with Aboriginal and Torres Strait Islander communities; and

>	a guide on working with culturally and linguistically diverse communities (currently in draft form).
The finalised guides are available online at <www.getinvolved.qld.gov.au>.
A focus over the past two years of implementation on building skills and investing in learning and development has resulted in:

>	the development of national community engagement competencies with the National Training Information Service;

>	the release of selection and recruitment guidelines for community engagement; and

>	a joint project between several departments to trial a middle managers’ training package.
The pilot program of the strategy was delivered successfully over seven months, and the program is now available online and as a one-day facilitated program.
The learning and development component of the strategy showcased good engagement exercises.
The Government has also continued to host online engagement, including ePetitions, online broadcasts of Parliament, Consult Qld (online consultation), an evaluation of eDemocracy initiatives, and implementation of the Government’s eDemocracy Policy Framework.
The Engaged Governance project investigates the barriers and enabling factors related to better government–community engagement in regional areas.
Ministerial Regional Community Forums, Regional Managers’ Coordination Networks and the Regional Queensland Council are regional engagement and coordination mechanisms to address significant regional issues.
The forums are public meetings where Cabinet Ministers and appointed regional leaders, known as forum members, share information and discuss initiatives, issues and ideas relevant to the region. Government Ministers work with the community to develop appropriate courses of action. Forum members commit to work with Government and the community to achieve realistic outcomes. Regional managers of government work together in the networks to improve local service delivery, while community representatives work with government in the forums to develop solutions to regional issues.

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Negotiation Tables represent a sustained process of engagement between leaders of Aboriginal and Torres Strait Islander communities, residents and senior public officials. Government agencies, including the Australian Government, work together to evaluate existing arrangements, identify needs and negotiate government and community responses. Together, community action plans are established that identify clearly the commitments of all parties and may also lead to mutually agreed shared responsibility agreements.
Government Champions play a role in negotiation table processes and outcomes. Under the Meeting Challenges, Making Choices initiative, all Aboriginal Deed of Grant in Trust communities in Cape York, the Torres Strait Islander communities of Bamaga and Seisia, the shires of Mornington Island and Aurukun and the communities of Cherbourg, Palm Island, Mossman Gorge, Coen and Laura have a Queensland Government Chief Executive Officer as a government champion. Their role is to facilitate the negotiation table processes by working with the community to achieve agreed outcomes, breaking down inter-agency silos and providing advice for removing blockages or barriers to more efficient and effective service delivery.
Government Champions, in their roles as Chief Executive Officers, also provide advice to other government champions on community issues within their agency jurisdiction, respond to negotiation table community action plans and ensure that issues are followed up.
After success in communities under Meeting Challenges, Making Choices, negotiation tables have been expanded to other areas of Queensland. They currently operate in St George, Diamantina Shire, Girrigun, Bowen and Sarina. New negotiation table locations have been identified in Cunnamulla, Hervey Bay, Rockhampton, Bundaberg, Barcaldine, Normanton and Kuranda. For more information on Meeting Challenges, Making Choices, see page 48.
Two pre-negotiation table community meetings were held in northern Brisbane this year. It is anticipated that the first full Brisbane north negotiation table will take place in early 2006.
Better community engagement is a fundamental mechanism that will be used to consolidate a partnership approach with Aboriginal and Torres Strait Islander communities. The Government has developed a guide, Engaging Queenslanders: Introduction to working with Aboriginal and Torres Strait Islander communities.
This resource provides all government employees with a guide for use in their work to improve engagement between the Government and Aboriginal and Torres Strait Islander people. It is designed to enhance existing tools and provide guidelines that can be interpreted as each experience with engagement requires. The widespread use of this guide will help to build and strengthen the relationships between government workers and Aboriginal and Torres Strait Islander people, which is essential to developing better policy and designing better services.
The Government released the discussion paper, Partnerships Queensland: The Way Forward for Aboriginal and Torres Strait Islander Queenslanders, in June 2004. Feedback provided through the consultation process informed the finalisation of Partnerships Queensland to guide all future Queensland government policies and services affecting Aboriginal and Torres Strait Islander Queenslanders.
Palm Island Partnerships is a place-based approach to address the complex issues impacting on this community. The Australian and Queensland Governments have agreed to work together to improve coordination and collaboration.
Equally important is the involvement of the Palm Island Aboriginal Shire Council and the broader community. The catalyst for developing the partnership was the Palm Island inaugural negotiation table conducted on 8 September 2005. A continuing process of community engagement and prioritised actions will address issues. This will be achieved through:

>	sharing responsibility;

>	streamlining service delivery;

>	establishing transparency and accountability;

>	developing a learning framework; and

>	focusing on priority areas.

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Significant achievements
International Conference on Engaging Communities
Background
The first-ever International Conference on Engaging Communities, held in Brisbane in August 2005, was an initiative of the Queensland Government and the United Nations. This was the first time the United Nations had directly joined with a state government on a major event.
Description
The conference was attended by 2,330 delegates from over 45 underdeveloped, developing and developed countries. There were 667 abstracts received, and over 100 parallel sessions were held. Of the 416 papers presented, about one-third were international, one-third were from Queensland and the remainder were from across Australia. An additional 101 posters were presented in the conference’s exhibition hall.
The theme of the conference was around ‘engaged governance’, the strategy of mainstreaming citizen–government engagement, and encouraging citizen dialogue with government and involvement in the policy process. The emphasis was on governance arrangements that are truly citizen-based and accountable.
Topics discussed included Indigenous issues, private sector partnerships, universities, public law, democracy, poverty reduction, HIV/AIDS prevention, natural resource management and post-disaster (conflict and natural) management.
The conference promoted understanding of the concepts of engagement and participative practices and their role in good governance; explored what works, showcased innovation and promoted good practice; shared practice knowledge across the globe at local, regional and state levels; and promoted learnings across disciplines and sectors.
Impact on priorities
The conference contributes to the priorities of Delivering responsive government and Improving health care and strengthening services to the community.
Implementation status
Significant ongoing opportunities were provided to Queensland from the conference, including:

>	establishing ongoing positive relationships with the United Nations;

>	demonstrating Queensland’s leading community engagement agenda;

>	showcasing Queensland as the Smart State and its products, including tourism, business potential and academic institutions;

>	opening and enhancing opportunities for trade and business; and

>	making progress toward a legacy centre of excellence and the associated positioning of Queensland within the Asia Pacific region.

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Future directions
The Government continues to review its operations to ensure that its services are aligned with the needs of the community and are delivered efficiently.
In June 2005, the Government announced its Budget for 2005–06. Areas of service enhancement in the Budget included child safety, disability services, services for people who are homeless, education, and law and order.
In addition, a considerable increase in the health budget included enhancements to elective surgery and cardiac, cancer prevention, mental health and Indigenous health services.
In October 2005, the Queensland Government released its Special Fiscal and Economic Statement, which included the Government’s response to the issues facing the health system (for more information, see page 74) and details of major reforms in areas such as energy and water policy.
As a result of this Budget update, the State is now budgeting for a General Government net operating surplus of $718 million in 2005–06. Smaller surpluses are projected for 2006–07 and future years, reflecting a range of expenditure initiatives and lower taxation revenue growth with the abolition of a number of state taxes.
A new independent statutory body will be created to review and identify any cost savings, waste and inefficiencies in Queensland Government departments and agencies, to ensure services are provided even more efficiently and effectively. The new Service Delivery and Performance Commission will work in partnership with agencies to develop effective ways to target performance objectives, to improve performance and to measure improvements.
The commission, together with new savings targets for departments and agencies, is expected to eventually save $150 million a year. The commission is expected to provide savings of $20 million in 2007–08, rising to $100 million in 2010–11. The savings targets are expected to save $20 million in 2006–07 and a further $50 million each year after that.
In addition, the Government is expanding the role of the Queensland Audit Office so that it can audit the systems that departments and agencies use to measure their performance.
Partnerships Queensland: Future Directions Framework for Aboriginal and Torres Strait
Islander Policy in Queensland 2005–10 integrates all Government activities and initiatives for Indigenous Queenslanders into a single framework focusing on four goals: strong families, strong cultures; safe places; healthy living; and skilled and prosperous people and communities.
Partnerships Queensland aims to improve social, health and economic outcomes for Aboriginal and Torres Strait Islander Queenslanders through a new way of doing business based on:

>	community engagement;

>	improved governance;

>	better performing and more accountable service providers;

>	shared responsibility; and

>	capacity building and leadership in the community and government sectors.
This whole-of-government framework will also establish benchmarks of levels of disadvantage, through the implementation of a performance framework and reporting process, from which trends will be measured. This will provide a focus for measuring the performance of government agencies when it comes to delivering services to Aboriginal and Torres Strait Islander peoples throughout Queensland. The benchmarks will cover all key areas that impact on Indigenous Queenslanders, such as education, health and employment.
The Government is researching ways to assist Indigenous Queenslanders to identify and mobilise their assets to tackle problems, exploit opportunities and build their communities from within. Current research and development focuses not only the need for Indigenous communities to build their capacity, but also the need to build the capacity of government and business so that they can engage with communities effectively.
The importance of strong local leadership cannot be underestimated, and the Queensland Government is making significant investments to expand local leadership initiatives, including the Community Governance Improvement Strategy, the Cape York Strategic Leaders Program and the Cape York Institute for Policy and Leadership.
The Government will continue to pursue capacity building through:

>	growing local leadership;

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>	balancing capital investment; and

>	working with individuals, communities and organisations to build the capacity of all partners.
See also the implementation section of the Meeting Challenges, Making Choices significant achievement on page 48.

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Appendix
Each year, the Government reviews the contents of the Priorities in Progress report to improve its usefulness. This year’s report reflects a tighter focus of the Government’s priorities, to improve its usefulness and readability. The number of performance indicators has been substantially reduced compared with last year.
To maintain consistency and comparability, this appendix contains those performance indicators included in last year’s report that will no longer appear in subsequent reports. The indicators are ordered by the chapter they appeared in last year and have not been updated.
These indicators either do not relate to Queensland or are similar to other indicators in the current report, too minor or specific for Priorities in Progress, or published elsewhere such as in Budget papers or in annual or other reports.
In some cases, updates to statistics relating to a deleted indicator have been included in the text within the body of the report.
Queensland at a glance
Quality of life ratings, top 15 2004
Source: World Competitiveness Yearbook 2004, IMD International
A strong diversified economy
Regional employment growth
Regional employment growth, Brisbane–Moreton and regional Queensland 1993–94 to 2003–04
Source: ABS, Labour Force Australia, Cat. No. 6202.0 and unpublished data and Office of Economic and Statistical Research
Regional unemployment
Regional unemployment rates, Brisbane–Moreton and regional Queensland 1993–94 to 2003–04
Source: ABS, Labour Force Australia, Cat. No. 6202.0 and unpublished data and Office of Economic and Statistical Research

Appendix	Page 119

Appendix
Exports by port
Value of overseas exports of goods by port of loading, Queensland 2003–04 and change from previous year
Source: ABS, Foreign Trade unpublished data

	Value of exports	Percentage
Port of loading	($m)	change
Brisbane	7,039.8	1.4
Regional ports
Abbot Point	536.3	7.8
Bundaberg	40.2	15.8
Cairns	442.8	20.9
Gladstone	3,540.1	-2.6
Hay Point	4,499.4	-13.3
Innisfail	52.0	-64.6
Karumba	364.3	1.4
Lucinda	98.2	-37.2
Mackay	227.3	-36.2
Rockhampton	66.3	-19.1
Townsville	2,360.4	-4.0
Weipa	86.6	-10.2
Other regional ports	4.3	15.5
Total regional ports	12,318.3	-8.0

Total Queensland	19,364.4	-4.8

Note: Data based on goods for which Queensland is the State of origin. Numbers may not add due to rounding and the inclusion of parcel post in the State total.
Purchases of non-financial assets
State purchases of non-financial assets by purpose, Queensland 2003-04
Source: Queensland Treasury, Report on State Finances 2003–04 and unpublished data
Note: Excludes public financial corporations sector.
Travel congestion
Actual urban travel speed, sample nine major arterial corridors 1995–96 to 2003–04, and trend analysis 1995–96 to 2005–06
Source: Department of Main Roads
Electricity
Electricity generation by fuel type, Queensland 2002–03
Source:Queensland Department of Energy

	Generation	Electricity
Fuel type	capacity (%)	production (%)
Coal	75.6	89.6
Gas	8.7	6.1
Oil products	5.2	0.7
Biomass	4.4	3.0
Hydro & wind	6.1	0.6
Total	100.0	100.0
Human capital
TAFE fee-for-service enrolments, Queensland 2001–02 to 2003–04
Source: Department of Employment and Training

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A community of well-skilled and knowledgeable people
Year 3 literacy and numeracy national benchmarks
Proportion of Year 3 students achieving the national benchmark in reading, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Australia
2000	92.5% ± 2.2%
2001	90.3% ± 2.0%
2002	92.3% ± 1.7%
2003	92.4% ± 1.7%
Proportion of Year 3 students achieving the national benchmark in numeracy, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Australia
2000	92.7% ± 2.0%
2001	93.9% ± 1.2%
2002	92.8% ± 1.3%
2003	94.2% ± 1.1%

Notes:	The percentage of students achieving the benchmark is a process of estimation and therefore reported with a confidence interval. The confidence interval used is equal to two standard errors. For example, where the proportion of Queensland Year 3 students in 2003 achieving the national reading benchmark is 93.8% ± 1.5%, this means there is about a 95% chance of the actual proportion being between 92.3% and 95.3%.
Year 3 literacy and numeracy national benchmarks
Proportion of Year 3 Indigenous students achieving the national benchmark in reading, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Queensland	Australia
2000	81.0% ± 10.1%	76.9% ± 6.5%
2001	71.6% ± 5.1%	72.0% ± 4.8%
2002	81.8% ± 3.7%	76.7% ± 4.1%
2003	84.9% ± 3.9%	78.8% ± 6.9%
Proportion of Year 3 Indigenous students achieving the national benchmark in numeracy, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Queensland	Australia
2000	71.0% ± 12.4%	73.7% ± 7.1%
2001	79.0% ± 4.0%	80.2% ± 3.9%
2002	76.6% ± 3.9%	77.6% ± 3.6%
2003	78.3% ± 3.7%	80.5% ± 3.7%

Notes:	The percentage of students achieving the benchmark is a process of estimation and therefore reported with a confidence interval. The confidence interval used is equal to two standard errors. For example, where the proportion of Queensland Year 3 Indigenous students in 2003 achieving the national numeracy benchmark is 78.3% ± 3.7%, this means there is about a 95% chance of the actual proportion being between 74.6% and 82%.

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Appendix
Year 5 literacy and numeracy national benchmarks
Proportion of Year 5 students achieving the national benchmark in reading, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Australia
2000	87.4% ± 2.1%
2001	89.8% ± 1.3%
2002	89.3% ± 1.4%
2003	89.0% ± 1.5%
Proportion of Year 5 students achieving the national benchmark in numeracy, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Australia
2000	89.6% ± 1.7%
2001	89.6% ± 1.3%
2002	90.0% ± 1.3%
2003	90.8% ± 1.2%

Notes:	The percentage of students achieving the benchmark is a process of estimation and therefore reported with a confidence interval. The confidence interval used is equal to two standard errors. For example, where the proportion of Queensland Year 5 students in 2003 achieving the national numeracy benchmark is 86.3% ±1.6%, this means there is about a 95% chance of the actual proportion being between 84.7% and 87.9%.
Year 5 literacy and numeracy national benchmarks
Proportion of Year 5 Indigenous students achieving the national benchmark in reading, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Queensland	Australia
2000	54.4% ± 6.1%	62.0% ± 4.8%
2001	57.3% ± 3.4%	66.9% ± 3.6%
2002	58.5% ± 3.9%	68.0% ± 3.5%
2003	55.5% ± 4.2%	67.7% ± 4.1%
Proportion of Year 5 Indigenous students achieving the national benchmark in numeracy, Queensland and Australia 2000 to 2003
Source: Queensland Studies Authority and National Report on Schooling in Australia, Ministerial Council on Education, Employment, Training and Youth Affairs

Year	Queensland	Australia
2000	58.9% ± 5.2%	62.8% ± 4.5%
2001	54.4% ± 3.5%	63.2% ± 3.7%
2002	68.9% ± 4.0%	65.6% ± 3.7%
2003	62.6% ± 3.4%	67.6% ± 3.9%

Notes:	The percentage of students achieving the benchmark is a process of estimation and therefore reported with a confidence interval. The confidence interval used is equal to two standard errors. For example, where the proportion of Queensland Year 5 Indigenous students in 2003 achieving the national numeracy benchmark is 62.6% ± 3.4%, this means there is about a 95% chance of the actual proportion being between 59.2% and 66%.

Page 122	Priorities in Progress 2004–05

Further education
Enrolment in vocational and further education, Queensland and Australia 1995 to 2003
Source: Commonwealth Department of Education, Science and Training, and National Centre for Vocational Education Research

Note:	* VET vocational education and training
The perceived drop in enrolments in 2000 was due to under-reporting by private training providers.
Outcomes of education
Percentage of population with post-secondary qualifications employed/unemployed, Queensland and Australia 2001 to 2003
Source: ABS, Education and Work Australia, Cat. No. 6227.0
Percentage of TAFE graduates employed or in further study in the six months after graduation year, Queensland 2001 to 2003
Source: NCVER Student Outcomes Survey
Life skills
Number of adults (18+) and 15–17 year olds participating in language, literacy and numeracy training, Queensland 2001–02 to
2003–04
Source: Department of Employment and Training
Computer and internet skills
Adults’ self-assessed level of computer skills, Queensland 2001 to 2004
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Surveys, May, 2001 to 2004
Adults’ self-assessed level of internet skills, Queensland 2001 to 2004
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Surveys, May, 2001 to 2004

Appendix	Page 123

Appendix
Non-school qualifications
Persons aged 25–34 years by highest non-school qualification, Queensland and Australia 2003
Source: ABS, Education and Work, Australia, Cat. No. 6227.0 and unpublished data
Safe and secure communities
Hospitalisation
Leading injury-related causes of hospitalisation for children and young people by age group, Queensland 2002–03
Source: Health Information Branch, Queensland Health
Injuries and poisonings
Injury and poisoning hospitalisation rates by sex, Queensland 1995 to 2002
Source: Health Information Branch, Queensland Health

Notes:	Injury and poisoning does not include adverse medical events. Hospital separation is defined as the process by which an admitted patient completes an episode of care by being discharged, dying, transferring to another hospital or changing type of care. Time series trends were analysed using Poisson regression. Age standardised to the total Australian population for 2001.
Domestic violence applications
Number of domestic violence applications, Queensland 2000–01 to 2003–04
Source: Department of Communities
Source: The increase in applications for domestic violence orders from 2002–03 reflects the expansion of the scope of application of domestic violence legislation

Page 124	Priorities in Progress 2004–05

Crime investigations
Number of people charged resulting from Crime and Misconduct Commission crime investigations, Queensland 1998–99 to 2003–04
Source: Crime and Misconduct Commission

Note:	Includes data from the (former) Queensland Crime Commission and the (former) Queensland Criminal Justice Commission.
Adult imprisonment
Rate of imprisonment, Queensland and Australia 1993 to 2003
Source: ABS, Prisoners in Australia, Cat. No. 4517.0
Returns to corrections
Percentage of prisoners/offenders returned to corrective services within two years of release, Queensland 1994–95 to 2003–04
Source: Department of Corrective Services
Youth justice conferences
Number of youth justice conferences by Indigenous status, Queensland 1999–2000 to 2003–04
Source: Department of Communities
Youth justice conferencing participant satisfaction rates, Queensland 1999–2000 to 2003–04
Source: Department of Communities
Youth detention
Average daily number of young people in detention centres, Queensland July 1998 to June 2004
Source: Department of Communities

Appendix	Page 125

Appendix
Healthy, active individuals and communities
Perinatal mortality
Perinatal mortality rates by Indigenous status, Queensland 1992 to 2002
Source: Perinatal Data Collection, Queensland Health
Note: Time series trends were analysed using Poisson regression.
Drug fatalities
Rate of accidental deaths due to accidental opioid overdose, persons 15–54 years, Queensland and Australia 1992 to 2002
Source: National Drug and Alcohol Research Centre, Degenhardt, L. & Barker, B. (2003); 2002 ABS data on accidental opioid-induced deaths
Deaths due to accidental opioid overdose, persons 15–54 years, by state, Australia 2002
Source: National Drug and Alcohol Research Centre, Degenhardt, L. & Barker, B. (2003), 2002 ABS data on accidental opioid-induced deaths
A fair, socially cohesive and culturally vibrant society
Confidence
Perceptions of confidence in public institutions, Queensland 2003 and 2004
Source: Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Survey, May 2003 and May 2004
Unmet housing need
Unmet housing demand, Queensland 2000 and 2003
Source: Department of Family and Community Services Housing Data Set June 2001; NDCA SAAP 2000–01 Annual Report; ABS Census of Population and Housing 2001
Public and community housing —client satisfaction
Tenant satisfaction with public and community housing, Queensland and Australia 1999 to 2003
Source: Commonwealth State Housing Agreement National Social Housing Surveys

Page 126	Priorities in Progress 2004–05

Civil mediation
Civil mediations performed by the Dispute Resolution Branch, Department of Justice and Attorney-General, Queensland 1999–2000 to 2003–04
Source: Dispute Resolution Branch, Department of Justice and Attorney-General
Legal aid
Assistance provided by Legal Aid Queensland 2000–01 to 2003–04
Source: Legal Aid Queensland
Volunteers
Percentage of people who had undertaken voluntary work, by average time spent each month over the last six months, Brisbane–Moreton and regional Queensland 2004
Source: Office of Economic and Statistical Research, Queensland Treasury, May 2004 Queensland Household Survey
Civic activities
Individual civic activities, Brisbane–Moreton and regional Queensland 2004
Source: Office of Economic and Statistical Research, Queensland Treasury, May 2004 Queensland Household Survey
Collective civic activities, Brisbane–Moreton and regional Queensland 2004
Source: Office of Economic and Statistical Research, Queensland Treasury, May 2004 Queensland Household Survey
Youth participation
Young people participating in government decision-making processes through the Youth Participation Strategy, Queensland 2002–03 and 2003–04
Source: Department of Communities

Appendix	Page 127

Appendix
Cultural events participation
School student attendance at cultural venues, Queensland 2003–04
Source: Department of Education and the Arts

Notes:	Student attendance for the Queensland Performing Arts Centre is approximate Queensland Museum includes the seven museum campuses across Queensland.
Cultural heritage
Number of places on the Queensland Heritage Register, Queensland 1993–94 to 2003–04
Source: Environmental Protection Agency
A clean, liveable and healthy environment
Air quality (amenity)
Air Quality Index (amenity), South East Queensland and Gladstone 1998–99 to 2003–04
Source: Environmental Protection Agency

	Poor air quality		Fair air quality		Good air
	days		days		quality days
Year	SE QLD	Gladstone	SE QLD	Gladstone	SE QLD	Gladstone
1998–99	—	1	4	10	361	354
1999–00	5	4	14	3	347	359
2000–01	18	12	28	15	319	338
2001–02	9	16	11	11	345	338
2002–03	4	4	33	3	328	358
2003–04	5	2	14	5	347	359
Notes:

Poor	Number of days when at least one NEPM monitoring station did not meet the EPP (Air) air quality goal, reflecting poor visual amenity.

Fair	Number of days when all NEPM monitoring stations were within the EPP (Air) goal but at least one station reached at least half the goal.

Good	Number of days when all NEPM monitoring stations were below half the EPP (Air) goal, reflecting good visual amenity.

Standard	Visibility equal to or exceeding 20 kilometres (1-hour average)
Invasive species
Number of introduced taxa* by bioregion, Queensland September 2002
Source: State of the Environment Queensland 2003

Southeast Queensland	1036	32
Brigalow Belt	775	27
Wet Tropics	552	25
Central Queensland Coast	331	16
Einasleigh Uplands	307	22
Cape York Peninsula	254	18
New England Tableland	211	19
Mitchell Grass Downs	167	18
Mulga Lands	160	16
Desert Uplands	138	9
Gulf Plains	131	16
Northwest Highlands	94	14
Channel Country	72	15

Note:	* taxa are the named classification units to which individuals, or sets of species, are assigned, such as species, genus, family, phylum, etc.

Page 128	Priorities in Progress 2004–05

Reported oil spills
Reported oil spills by origin, Queensland 2003–04
Source: Queensland Transport
Temperatures
Temperature extremes, Queensland 2001 to 2003
Source: Australian Bureau of Meteorology

	2001	2002	2003
Highest daily max. temperature	47.7 at Thargomindah on	46.3 at Cloncurry on	47.7 at Thargomindah on
	15 January	30 January	30 January
Lowest daily min. temperature	–5.8 at Oakey on 16 June	–7 at Stanthorpe on	–7.1 at Oakey on
		2 July and 13 July	28 July
Highest average max. temperature	33.6 at Croydon	35.1 at Cloncurry	34.8 at Julia Creek
Lowest average min. temperature	8.7 at Stanthorpe	8.3 at Stanthorpe	8.5 at Stanthorpe

Notes:	Daily minimum temperatures are for the 24 hours ending 9 am on the date shown, daily maximum temperatures are 24 hours beginning on the date shown.
Maintenance of the natural resource base
Community perceptions of natural resource sustainability
Community perceptions of confidence in the management of natural resource sustainability (forestry, land and water and fisheries), Queensland 2003
Source: Department of Primary Industries; and Office of Economic and Statistical Research, Queensland Treasury, Queensland Household Survey, November 2003
Water use
Water consumption by industry (gigalitres), Queensland 2000–01
Source: ABS 2004, Water Account Australia 2000–01

Appendix	Page 129

Appendix
Fish resources
Status of fish stock by species (degree of exploitation), Queensland 2003
Source: Department of Primary Industries and Fisheries

High risk	Medium risk	Low risk
Mackerel – grey	Bêche-de-mer	Barramundi
(Gulf of Carpentaria)	Bugs	Bream
Tropical shark	Crab – mud	Coral trout
	Flathead	Crab – blue
	Grunter	swimmer
	Mackerel – school	Crab – spanner
	Mackerel – Spanish	Dart
	Mackerel – spotted	Emperor – red throat
	Mullet	Prawn – banana
	Saucer scallop	Prawn – bay
	Snapper	Prawn – eastern
	Tailor	king
	Whiting – stout	Prawn – endeavour
Prawn – northern
king
Prawn – tiger
Squid
Threadfin – blue
Threadfin – king
Whiting – net

Notes:	Risk ratings of fish stock sustainability are based on the assessment of experts for each species and integrate biological, climatic, fisher harvest performance and other factors.

Low	low risk of being fished unsustainably.

Medium	medium risk of being fished unsustainably.

High	high risk of being fished unsustainably.
Conservation status
Conservation status of native plants and animals, Queensland 2003
Source: Environmental Protection Agency

			Number of
			threatened taxa
Taxonomic	No. of known	No. of
group	species	known taxa	Vulnerable	Endangered	Presumed extinct
Mammals	236	243	23	16	6
Birds	616	658	27	14	1
Reptiles	450	454	13	8	—
Amphibians	122	122	10	15	—
Freshwater fish	192	195	3	2	—
Butterflies	339	398	5	2	—
Total animals	1955	2070	81	57	7
Total plants	11,113	13,450	275	151	24
Pest management
Animal and plant species declared as Class 1 and Class 2 pests under the Land Protection (Pest and Stock Route Management) Act 2002
Source: Department of Natural Resources and Mines

	Class 1	Class 2
Aim of declaration:	Eradicate from Queensland	Reduce impacts and distribution within Queensland

Distribution:	Limited or not yet present	Common and widespread

Species included:

Animals	All non-native mammals, reptiles and amphibians, other than Class 2 pests and 32 non-declared animals	Australian plague locusts Feral cats Dingoes Wild dogs
European foxes
European rabbits
Feral pigs
Feral goats
Migratory locusts
Spur-throated locusts

Plants	Alligator weed	African boxthorn
	Anchored water hyacinth	American rat’s tail grass
	Badhara bush	Annual ragweed
	Bridal creeper	Belly-ache bush
	Chilean needle grass	Cabomba
	Christ’s thorn	Chinee apple
	Eurasian water milfoil	Fireweed
	Floating water chestnuts	Giant Parramatta grass
	Gorse	Giant rat’s tail
	Honey locust	grass
	Horsetails	Giant sensitive
	Hygrophylla	plant
	Kochia	Groundsel bush
	Koster’s curse	Harrisia cactus
	Lagarosiphon	Hymenachne
	Limnocharis	Mesquites
	Madras thorn	Mother of millions
	Mesquites	Parkinsonia
	Miconia	Parramatta grass
	Mikania vine	Parthenium
	Mimosa pigra	Pond apple
	Myrica	Prickly acacia
	Peruvian primrose	Prickly pear
	Piper	Rubber vine
	Red sesbania	Salvinia
	Salvinias	Sicklepods
	Senegal tea	Thunbergia
	Serrated tussock	Tobacco weed
	Siam weed	Water hyacinth
	Thunbergia	Water lettuce
Water soldiers
Willow
Witch weeds

Page 130	Priorities in Progress 2004–05

Protected areas (ecosystem biodiversity)
Representation of ecosystem biodiversity within protected areas, Queensland 1975 to 2004
Source: Environmental Protection Agency
Marine parks
Marine parks, Queensland as at 30 June 2004
Source: Environmental Protection Agency

Marine park	Area (ha)
Cairns	697,366
Townsville/Whitsunday	637,371
Mackay/Capricorn	3,317,372
Woongarra	10,706
Hervey Bay	197,758
Moreton Bay	343,787
Trinity Inlet Marlin Coast	38,446
TOTAL	5,242,806
Registered Indigenous land use agreements
Number of registered Indigenous land use agreements by state, Australia, 1998 to 2004
Source: National Native Title Tribunal
Strategic governance
General Government operating surplus, forward estimates Queensland 2004–05 to 2007–08
Source: 2004–05 State Budget Paper No. 2
Credit rating, by state
Source: Queensland Treasury

	QLD	NSW	VIC	SA	WA	TAS
Moody’s Investor Service	Aaa	Aaa	Aaa	Aa1	Aaa	Aa1
Standard & Poor’s	AAA	AAA	AAA	AAA	AAA	AA

Notes:	Rating scale – best to worst:

Moody’s – Aaa, Aa1, Aa2, Aa3, A1, A2, A3, etc.

Standard & Poor’s – AAA, AA+, AA, AA-, A+, A, A-, BBB+, BBB, BBB-, etc.
Gender (FTEs) in the Queensland Public Service, June 2000 and June 2004
Source: MOHRI data, Department of Industrial Relations

Appendix	Page 131

Appendix
Employment status and gender (FTEs) in the Queensland Public Service, 2000 and 2004
Source: MOHRI data, Department of Industrial Relations
Breakdown of grievances by sex of complainant and respondent, type and resolution strategy, Queensland 2003–04
Source: Office of Public Service Merit and Equity

Complainants
Male	227
Female	314
Respondents
Male	258
Female	246
Total Number of Grievances Lodged Under
Directive	429
IR Determination	84
Admin Decision	203
Employee Conduct	134
Type of Grievance
Sexual Harassment	15
Workplace Harassment	182
Resolution Strategy
Mediation	128
CEO Determination	190
PSC Appeal	28
Other	167

Notes:	Some grievances have multiple complainants and/or respondents. Some grievances have been categorised as more than one type of grievance.

‘Other’ under ‘resolution strategy’ includes matters such as grievance not yet resolved, complainants resigned, grievance was withdrawn, etc.
Number of charges recommended as a result of misconduct investigations, Queensland 1998–99 to 2003–04
Source: Crime and Misconduct Commission

Notes:	Includes data from the (former) Queensland Crime Commission and the (former) Queensland Criminal Justice Commission.
Parliament’s business activity, Queensland 2001–02 to 2003–04
Source: Parliamentary Services

Activity	2001–02	2002–03	2003–04
Sitting days	49	56	40
Total duration of sitting days	519 hrs	659 hrs	440 hrs
	45 min	39 min	42 min
Average duration of sitting days	10 hrs	11 hrs	11 hrs
	36 min	47 min	1 min
Sittings after midnight	5	15	6
Government Bills introduced	86	102	60
Government Bills passed	80	93	70
Questions on Notice answered	1,299	2,148	1,509
Questions without Notice answered	807	973	684

Page 132	Priorities in Progress 2004–05

Index
Note: Appendix items, which will not appear in subsequent reports, are not included in this index.

10000 Steps, 75
13% Gas Scheme, 13, 94
2005–2007 Counter-Terrorism Strategy, 56
AAA credit rating, xiii, 11, 107, 109
Aboriginal and Torres Strait Islander Child Placement Principle, 52
Aboriginal and Torres Strait Islander persons, see Indigenous persons
Accelerated Apprenticeships, 34
access to government services, xii, 77, 78
Accessibility/Remoteness Index of Australia, ix
Access to Pathways, 29
accountability, 111
Action Plan: Building a Better Health Service for Queensland, 74
Active Alphabet, 75
ActiveAte program, 72
ageing
healthier ageing, 75
population, ix, xi
agriculture, xiii, 97, 101
air quality, xii, 87, 88
alcohol consumption, xii, 57, 70
ambulance response times, 50
anti-smoking legislation, xii, 57, 69
apprenticeships, 5, 14, 30, 36
Accelerated Apprenticeship, 34
Aquaculture Development Initiative, 20
arts and culture, xii, 77, 83
assault injuries, 47
attitudes to cultural and ethnic backgrounds, xii, 77
Audit Office, 111
Audit of Foster Carers Subject to Child Protection Notifications, 52
Australia TradeCoast, 21
baby boomers, ix
Back to Work: Parents and Carers programs, 5, 34
Benefit Sharing Agreements, 92
Bert Hinkler Hall of Aviation, 85
biodiversity, 104
Biodiscovery Act 2004, 92
biotechnology, 18
Biotechnology Commercialisation Pipeline, 20
Biotechnology Strategic Plan: 2005–2015, 18
Boggo Road Gaol site, 24
Breaking the Unemployment Cycle, 5, 19, 34
breast cancer, 65
Brisbane Housing Company, 81
Budget, 111, 117
Building and Construction Industry Training Fund, 5
burden of disease, 60
Burnett Water Infrastructure Project, 100, 105
Business and Skilled Migration Program, 20, 24
business investment, x, 1, 11
Cadetships, 34
Cairns Centre for Contemporary Arts, 85
cancer, xi–xii, 57, 64, 74
cancer survival, 65
Cape York Institute for Policy and Leadership, 117
Cape York Justice Study, 48
Cape York Strategic Leaders Program, 117
capital funding, 109
cardiac care, 74
Cardiac Catheter Laboratory, 74
Cardiac Services Plan, 74
carers, Back to Work: Parents and Carers programs, 5, 34
cervical cancer, 64, 65
Indigenous women, 65
Changes to Schools Reporting, 36
Charter of Social and Fiscal Responsibility, vii, 37
Child Death Case Review Committee, 53
Child Placement Principle, 52
Child Protection Act 1999, 52
children
arts and culture, xii, 77, 83
Audit of Foster Carers Subject to Child Protection Notifications, 52
child protection, 51–52
child protection cases, xi, 45, 51
child protection orders, 51
computer and internet usage, 33
education and skills, x, 23, 25–30
in care, 52
Queensland Review of Child Labour, 53
Safe and Healthy Schools, 72
School Transport Assistance Scheme, 81
chronic disease, 74
circulatory diseases, xi, 61–62
civil cases, 82
climate, viii, 93–94
Clinical Research Fellowships, 73
Coal Infrastructure Program of Actions, 20
Coastal Contingency Action Plan, 95
colorectal cancer, 64
Combined Emergency Services Academy, 50, 56
Commercial and Tourism Aviation Plan, 10
Commonwealth State Territory Disability Agreement, 79
community access for persons with a disability, 79
community attitudes, xii, 77, 78
Community Cabinet meetings, xiii, 107, 114
community engagement, 114–116
Community Engagement Improvement Strategy, 114
Community Forums, 114
Community Governance Improvement Strategy, 117
Community Jobs Plan – Employment Assistance Program, 5
Community Jobs Plan – Work Placement Program, 5
Community Renewal Program, 47
Community Safety Project, 47
community support for persons with a disability, 79
Community Training Partnerships, 5, 34
Complaints Management Project, 111
computer access and usage, 33
Consult Qld, 114
Cooperative Research Centres, 105
Corrective Services Act 2000, 56
cost of living, xi, 37, 41
Counter-Terrorism Strategy, 56

Index	Page 133

Index

court cases, xii, 77, 82
CPR for Life in Schools, 72
crime, xi, 45
Crime and Misconduct Act 2001, 112
Crime and Misconduct Commission, xiii, 107, 112
crimes against people, 54
crimes involving property, 54
criminal cases, 82
criminal justice system, 54–55, 82
cultural and ethnic backgrounds, attitudes towards, xii, 77, 78 cultural vibrancy, 83
Curriculum, Assessment and Reporting Framework, 36
deaths
cause of death, xi, 57
death rates, 60
electrical, xi, 45
fire, xi, 45, 46
Indigenous mortality, xi, 57
infant mortality, xi, 57
road, xi, 45, 46
transport, 46
deaths in custody, xi, 45, 55
diabetes, 63
Indigenous persons, 63
Diagnostic Net, 25
disability, xii, 77, 84
computer and internet usage by persons with a disability, 33 disability-adjusted life years, xi, 57, 60
Disability Sector Quality System, 84
disability services, 79
Disability Services Act 1992, 84
Disaster Management Alliance, 47
District Youth Achievement Plans, 29
Drive Tourism Program, 10
drought, 93
Drought Management Plans, 99
early phase of learning, 25–26
Eat Well, Be Active – Healthy Kids for Life, 75
economic growth, x, 1
economy, x, 1–21, 43
Ecosciences Precinct, 19
Ecotourism Plan 2003–08, 10
eDemocracy Policy Framework, 114
education, x, 23–36, 43
Education and Training Export Strategy, 15
Education and Training Reforms for the Future, 19, 28, 30, 43
Education (General Provisions) Act 1989, 26
electrical fatalities, xi, 45, 49
electricity, 13
Electricity Distribution and Service Delivery for the 21st Century, 13
Electricity Industry Code, 13
Emergency Service Units, 49, 50, 56
Emergency Strike Team, 50
employee injury and disease, x, 1, 7
employment, viii, x, xi, 1, 3–4, 5, 37, 42
by industry, 3
energy
Green Energy Purchase Program, 95
National Framework for Energy Efficiency, 95
Energy Policy: A Cleaner Energy Strategy, 93
energy production, xiii, 97, 102
Engaged Governance, 114
Engaging Queenslanders guides, 114
Engaging Queenslanders: Introduction to working with Aboriginal and Torres Strait Islander communities, 114, 115 enrolments, university, x, 23
environment, xii–xiii, 87–95
escapes and absconds, 55
Exercise Orchid Alert, 56
Experience Pays Strategy, 5
exports, x, 1, 8
Export Solutions Strategy, 20
fairness, xii, 77–85
family size, ix
financial risk, 109
fire deaths, xi, 45, 46
First Responder service, 49, 50
First Start Program, 5
First-Strike Oil Spill Response Plans, 95
fisheries, xiii, 97, 101
Food and Agribusiness Research and Development Strategy, 17
forests, xiii, 97
foster carers, 52
freedom of information legislation, xiii, 107, 112
fuel prices, xi, 37, 41
fuel subsidy, xi, 37, 41
Gallery of Modern Art, 84–85
General Government operating surplus, xiii, 107, 108
geography, viii
Get Active Queensland Children and Young People Strategy, 75
Get Active Queensland Schools Program, 75
Getting Active – The Lifestyle Choice, 75
Get Set for Work program, 30, 36
Gladstone, air quality, 88
Go for 2 and 5, 75
Good Decisions Training Program, 111–112
government, xiii, 107–118
asset purchases, xiii, 11
Government Champions, 48, 115
government expenditure, x, 1
Government Intellectual Property register, 20
Government’s outcomes, vii
Government’s priorities, vii
Great Artesian Basin Sustainability Initiative, xiii, 97, 98
Green Energy Purchase Program, 95
greenhouse gas emissions, xiii, 87, 94, 95
Greenhouse Strategy 2004, 94
gross state product, x, 1
Have Your Say: On Improving Disability Services in Queensland, 84
health, xi–xii, 57–75
Action Plan: Building a Better Health Service for Queensland, 74
Indigenous, xi, 57, 59
Queensland Health Systems Review, 74
Smart State: Health 2020 Directions Statement, 74
Health and Food Sciences Precinct, 19
Health Systems Review, 74
Healthy Food and Drink Supply Strategy for Queensland Schools, 72
Healthy Kids Queensland, 75

Page 134	Priorities in Progress report 2004–05

Healthy School Vans, 72
Healthy Weight in Children and Young People, 75
heart disease, 61
hepatitis A, 67
higher education, 32
homelessness, 84
home purchase affordability index, 80
Hope Vale Arts and Cultural Centre, 85
housing, xii, 77, 80–81, 84
accommodation support for persons with a disability, 79
affordable, 81
energy-efficient, 95
prices, xi, 37, 41
housing rents index, 80
human capital, 14
ICT Commercialisation Program, 20
Ideas Festival, 20
Images of Queensland: Multiculturalism in Focus Photographic Awards, 20
immunisation, 67
imprisonment, xi, 45, 55
Indigenous, xi, 45, 55
income, x–xi, 37, 40
Indigenous Australian Service Delivery Enhancement Package, 50
Indigenous Hepatitis A Immunisation Program, 67
Indigenous mortality, xi, 57
Indigenous persons
Aboriginal and Torres Strait Islander Child Placement Principle, 52
assault injuries, 47
Cape York Institute for Policy and Leadership, 117
Cape York Justice Study, 48
Cape York Strategic Leaders Program, 117
cervical cancer in Indigenous women, 65
community engagement, 114–115, 116
Community Governance Improvement Strategy, 117
computer and internet usage, 33
diabetes, 63
Engaging Queenslanders: Introduction to working with Aboriginal and Torres Strait Islander communities, 114, 115
Government Champions, 48, 115
health, xi, 57, 59
imprisonment rate, xi, 45, 55
Meeting Challenges, Making Choices, 48, 70, 84, 115, 118
mortality, xi, 57, 59
Negotiation Tables, 48, 115
numeracy, x, 23, 25, 27
Palm Island Partnerships, 115
Partners for Success, 28
Partnerships Queensland, 84, 115, 117–118
Partnerships Queensland: Future Directions for Aboriginal and Torres Strait Islander Policy in Queensland 2005–10, 117
Partnerships Queensland: The Way Forward for Aboriginal and Torres Strait Islander Queenslanders, 115
population, viii
reading, x, 23, 25, 27
school retention rates, x, 23, 28
stroke, 62
suicide, 66
writing, x, 23, 25, 27
Indigenous Training and Support program, 30
Industry Training Partnerships, 34
infant mortality, xi, 57, 58
infrastructure
Burnett Water Infrastructure Project, 100
infrastructure planning, 11–12, 39, 43
new dams, 105
South East Queensland Infrastructure Plan and Program, ix, 11, 21, 39, 43, 105
Infrastructure Protection and Resilience Framework, 56
Innovative Start Up Scheme, 24
Interface Zone Strategy, 47
Intergovernmental Agreement on Surface Transport Security, 56
International Collaborations Program, 20
International Conference on Engaging Communities 2005, 114, 116
International Water Centre, 20, 105
internet access and usage, 33
Interschool Team Sport initiative, 72
investment, 11
justice, xii, 77, 82
Kelvin Grove Urban Village, 81
labour costs, 6
labour force, 3–4
participation rate, 3
land quality, xii, 87, 89
land use, 101
Let’s Get Moving, 75
life expectancy, xi, 57, 58
literacy, x, 23, 25, 27
living standards, x, 37–44
lung cancer, 64, 68
marine parks, 104
Meeting Challenges, Making Choices, 48, 70, 84, 115, 118
melanoma, 65
mental health, 66, 74
middle phase of learning, 27
Middle Phase of Learning State School Action Plan, 27
mineral production, xiii, 97, 102
Mining Industries Skills Centre, 21
Ministerial Regional Community Forums, 114
mortality, xi, 57, 59
Mount Isa, air quality, 88
Mount Isa Mines Agreement Act 1985, 88
Move Baby Move, 75
Moving with Young Children, 75
Multicultural Employment Strategy, 5
Multicultural Festival, 20
National Action Plan for Salinity and Water Quality, 91
National Framework for Energy Efficiency, 95
native remnant vegetation, xiii, 97
Natural Heritage Trust Extension, 91
natural resources, xiii, 97–105
Negotiation Tables, 48, 115
Neighbourhood Watch communities, 47
net financial asset position, xiii, 107
net worth, xiii, 107, 109
non-Hodgkin’s lymphoma, 64
non-school qualifications, x, 23, 31
North Bank Strategic Plan, 84
numeracy, x, 23, 25, 27
nutrition, 71

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Index

obesity, xii, 57, 71, 75
Office of the Queensland Ombudsman, 111–112
Ombudsman, 111–112
Ombudsman Act 2001, 111
operating surplus, government, xiii, 107, 108
Operational Support Program (part of Smart State Health and Medical Research Fund), 73
Outcomes, vii
out-of-home care, 52
ovarian cancer, 64, 65
overseas-born persons, viii
overweight, xii, 57, 71, 75
Palm Island Partnerships, 115
paramedics
additional, 56
response times, 50
training, 50
parents, Back to Work: Parents and Carers programs, 5, 34
parliamentary system, viii
participation rate (labour force), 4
Partners for Success, 28
Partners in Quality – Resources and Guide, 84
Partnerships Queensland, 84, 115, 117–118
Partnerships Queensland: Future Directions for Aboriginal and Torres Strait Islander Policy in Queensland 2005–10, 117
Partnerships Queensland: The Way Forward for Aboriginal and Torres Strait Islander Queenslanders, 115
patents, 16
perceived state of health, xi, 57, 58
personal and public safety, 46–53
physical activity, xii, 57, 71
population
ageing, ix
decentralised, ix
family size, ix
growth, viii, ix
Indigenous, viii
overseas-born, viii
projections, ix
regional, ix, 1
size, viii, 1
South East Queensland, 38, 43
preparatory year, 26
Preparing for School trial, 26
prices
fuel, xi, 37
housing, xi, 37
primary industries, 95
Priorities, vii
Productive Diversity Strategy, 20
prostate cancer, 65
protected area estate, xiii, 97, 104
protected area system, 104
public safety, 46–53
public service staffing, xiii, 107, 110
qualifications, non-school, x, 23, 31
Queensland Aquaculture Development Initiative, 20
Queensland Audit Office, 111
Queensland Biotechnology Strategic Plan: 2005–2015, 18
Queensland Coastal Contingency Action Plan, 95
Queensland Combined Emergency Services Academy, 50, 56
Queensland Curriculum, Assessment and Reporting Framework, 36
Queensland Ecotourism Plan 2003–08, 10
Queensland Education and Training Export Strategy, 15
Queensland Energy Policy: A Cleaner Energy Strategy, 94
Queensland Gallery of Modern Art, 84–85
Queensland Government Suicide Prevention Strategy 2003–2008, 66
Queensland Greenhouse Gas Inventory, xiii, 87
Queensland Greenhouse Strategy 2004, 94
Queensland Health Systems Review, 74
Queensland Household Survey, xii, 77, 78, 83
Queensland Multicultural Festival, 20
Queensland Ombudsman, 111–112
Queensland Public Service, xiii, 107, 110
Queensland Research and Development Priorities, 20
Queensland Review of Child Labour, 53
Queensland Road Safety Action Plan 2006–2007, 56
Queensland’s Proposed Responses to the Challenges of Skills for Jobs and Growth (Green Paper), 19, 36, 43
Queensland Sustainable Natural Resource Development strategy, 20
Queensland Tourism Strategy, 21
Queensland Water Efficiency Taskforce, 99
Queensland Water Plan 2005–2010, 105
rainfall, 93
reading, x, 23
real earnings, 6
real income, x–xi, 37, 40
Recognition of Prior Learning, 34
Regional Community Forums, 114
Regional Drought Management Strategies, 99
regional ecosystems, xiii, 97, 104
Regional Managers’ Coordination Networks, 114
regional planning, 38–39
Regional Queensland Council, 114
regional water resource plans, 99
regions, most topics, programs, etc apply statewide and therefore regions are covered throughout the report air quality, 88
Bert Hinkler Hall of Aviation, 85
Burnett Water Infrastructure Project, 100
Cairns Centre for Contemporary Arts, 85
hepatitis A, 67
Hope Vale Arts and Cultural Centre, 85
land quality, 89
population, ix, 1
public service staffing, 110
river condition, 90
Ross River Dam upgrade, 100
tourism, 9, 10
Townsville Power Station and Gas Delivery Project, 13, 93
Water for Bundaberg, 100
remnant vegetation, xiii, 94, 97, 103
renal disease, 74
Report of the Strategic Review of the Queensland Audit Office, 111
Report on Government Services, 82
research and development expenditure, x, 1, 16, 17
Research and Development Priorities, 20
resources, xiii, 97–105
respite services, 79
responsive government, xiii, 107–118

Page 136	Priorities in Progress report 2004–05

retention rates, x, 23, 28
revenue, government, 108
Review of Child Labour, 53
river condition, xii–xiii, 87, 90
road deaths, xi, 45, 46
Road Safety Action Plan 2006–2007, 56
Road Safety Summit, 56
Roads Implementation Program, 12
Ross River Dam upgrade, 100
Rural Fire Services, 49
Safe and Healthy Schools, 72
safety, xi, 45–56
salinity-affected areas, xii, 87, 89
National Action Plan for Salinity and Water Quality, 91
School Based Policing Program, 72
school retention rates, x, 23
School Transport Assistance Scheme, 81
Senior Education and Training Plans, 29
senior phase of learning, 28–29
Senior Phase of Learning reforms, 29
Service Delivery and Performance Commission, 117
Skilling Solutions Queensland, 34
skills, x, 23–36
Smart Academies, 36
Smart and Healthy School Grants, 72
Smart Choices Healthy Food and Drink Supply Strategy for Queensland Schools, 72
Smart Classrooms, 19
Smart Energy initiative, 20
Smart Exploration Service, 20
Smart Queensland: Smart State Strategy 2005–2015, 17, 19, 24, 43
Smart State Alumni, 20
Smart State Council, 20
Smart State Health and Medical Research Fund, 24, 73
Smart State Research Facilities Fund, 24
Smart State Virtual Network, 20
SmartVET, 34
Smart Water initiative, 20
smoking, xii, 57, 64, 68–69
Solar Cities Trial, 95
Southbank Education and Training Precinct, 35
South East Queensland, 1, 12, 21, 38–39, 43, 105, 110
South East Queensland air quality index, 88
South East Queensland Infrastructure Plan and Program, ix, 11, 21, 39, 43, 105
South East Queensland Regional Plan 2005–2026, 38, 43, 44
Special Fiscal and Economic Statement, iii, 111, 117
Special Operations Centre, 50
standard of living, x–xi, 37–44
State Budget, 111, 117
State Development and Public Works Organisation Act 1971, 43
State Emergency Services, 49
State Library of Queensland redevelopment, 85
State/Local Government Protocol, 113
State of the Environment report, 87
State of the Region report, 44
stomach cancer, 64
Strategic Employment Development Program, 5
stroke, 61 –62
Indigenous persons, 62
services for stroke patients, 62
Strokesafe, 62
Student Health and Wellbeing Curriculum Framework, 72
student performance
year 2, x, 23
year 3, x, 23
year 5, x, 23
year 7, x, 23
suicide, 66
Suicide Prevention Strategy 2003–2008, 66
Sustainable Natural Resource Development Strategy, 20
System Leakage Management Plans, 99
taxation, xiii, 107, 108
temperatures, 93
terrorism, 56
timber, xiii, 97, 101
Tobacco and Other Smoking Products Act 1998, 69
tourism, x, 1, 9–10
Tourism Strategy, 21
Townsville Power Station and Gas Delivery Project, 13, 94
traineeships, 5, 14, 30
training, 15, 30–31, 34–35, 36
TransLink, 21, 94
TransLink Network Plan, 21
transport, 21
School Transport Assistance Scheme, 81
TravelSmart, 75, 94
unemployment, x, xi, 1, 4, 5, 37, 42
Breaking the Unemployment Cycle, 5, 19, 34
long-term, xi, 37, 42
unfunded superannuation, 109
universal preparatory year, 26
university enrolments, x, 23, 32
vaccination, xii, 57
vegetation management, 103
Vegetation Management Act 1999, xiii, 94, 97, 103
vocational education and training, 31, 34–35, 36
water, xiii, 97
Water Act 2000, 99
Water Efficiency Taskforce, 99
Water for Bundaberg, 100
Water Plan 2005–2010, 105
water quality, 90–91
National Action Plan for Salinity and Water Quality, 91
water reform, 99
Water Regulation 2000, 99
Water Resource Plans, 99
water use, 98
Work and Family Project — Pilot Program, 19
Workplace Health and Safety Act 1995, 53
working days lost
due to injury and disease, x, 1, 7
due to work stoppages, x, 1, 6
work stoppages, x, 1, 6
World Heritage areas, 97
writing, x, 23, 25, 27
year 2 Diagnostic Net, 25
year 3 reading, writing and numeracy, 25
year 5 reading, writing and numeracy, 27
year 7 reading, writing and numeracy, 27
Youth Participation in Education and Training Act 2003, 28, 29
Youth Reform Act 2003, 29
Youth Training Incentive, 30

Index	Page 137